                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1.  NATURE OF COMPANY'S BUSINESS AND SIGNIFICANT
    ACCOUNTING POLICIES


NATURE OF THE COMPANY'S BUSINESS


     As used herein, "Company" refers to Cornerstone Properties Limited Partnership, a Delaware limited partnership, individually or together with its subsidiaries. The Company is a subsidiary of Cornerstone Properties Inc. (the "Trust"), a self-administered equity real estate investment trust ("REIT"). The Company owns, through subsidiaries, interests in 83 Class A office buildings comprising approximately 17 million rentable square feet, a shopping center, a hotel and developable land (collectively, the "Properties," and each interest, a "Property"). The Properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. The Company's strategy is to own and develop Class A office properties in prime Central Business District locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. The Company also provides property management, leasing, development and tenant improvement services to third parties on a fee basis through WCP Services, Inc., a taxable corporate subsidiary in which the Company owns 95% of the equity, but only 1% of the voting common stock. Substantially all of the Trust's operations are conducted through the Company. The Trust is the managing general partner of the Company.

     On February 11, 2000, the Trust announced that it had entered into an agreement and plan of merger with Equity Office Properties Trust ("EOP") (the "EOP Merger"). The merger agreement provides for a merger of the Trust with and into EOP and a merger of the Company with and into EOP Operating Limited Partnership. In the mergers, holders of common stock of the Trust and holders of Units in the Company shall be entitled to elect to receive, for each share or unit, as the case may be, either 0.7009 of a share of beneficial interest of EOP (or, in the case of the Company Units, 0.7009 of a Class A Unit of EOP Operating Limited Partnership), or $18.00 per share (or per Unit, as the case may be) in cash, subject to pro ration as provided in the merger agreement. Each share of the Trust's 7% Cumulative Convertible Preferred Stock, liquidation preference $16.50 per share, shall be converted into the right to receive $18.00, plus accrued and unpaid dividends, in cash. For U.S. federal income tax purposes, the merger is expected to be tax-free to the Trust's stockholders who are U.S. persons and who receive EOP shares in the merger, except that any such stockholder who receives cash in addition to EOP shares generally will recognize gain (but not loss) in an amount equal to the amount of cash received in the merger, or, if less, the excess of the fair market value of the EOP shares and cash received in the merger over the stockholder's basis in the common stock exchanged in the merger. The merger is also expected in most cases to be tax-free to stockholders who are non-U.S. persons, although certain non-U.S. stockholders may be subject to U.S. tax under the provisions of the Foreign Investment in Real Property Tax Act. The mergers are subject to customary closing conditions, including the approval of the merger by the shareholders of EOP and the stockholders of the Trust and the approval of the partnership merger, to the extent necessary, by the partners of EOP Operating Limited Partnership and the Company.

PRINCIPLES OF CONSOLIDATION

     The Company has consolidated the following partnerships because it has a majority interest in the economic benefits and is or has the right to become the managing general partner at its sole discretion: NWC Limited Partnership ("NWC"); Third and University Limited Partnership ("Third Partnership"); Two Twenty Two Berkeley Venture ("222 Berkeley"); Five Hundred Boylston West Venture ("500

Boylston"); One Ninety One Peachtree Associates ("191 Peachtree"); 191 Finance Associates, L.P. ("191 Finance"); Avenue Associates Limited Partnership ("Market Square"); and 120 Montgomery Associates, LLC ("120 Montgomery"). The Company's investments in the One Post Property and WCP Services, Inc. are accounted for as equity investments (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT PROPERTY

     The costs of the buildings, garages, leasehold interests and improvements are being depreciated using the straight-line method over their estimated useful lives, ranging from 20 years for electrical and mechanical installations to 40 years for structural components. Tenant improvements are being amortized over the terms of the related leases.

     Investment properties are carried at cost less accumulated depreciation. Whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (such as a significant adverse action by a regulator, a significant physical change in the property or significant changes in market conditions), the Company's policy is to assess any impairment in value by making a comparison of the current and projected cash flows of each property over its remaining useful life (undiscounted and without interest charges) to the carrying amount of each property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect the impairment in value of the property. No significant adjustments have been made in the accompanying financial statements.

     Costs directly related to the acquisition and development of rental properties are capitalized. Capitalized development costs include interest, property taxes, insurance and other project costs incurred during the period of construction. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

ASSETS HELD FOR SALE

     Included in Assets Held for Sale at December 31, 1999 are four properties, which are expected to be sold by the Company within the next year. The Properties are valued at approximately $62.2 million, the lower of the carrying amount or the fair value less estimated costs to sell. For the year ended December 31, 1999, the fair value less estimated costs to sell exceeds the carrying amount for each of these properties and therefore, the Company has not recorded a write down on these assets. The Company discontinues the recognition of depreciation on the assets when the property is considered held for sale.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include investments with original maturities of three months or less from the date of purchase. At December 31, 1999 and 1998, the Company had on deposit with major financial institutions substantially all of its cash and cash equivalents which balances at times exceed federally insurable limits. The Company believes it mitigates its risk by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuer.

DEFERRED LEASE COSTS

     As an inducement to execute a lease, incentives are sometimes offered which may include cash and/or other allowances. These incentives and other lease costs, such as commissions, which are directly related to specific leases, are deferred and amortized over the terms of the related leases.

OTHER DEFERRED COSTS

     Costs incurred in the underwriting and issuance of long-term debt and revolving lines of credit are being amortized over the term of the debt. As part of the acquisition of the DIHC Portfolio (see Note 2), the Trust purchased several management contracts to which Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen ("PGGM") was a party, which were subsequently contributed to the Company. The price paid for these contracts is being amortized over four years. Included in Other Deferred Costs is the purchase price for the intangible management and development company assets that were acquired as part of the Wilson Acquisition which are being amortized over a term of ten years (see Note 2).

OTHER ASSETS

     The Company records costs incurred for potential investments as Other Assets. Upon consummation of an investment, the Company capitalizes all such costs as an adjustment to the purchase price and depreciates these costs over the useful life of the asset. All such costs are expensed at the time it is determined that a potential investment will not be consummated. In addition, the Company adopted EITF 97-11 and in accordance therewith, the Company expenses all internal acquisition costs.

     Included in Other Assets is the Company's $1.5 million equity investment in Allied Riser Communications Corp. ("ARC") and its $3.5 million equity investment in Cypress Communications, Inc. ("Cypress"). ARC and Cypress are providers of voice, video and data telecommunications services. As part of the terms of the agreements with both ARC and Cypress, the Company received warrants for shares of common stock by providing ARC and Cypress access to certain of the Company's buildings. As such, the value of the warrants received from ARC and Cypress of $5.1 million and $2.1 million, respectively, is included in Other Assets. Per the applicable requirements of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), the Company recorded an unrealized gain on its total investment in ARC as of December 31, 1999 of $3.9 million. A corresponding adjustment was posted to a separate component of partner's capital through Other Comprehensive Income. As of December 31, 1999, Cypress was not publicly traded and did not fall within the scope of SFAS 115.

MINORITY INTEREST

     Minority interest in joint ventures represents the minority partner's or venture's capital account balances in NWC, Third Partnership, 222 Berkeley, 500 Boylston, 191 Peachtree, 191 Finance, Market Square and 120 Montgomery. Debit balances in certain of these capital accounts originated through special cash distributions in excess of the partner's share of income in accordance with certain provisions of the respective partnership and joint venture agreements. Reliability of the debit balances is continually monitored by calculating pro forma sales proceeds under the respective agreements.

REVENUE RECOGNITION


     Rental revenue is recognized ratably as earned over the terms of the leases. Deferred tenant receivables result from rental revenues, which have been earned but will be received in future periods as a result of rent concessions provided to tenants and scheduled future rent increases. Deferred tenant receivables were approximately $77,243,000 and $53,489,000 at December 31, 1999 and 1998, respectively. Expense reimbursement and escalation income for the years ended December 31, 1999 and 1998 was approximately $101,595,000 and $74,590,000, respectively.


     An allowance for doubtful accounts of approximately $3,803,000 and $253,000 has been recorded at December 31, 1999 and 1998, respectively, relating to tenant and other receivables. Bad debt expense totaled approximately $3,694,000 and $232,000 during 1999 and 1998 respectively. The Company's policy is to reserve against all trade receivables greater than 90 days past due.

INTEREST RATE SWAP AGREEMENTS

     The Company uses interest rate swaps to effectively fix the interest rates on certain floating-rate debt. Specific types of loans and amounts that are hedged are determined based on prevailing market conditions and the current shape of the yield curve. The specific terms and notional amount of the swaps are determined based on management's assessment of future interest rates, as well as short-term strategic initiatives.

     During 1999, the Company entered into and subsequently amended swap agreements that effectively fixed the rate on $250.0 million of the amount outstanding on the Company's Revolving Credit Facility at 6.47% for 1999 and 5.41% through the maturity of the swaps in December 2000. The swaps have been designated as "cash flow hedges" within the meaning defined in SFAS 133 (as defined hereinafter). At December 31, 1999, the Company recorded an unrealized gain of $5,513,000 in Other Assets with a corresponding adjustment posted to a separate component of partners' capital through Other Comprehensive Income as defined in Statement of Financial Accounting Standards No. 130. Based on the expiration of these instruments, the unrealized gain is expected to be reclassified to earnings during the next twelve months. These swaps are considered hedges for federal income tax purposes.

FEDERAL INCOME TAXES

     The Company is not liable for federal taxes as the partners recognize their proportionate share of the Company's income or loss in their tax returns. The Trust has elected to be taxed as a REIT under Sections 856-859 of the United States Internal Revenue Code (the "Code"). Under these sections of the Code, the Trust is permitted to deduct dividends paid to stockholders in computing its taxable income. All taxable earnings and profits of the Trust since inception have been distributed to the stockholders.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During the first quarter of 1999, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

     During the first quarter of 1999, the Company also adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that certain costs incurred in conjunction with start-up and organizational activities be expensed. Pursuant to the requirements of SOP 98-5, the Company has written off all unamortized organizational costs and has recorded a cumulative effect of a change in accounting principle of $630,044.

     In addition, during the first quarter of 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on whether the costs of computer software developed or obtained for internal use should be capitalized or expensed. The adoption of SOP 98-1 did not have a significant effect on the Company's financial statements.

ESTIMATES AND RISKS

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant risks, estimates and assumptions are related to the recoverability and depreciable lives of investment property, and the recoverability of deferred tenant receivables and the qualification of the Trust as a REIT. Actual results could differ from those estimates.

2.  PROPERTIES

     The following table summarizes the Company's interest in real estate investments at December 31, 1999:

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
BOSTON, MASSACHUSETTS
  Sixty State Street........................       823,014        100.0%        1979        100%       B
  500 Boylston Street.......................       714,513         91.5%        1988        100%       C
  222 Berkeley Street.......................       530,844         91.5%        1991        100%       C
  125 Summer Street.........................       463,691        100.0%        1989         74%
  One Memorial Drive........................       352,764        100.0%        1985        100%       D
                                                ----------                                  ---
  MARKET TOTAL..............................     2,884,826                                   96%
SAN MATEO COUNTY, CALIFORNIA
  Bayhill (4 buildings).....................       514,255        100.0%     1982-1987       96%       E
  Peninsula Office Park (7 buildings).......       492,044        100.0%     1971-1998      100%       E
  Seaport Centre............................       463,418        100.0%        1988        100%       E
  Bay Park Plaza (2 buildings)..............       257,058        100.0%     1985-1998      100%       E
  One Bay Plaza.............................       176,533        100.0%        1979         99%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,903,308                                   99%
ATLANTA, GEORGIA
  191 Peachtree Street......................     1,215,288         80.0%        1991         98%     C,F
  200 Galleria..............................       432,698        100.0%        1985         98%       C
                                                ----------                                  ---
  MARKET TOTAL..............................     1,647,986                                   98%
EAST BAY, CALIFORNIA
  Corporate Centre (2 buildings)............       329,348        100.0%     1985-1987       96%       E
  ADP Plaza (2 buildings)...................       300,308        100.0%     1987-1989       95%       E
  PeopleSoft Plaza..........................       277,562        100.0%        1984        100%       E
  Norris Tech Center (3 buildings)..........       260,513        100.0%     1984-1990      100%       E
  Golden Bear Center........................       160,587        100.0%        1986         99%       E
  2700 Ygnacio Valley Road..................       103,214        100.0%        1984         99%       E
  Park Plaza................................        87,040        100.0%        1986        100%       E
  1600 South Main...........................        83,277        100.0%        1983         98%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,601,849                                   98%
SEATTLE, WASHINGTON
  Washington Mutual Tower (3 buildings).....     1,154,560         50.0%        1988         98%       G
  110 Atrium Place..........................       215,172        100.0%        1981        100%       E
  Island Corporate Center...................       100,009        100.0%        1987         97%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,469,741                                   98%
SANTA CLARA COUNTY, CALIFORNIA
  Pruneyard Office (3 buildings)............       354,629        100.0%     1971-1999       99%     E,H
  10 Almaden................................       294,809        100.0%        1989        100%       E
  Pruneyard Shopping Center.................       252,210        100.0%       1970s         90%       E
  Embarcadero Place (4 buildings)...........       192,081        100.0%        1984        100%       E
  Pruneyard Inn.............................        94,500        100.0%        1989        N/A      E,I
                                                ----------                                  ---
  MARKET TOTAL..............................     1,188,229                                   98%

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
SAN FRANCISCO, CALIFORNIA
  120 Montgomery Street.....................       420,310         66.7%        1955         95%       E
  One Post..................................       391,450         50.0%        1969         99%       E
  201 California Street.....................       240,230        100.0%        1980         96%       J
  188 Embarcadero...........................        85,183        100.0%        1985         99%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,137,173                                   97%
MINNEAPOLIS, MINNESOTA
  Norwest Center............................     1,117,439         50.0%        1988        100%       K
                                                ----------                                  ---
  MARKET TOTAL..............................     1,117,439                                  100%
WASHINGTON, D.C./ALEXANDRIA, VIRGINIA
  Market Square (2 buildings)...............       688,709         70.0%        1990         99%     C,L
  99 Canal Center...........................       137,945        100.0%        1986        100%       C
  TransPotomac Plaza 5......................        96,392        100.0%        1983        100%       C
  11 Canal Center...........................        70,365        100.0%        1986         98%       C
                                                ----------                                  ---
  MARKET TOTAL..............................       993,411                                   99%
SUBURBAN CHICAGO, ILLINOIS
  Corporate 500 Centre (4 buildings)........       679,039        100.0%     1986/1990       99%       M
  One Lincoln Centre........................       297,040        100.0%        1986         89%
                                                ----------                                  ---
  MARKET TOTAL..............................       976,079                                   96%
SANTA MONICA/WEST LOS ANGELES, CALIFORNIA
  West Wilshire (2 buildings)...............       235,787        100.0%     1960-1976       94%       E
  Wilshire Palisades........................       186,714        100.0%        1981        100%       J
  Janss Court...............................       125,709        100.0%        1989        100%     E,N
  Searise Office Tower......................       122,292        100.0%        1975        100%       E
  Commerce Park.............................        94,367        100.0%        1977         79%     E,O
  429 Santa Monica..........................        83,243        100.0%        1982         88%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       848,112                                   95%
ORANGE COUNTY, CALIFORNIA
  Bixby Ranch...............................       277,289        100.0%        1987         98%       E
  18301 Von Karman..........................       219,508        100.0%        1991         88%       E
  2677 North Main...........................       213,318        100.0%        1987         94%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       710,115                                   94%
SAN DIEGO, CALIFORNIA
  Centerside II.............................       286,949        100.0%        1987         93%       E
  Crossroads................................       133,553        100.0%        1983        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       420,502                                   95%
NEW YORK CITY, NEW YORK
  527 Madison Avenue........................       215,332        100.0%        1986        100%
  Tower 56..................................       163,633        100.0%        1983         99%       P
                                                ----------                                  ---
  MARKET TOTAL..............................       378,965                                   99%
LOS ANGELES, CALIFORNIA
  700 North Brand...........................       202,531        100.0%        1981         94%       E
  Warner Park Center........................        57,366        100.0%        1986        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       259,897                                   95%

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
CONEJO VALLEY (VENTURA), CALIFORNIA
  Westlake Spectrum (2 buildings)...........       118,990        100.0%        1990         97%       E
  Agoura Hills..............................       115,208        100.0%        1987        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       234,198                                   99%
OTHER REGIONS
  U.S. West (Murray, Utah)..................       136,608        100.0%        1985         76%       E
  Exposition Centre (Sacramento,
     California)............................        72,971        100.0%        1984         70%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       209,579                                   74%
  TOTAL PORTFOLIO...........................    17,981,409                                   97%
  Minority Interest Adjustment(Q)...........      (728,307)
                                                ----------
  CORNERSTONE PORTFOLIO.....................    17,253,102                                   96%
                                                                                            ===
  Adjustment For Pruneyard Inn..............       (94,500)
                                                ----------
  CORNERSTONE OFFICE PORTFOLIO..............    17,158,602
                                                ==========

---------------
 (A) Unless noted below, cash flow and residual proceeds will be distributed to the Company according to its percentage interest.

 (B) On December 31, 1997, the Trust purchased the second mortgage on Sixty State Street. The mortgage is a cash flow mortgage through which all the economic benefits/risks (subject to the first mortgage) inure to the Company. The Company controls all major decisions regarding management and leasing. The total purchase price for the second mortgage was $131.5 million and is consolidated in buildings due to the above factors. The $78.4 million first mortgage on the Property was originally recorded by the Trust as an $89.6 million liability due to its above-market interest rate. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units.

     The second mortgage, which the Company holds, is collateralized only by the improvements on Sixty State Street. Title to the improvements is owned by Sixty State Street Trust, the ground lessee under a ground lease that expires on December 28, 2067. The lease payments on the ground lease are $398,896 per annum throughout the term.

 (C) On October 27, 1997, the Trust acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 properties), Atlanta (2 properties), Boston (2 properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago (collectively, "the DIHC Portfolio"). The Trust acquired the DIHC Portfolio for a purchase price of approximately $1.06 billion, consisting of approximately 34.2 million shares of Common Stock valued and recorded at $16.00 per share, approximately $260.0 million in cash and $250.0 million in promissory notes. The cash portion of the acquisition was financed with proceeds from the Trust's initial public offering in April 1997 and $54.0 million from its Revolving Credit Facility. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units. The Company has since sold the asset in Charlotte as well as the undeveloped parcel of land in Chicago.

 (D) On April 28, 1998, the Company purchased One Memorial Drive in Cambridge, Massachusetts. The total purchase price for the Property was approximately $112.5 million, approximately $23.5 million of which was paid in cash, approximately $29.0 million of which was paid in Units valued at $17.50 per unit and approximately $60.0 million of which was paid in the Trust's Common Stock valued at $17.50 per share.

 (E) Property was acquired as a result of the Wilson Acquisition in December 1998. After receiving stockholder approval on December 14, 1998, the Company acquired substantially all of the properties and real estate operations of William Wilson & Associates and related entities ("WW&A") (the "Wilson Acquisition"). As part of the Wilson Acquisition, the Company acquired interests in 69

     Class A office Properties, comprising approximately 9.2 million rentable square feet primarily in the San Francisco Bay Area and in Southern California, a shopping center consisting of approximately 252,000 rentable square feet in Santa Clara, California, a hotel consisting of 94,500 square feet in Santa Clara, California and 12.8 acres of developable land in the San Francisco Bay Area. The Company has since sold eleven assets comprising approximately 1.2 million square feet.

      The Company acquired WW&A for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of the Trust's Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million Units valued at $17.25 per unit (recorded at $16.25 per unit for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The cash portion of the transaction was financed primarily from the Company's Revolving Credit Facility and the sale of $200.0 million of Common Stock to PGGM, an approximate 33.6% stockholder prior to the Wilson Acquisition, priced at $17.25 per share.

 (F) While the Company's stated interest in the partnership that owns 191 Peachtree Street is 80.0%, its economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $145.0 million, which earns interest at 9.375% and will receive a priority distribution on its acquired capital base. In 1999, the partner in the transaction, CH Associates, Ltd., received an annual Incentive Distribution (as defined) of $250,000, with the Company receiving the remainder of the cash flow of the Property.

     The partnership that owns 191 Peachtree Street leases a portion of the land upon which the project is located pursuant to a ground lease agreement. The agreement requires annual payments of $45,000 through January 31, 2002 and $75,000 through January 31, 2008. Thereafter, the annual rent increases $2,500 per year until the expiration date of January 31, 2087. The partnership records ground rental expense relating to this agreement on a straight-line basis. The ground lease is renewable for an additional 99 years.

(G) While the Company's stated interest in the partnership that owns Washington Mutual Tower is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company received 100% of the cash distributions from the partnership that owns Washington Mutual Tower.

(H) Pruneyard Place construction was completed and occupied on April 1, 1999. The building was entirely pre-leased.

 (I) The Pruneyard Inn is a three-story hotel. An expansion was completed in May 1999, increasing the number of rooms from 118 to 172.

 (J) On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. The total purchase price for the Properties was approximately $121.5 million, approximately $29.5 million of which was paid in cash, approximately $29.1 million of which was paid in Units valued at $17.50 per unit and approximately $62.9 million of assumed debt (recorded at $64.6 million for GAAP purposes).

 (K) While the Company's stated interest in the partnership that owns Norwest Center is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company's share of earnings and cash distributions from the partnership that owns Norwest Center was 74.4%.

 (L) During 1998, through a series of transactions, the Company acquired partnership interests with a stated interest of approximately 70.0% in the partnerships that own Market Square. The Company's economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $181.0 million which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. In addition, the Company acquired a "buffer loan", with accrued principal and interest of $49.0 million at purchase, which accrues interest at a rate of Prime plus 1.25% and is payable from cash flow, refinancing or sales proceeds in excess of the first mortgage.

     During the year ended December 31, 1999, the Company received 100% of the cash flow from the Property. On November 14, 1998, the Company purchased an additional interest in the partnerships that own Market Square which enabled it to gain sufficient control in order to consolidate the investment.

(M) On January 28, 1998, the Company purchased Corporate 500 Centre in Deerfield, Illinois. This Property consists of four Class A office buildings with approximately 679,000 rentable square feet. The consideration paid for this Property was approximately $135.0 million in cash and approximately $15.0 million in Units valued at $18.50 per unit, for a total purchase price of approximately $150.0 million. The Company financed a portion of the purchase price with an $80.0 million mortgage loan from Bankers Trust Company; this mortgage was subsequently refinanced in October 1998.

(N) Janss Court is a seven-story, 126,000-square foot Class A mixed-use building. In addition to 93,000 square feet of retail and office space, Janss Court offers 32 apartments for a total of 33,000 rentable square feet of residential space.

 (O) The Property is subject to a ground lease agreement. The agreement requires annual payments of $115,000 through March 31, 2002 and $121,000 from April 1, 2002 through March 31, 2007. The lease payment increases every ten years thereafter according to a formula based on the Consumer Price Index. The ground lease expires on March 31, 2041.

 (P) On January 5, 1998, the Trust purchased for approximately $5.5 million, the remaining participation rights in the cash flow and residual value of Tower 56 from the former participants for 307,692 shares of Common Stock. As a result, all of the cash flow and the residual value of Tower 56 inured to the Trust. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units.

(Q) Rentable square feet includes an adjustment for the interest of a joint venture or minority partner. Calculations are based on the partners' percentage interest in the cash flows of the Property.


     On March 31, 1998, the Company sold the Dearborn Land (an undeveloped parcel of land in Chicago that was acquired as part of the acquisition of the DIHC Portfolio in October 1997) for gross proceeds of approximately $19,000,000, resulting in a loss of approximately $0.3 million.


     On April 29, 1998, the Trust sold the Frick Building, located in Pittsburgh, Pennsylvania, for net proceeds of approximately $26,748. The net proceeds were contributed to the Company.


     On December 29, 1998, Avenue Associates Limited Partnership sold a condominium unit in Market Square, located in Washington D.C., for gross proceeds of $326,154, resulting in a gain of approximately $0.1 million.


     During 1999, the Company sold thirteen properties for gross proceeds of $496,530,000 resulting in a net gain of $131,033,847.

     The future minimum lease payments to be received by the Company under noncancellable operating leases as of December 31, 1999 are as follows (Dollar amounts in thousands):

2000........................................................  $  396,159
2001........................................................     373,079
2002........................................................     327,096
2003........................................................     269,223
2004........................................................     211,497
Thereafter..................................................     737,345
                                                              ----------
Total.......................................................  $2,314,399
                                                              ==========

3.  RESTRICTED CASH

     Restricted cash includes security deposits for some of the Company's office properties and escrow and reserve funds for real estate taxes, property insurance, capital improvements, tenant improvements and leasing costs. These funds were established pursuant to certain mortgage and construction financing arrangements.

     The proceeds from the sales of certain properties during 1999 totaling approximately $211.5 million, are included in restricted cash pursuant to the terms of Section 1031 of the Internal Revenue Code of 1986, as amended, "Exchange of property held for productive use or investment."

4.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

     Investment in unconsolidated joint ventures represents the Company's two investments that are accounted for using the equity method of accounting. The first investment is the Company's 50.0% interest in a co-tenancy with Crocker Plaza Company for One Post, a 38-story, Class A office tower in San Francisco, California. The Company and Crocker co-manage and lease the Property. The second equity investment is the Company's interest in WCP Services, Inc. The Company owns 1% of the voting common stock and 100% of the non-voting common stock of WCP Services, Inc. The remaining shares of voting common stock of WCP Services, Inc. are owned by certain executive officers of the Company. The Company's ownership of voting and nonvoting common stock together represents a 95% economic interest in the earnings of WCP Services, Inc. WCP Services, Inc. provides property management, development and tenant construction supervision services to third parties. WCP Services, Inc. also provides tenant construction supervision services to tenants in Properties owned by the Company.

5.  LONG-TERM DEBT

     The following table sets forth certain information regarding the consolidated debt obligations of the Company as of December 31, 1999 and 1998, including mortgage obligations relating to the Properties. All of this debt, is nonrecourse to the Company. However, notwithstanding the nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misappropriation of funds and environmental liabilities (Dollar amounts in thousands).

                                                      INTEREST         MATURITY
            PROPERTY              AMORTIZATION        RATE(A)            DATE         12/31/99    12/31/98
            --------              -------------   ----------------   -------------   ----------  ----------
FIXED RATE
--------------------------------
TransPotomac Plaza(B)...........  Interest Only        7.28%          Oct-2000       $   65,000  $   65,000
West Wilshire Office and          25 year
  Medical.......................                       6.90%          Jan-2002           16,926      17,301
Searise Office Tower............  25 year              6.90%          Jan-2002           11,607      11,864
Exposition Centre...............  25 year              6.90%          May-2002            5,081       5,200
Wilshire Palisades..............  22 year              6.70%          Jul-2002           29,047      29,902
110 Atrium Place................  30 year              6.90%          Mar-2004           21,517      21,838
527 Madison Avenue and
  One Lincoln Centre(B).........  Interest only        7.47%          Oct-2004           65,000      65,000
Sixty State Street..............  30 year              6.84%          Jan-2005           85,420      87,627
Island Corporate Center.........  30 year              6.90%          Apr-2005           13,170      13,294
Washington Mutual Tower.........  Interest only        7.53%          Nov-2005           79,100      79,100
Norwest Center..................  Interest only        8.74%          Dec-2005          110,000     110,000
Agoura Hills....................  25 year              6.90%          Dec-2005           12,003      12,328
Janss Court.....................  30 year              6.90%          Dec-2005           18,357      18,723
Bayhill 4, 5, 6 & 7.............  25 year              6.90%          Dec-2006           57,764      59,071
Market Square(C) and 200
  Galleria(B)...................  Interest only        7.54%          Oct-2007          120,000     120,000
Corporate 500 Centre............  25 year              6.66%          Nov-2008           88,424      89,765
188 Embarcadero(D)..............  25 year              7.26%          Aug-2009           15,606       9,135
Centerside II(D)................  25 year              7.26%          Aug-2009           24,254      13,818

                                                      INTEREST         MATURITY
            PROPERTY              AMORTIZATION        RATE(A)            DATE         12/31/99    12/31/98
            --------              -------------   ----------------   -------------   ----------  ----------
FIXED RATE
--------------------------------
700 North Brand(D)..............  25 year              7.26%          Aug-2009       $   26,938  $   18,108
Golden Bear Center(D)...........  25 year              7.26%          Aug-2009           20,477      15,753
Bixby Ranch(D)..................  25 year              7.26%          Aug-2009           28,528      20,243
One Memorial Drive(D)...........  25 year              7.26%          Aug-2009           63,119          --
125 Summer Street(E)............  25 year              7.23%          Nov-2009           78,844      50,000
Tower 56(E).....................  25 year              7.23%          Nov-2009           25,024      17,548
Peninsula Office Park 1, 3, 4,
  5, 6, 8
  & 9(E)........................  25 year              7.23%          Nov-2009           88,128      60,242
Embarcadero Place(E)............  25 year              7.23%          Nov-2009           38,149      26,061
201 California Street (E).......  25 year              7.23%          Nov-2009           44,504      33,071
                                                                                     ----------  ----------
Total Fixed Rate Debt...........                      7.31%(F)       7.1 yrs(F)      $1,251,987  $1,069,992
                                                                                     ----------  ----------
VARIABLE RATE
--------------------------------
Seaport Centre(G)...............  Interest only   LIBOR plus 1.50%    Dec-2000           58,000      58,000
The Pruneyard...................  24 year         LIBOR plus 1.50%    Jul-2000           60,947      49,384
120 Montgomery Street...........  24 year         LIBOR plus 1.40%    Nov-2002           48,160      46,930
Norris Tech Center..............  25 year         LIBOR plus 1.65%    Dec-2003           16,066      16,392
Other loans.....................  Various             Various         Various               245         597
                                                                                     ----------  ----------
Total Variable Rate Debt........                      7.48%(F)       1.5 yrs(F)      $  183,418  $  171,303
                                                                                     ----------  ----------
REPAID DEBT
--------------------------------
18301 Von Karman(H).............  --                     --              --                  --      10,647
1600 South Main(H)..............  --                     --              --                  --       5,038
Biltmore Lakes(H)...............  --                     --              --                  --      11,468
Belmont Shores(H)...............  --                     --              --                  --       9,839
2677 North Main(H)..............  --                     --              --                  --      10,774
2700 Ygnacio Valley Road(H).....  --                     --              --                  --       5,035
Westlake Spectrum(H)............  --                     --              --                  --       3,993
Park Plaza(H)...................  --                     --              --                  --       4,940
Warner Park Center(H)...........  --                     --              --                  --       5,213
429 Santa Monica(H).............  --                     --              --                  --      10,176
Crossroads(H)...................  --                     --              --                  --       7,339
Westlake Spectrum II(H).........  --                     --              --                  --       5,284
Two ADP Plaza(I)................  --                     --              --                  --      13,400
Two Corporate Centre(I).........  --                     --              --                  --      18,600
One & Two Gateway(J)............  --                     --              --                  --       8,679
Scottsdale Centre(J)............  --                     --              --                  --       7,745
66 Bovet(J).....................  --                     --              --                  --       3,939
One Norwest Center(K)...........  --                     --              --                  --      98,252
1300 South El Camino(J).........  --                     --              --                  --       4,007
10 Almaden(L)...................  --                     --              --                  --      33,885
                                  -------------   ----------------     --------      ----------  ----------
Total Repaid Debt...............                                                     $       --  $  278,253
                                                                                     ----------  ----------
Total Debt......................                      7.33%(F)       6.4yrs(F)       $1,435,405  $1,519,548
                                                                                     ==========  ==========


---------------
(A) The interest rate is the stated interest rate (for Company originated debt) or the mark to market rate at the time of acquisition (for debt assumed as part of an acquisition).

 (B) The three notes arising from the acquisition of several properties in the DIHC Portfolio are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(C) The collateral for this loan is a pledge of the $181.0 million first mortgage loan on Market Square that the Company purchased from PGGM.

(D) The six notes arising from the restructuring of certain debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(E) During October 1999 the Company restructured approximately $219.9 million of individual property related debt with Northwestern Mutual Life Insurance Company. The restructuring involved retiring the individual property related debt and creating a single $275.0 million loan which is cross-collateralized by six of the original seven properties. The loan has a ten year term and bears interest at 7.23%. Upon closing the loan, the lien on 10 Almaden was released and the property was added to Cornerstone's unencumbered pool.

 (F) Weighted-average interest rate and maturity of the Company's long-term debt.

(G) On December 15, 1999, through an extension and modification agreement, the maturity date of the $58.0 million variable rate debt held on Seaport Centre was extended from December 31, 1999 to December 31, 2000. All other terms of the note remain unchanged.

(H) These 12 notes were prepaid as part of the Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company restructuring, see note (D) above. All the notes had a mark to market interest rate of 6.9% and maturity dates ranging from April 2000 to March 2003.

 (I) On January 4, 1999, in connection with the Wilson Acquisition, the Company prepaid the notes on Two ADP Plaza and Two Corporate Centre.

 (J) These notes were prepaid in conjunction with the sale of these properties.

(K) The note was assumed by the purchaser as of the date of closing, in conjunction with the sale of this property during the fourth quarter.

(L) This note was prepaid as part of the Northwestern Mutual Life Insurance Company restructuring, see note (E) above. This note had a mark to market interest rate of 6.9% and a maturity of April 2004.

     The combined aggregate amount of maturities for all long-term borrowings for 2000 through 2004 are $183,947,000, $0, $110,821,000, $16,066,000 and
$86,517,000, respectively.

     Since most of the long-term debt is property related, there are restrictive covenants that limit the total amount of indebtedness that can be placed on individual properties.

6.  CREDIT FACILITY

     The Company has a $550.0 million Revolving Credit Facility with a syndicate of 17 banks led by DB Alex Brown, The Chase Manhattan Bank and Bank of America for acquisitions and general working capital purposes as well as the issuance of letters of credit (the "Revolving Credit Facility"). The interest rate on the facility depends on the Company's ratio of total debt to asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or the Prime Rate at the borrower's option. The letters of credit will be priced at the applicable Eurodollar credit spread. The Revolving Credit Facility expires on November 3, 2001. As of December 31, 1999, $329.0 million of the facility was outstanding at a rate of approximately 8.0%. Of this amount, approximately $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41 through the expiration of the swaps in December 2000. The Revolving Credit Facility contains certain restrictive covenants including: (i) a limitation on the Company's dividend to 90.0% of funds from operations and 110.0% of funds available for distribution, both as defined in the agreement;
(ii) the percentage of total liabilities to total property asset value (as defined) cannot exceed 55.0%; (iii) the ratio of adjusted EBITDA to interest expense may not be less than 2.00 to 1.00 through July 1, 1999 and 2.25 to 1.00 thereafter; (iv) the fixed charge coverage ratio may not be less than 1.75 to 1.00; and (v) the ratio of total property asset value (as defined) to secured indebtedness may not be less than 2.22 to 1.00. The above terms reflect an amendment to the Revolving Credit Facility that occurred during 1999. The amendment allowed the Company to increase its leverage from 55.0% to 60.0% in
(ii) above for a short period, which has since expired. The Company also increased its ability to enter into mortgage debt under (v) above by decreasing the ratio from 2.5 to 1.00 to 2.22 to 1.00.

7.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company is subject to tenant and property related claims and other litigation. It is the opinion of management, after consultation with outside counsel, that the resolution of these claims will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     In April 1998, the Company entered into a contract to acquire from the developer the 928,857 square-foot Piper Jaffray building under construction in Minneapolis. In November 1999, this contract was amended in connection with a 350,000 square-foot expansion lease with a major tenant of the building. The contract was amended to provide for a purchase price equal to the costs incurred in construction and development plus a fixed amount to the developer plus an additional amount based on the leasing of the building. In addition, at the Company's election, the closing of the acquisition may occur prior to the completion of the building, but the developer will remain obligated to complete the project. Through December 31, 1999, approximately $109.4 million has been spent on the construction. The project is scheduled to be completed in the year 2000 and is approximately 75.0% pre-leased.

8.  PARTNERS' CAPITAL

     As of December 31, 1999, the Trust and its subsidiaries had a 1% general partnership interest and an approximate 86.1% limited partnership interest in the Company. The remaining limited partners had an approximate 12.9% interest in the Company and consist of various individuals and entities that contributed their properties to the Company in exchange for partnership interest and are represented by 19,131,785 Units which are exchangeable on a one-for-one basis into the Trust's Common Shares.

     The 7% Cumulative Convertible Preferred Units are convertible into Common Stock at $16.50 per share at any time after August 4, 2000.

     On February 6, 1998, the Trust completed a secondary public offering of 14,375,000 shares of Common Stock at a price of $18.25 per share. The shares were placed in the U.S. through a syndicate of seven investment banks led by Merrill Lynch & Co. Net proceeds to the Company were approximately $247.9 million (approximately $262.3 million gross proceeds less an underwriting discount of approximately $13.7 million and expenses of approximately $0.7 million), which were contributed to the Company in exchange for a corresponding number of Units. The net proceeds were used to repay outstanding borrowings under the Revolving Credit Facility and for working capital purposes.

9.  UNITHOLDERS' DISTRIBUTIONS

     On December 7, 1998, in connection with the Wilson Acquisition, the Company declared a distribution of $0.15 per unit to Unitholders of record as of December 15, 1998 and a distribution of $0.15 per unit to Unitholders of record as of January 29, 1999. Both distributions were paid on February 26, 1999. A distribution of $0.30 per unit was declared for the second quarter of 1999 and paid on May 28, 1999, to Unitholders of record as of April 30, 1999. A distribution of $0.30 per unit was declared for the third quarter of 1999 and paid on August 31, 1999, to Unitholders of record as of July 30, 1999. A distribution of $0.30 per unit was declared on September 28, 1999 for the fourth quarter of 1999 and paid on November 30, 1999, to Unitholders of record as of October 29, 1999.

     On August 4, 1999, the Company paid a dividend of $1.155 per share to all preferred unitholders of record as of July 30, 1999.

10.  EXTRAORDINARY LOSS

     For the year ended December 31, 1999, the Company recorded extraordinary loss of approximately $10.8 million. This amount represents the prepayment fees paid in connection with the property debt restructurings that were completed during June 1999 and October 1999, as well as the write off of any remaining unamortized premium/discount recorded by the Company related to the retired debt. See Notes 5 and 16 for more information about the two restructurings.

11.  NET INCOME PER UNIT

     The table below sets forth the calculation of income per Unit for 1999 and 1998 (Dollar amounts in thousands, except per unit amounts):

                                                   1999                          1998
                                        ---------------------------   ---------------------------
                                           BASIC         DILUTED         BASIC         DILUTED
                                        ------------   ------------   ------------   ------------
Units issuable upon exercise of Trust
  share options.......................            --      3,175,570             --        370,612
Weighted average Units................   148,654,779    148,654,779    103,881,682    103,881,682
                                        ------------   ------------   ------------   ------------
Adjusted weighted average Units.......   148,654,779    151,830,349    103,881,682    104,252,294
                                        ------------   ------------   ------------   ------------
Net income available to Units before
  cumulative effect of a change in
  accounting principle and
  extraordinary loss..................  $    276,666   $    276,666   $     86,327   $     86,327
Income applicable to preferred
  units...............................        (3,500)            --         (3,500)            --
Cumulative effect of a change in
  accounting principle................          (630)          (630)            --             --
Extraordinary loss....................       (10,787)       (10,787)        (4,303)        (4,303)
                                        ------------   ------------   ------------   ------------
Income available to units.............  $    261,749   $    265,249   $     78,524   $     82,024
                                        ------------   ------------   ------------   ------------
Net income available to Units before
  extraordinary items.................  $       1.84   $       1.82   $       0.80   $       0.79
Cumulative effect of a change in
  accounting principle................            --             --             --             --
Extraordinary loss....................         (0.08)         (0.07)         (0.04)         (0.04)
                                        ------------   ------------   ------------   ------------
Income available to units.............  $       1.76   $       1.75   $       0.76   $       0.75
                                        ------------   ------------   ------------   ------------

     The options issued in February 1998, March 1998, December 1998, January 1999, February 1999 and June 1999 were not included in the calculation of diluted earnings per Unit as such options were anti-dilutive during the period. As of December 31, 1999, 1,125,175 Units have been redeemed for shares of the Trust's Common Stock on a one-for-one basis and 76,647 Units have been redeemed for approximately $1.2 million in cash.

12.  RETIREMENT AND SHARE OPTION PLANS

     Eligible employees of the Company participate in a noncontributory age-weighted profit sharing plan. The Company's cash contribution to such plan was approximately $134,000, and $100,000, for the years ended December 31, 1999 and 1998, respectively.

     Eligible employees of the Company also participate in a 401(k) contributory savings plan. Under the plan, the Company matches contributions made by eligible employees based on a percentage of the employee's salary. The Company will match 100% of contributions up to 5.0% of such employee's salary with an annual maximum matching contribution of $4,000 per employee. The Company's matching contribution was approximately $654,000, and $69,600, for the years ended December 31, 1999, and 1998, respectively.

     The Company has adopted the Cornerstone Properties Inc. 1998 Long-Term Incentive Plan (the "Incentive Plan") to provide incentives to attract and retain officers and key employees. Under the Incentive Plan as amended and restated on December 14, 1998, the number of shares available for option grant are approximately 7,400,000. During 1999, options on approximately 40,000 shares of Common Stock at an exercise price of $17.25 per share have been granted under the plan. As of December 31, 1999, 10,000 of these shares have been forfeited.

     The following tables summarize the Trust's stock options and restricted stock grants for certain officers of the Company as of December 31, 1999, which is included in the financial statements because any Common Shares issued pursuant to the officer plan will result in the Company issuing Units to the Trust on a one-for-one basis:


STOCK OPTIONS

                        OPTIONS GRANTED   EXERCISE PRICE                          OPTIONS     OPTIONS      OPTIONS
    DATE OF GRANT       (NO. OF SHARES)    (PER SHARE)           VESTING         EXERCISED   FORFEITED   EXERCISABLE
    -------------       ---------------   --------------   -------------------   ---------   ---------   -----------
August, 1995..........  637,500.....          $14.30       33.3%/yr, 10yr term    75,000            0      562,500
October, 1995.........  150,000.....          $14.30       33.3%/yr, 10yr term    10,500            0      139,500
March, 1997...........  880,000.....          $14.50       33.3%/yr, 10yr term    52,000            0      534,666
November, 1997........  70,000......          $18.44       33.3%/yr, 10yr term         0            0       46,667
February, 1998........  70,000......          $18.13       33.3%/yr, 10yr term         0       46,667       23,333
February, 1998........  595,000.....          $18.25       33.3%/yr, 10yr term         0       26,668      198,333
March, 1998...........  200,000.....          $18.25       33.3%/yr, 10yr term         0      133,334       66,666
December, 1998........  3,000,000...          $17.25       33.3%/yr, 10yr term         0       34,533      978,800
January, 1999.........  20,000......          $17.25       33.3%/yr, 10yr term         0            0            0
February, 1999........  10,000......          $17.25       33.3%/yr, 10yr term         0       10,000            0
June, 1999............  10,000......          $17.25       33.3%/yr, 10yr term         0            0            0


     The weighted average fair value of options granted during 1999 and 1998 was $0.33 per share and $0.28 per share, respectively. The weighted average life of options outstanding at December 31, 1999 was approximately 7.6 years.


RESTRICTED STOCK GRANTS

                       VALUE OF GRANT    SHARES INITIALLY                          SHARES
                            DATE             GRANTED        SHARES FORFEITED     OUTSTANDING      SHARES VESTED    VESTING(A)
    DATE OF GRANT       (PER SHARES)     (NO. OF SHARES)     (NO. OF SHARE)    (NO. OF SHARES)   (NO. OF SHARES)   SEE NOTES
    -------------      --------------    ----------------   ----------------   ---------------   ---------------   ----------
August, 1995.........      $14.30            186,713             19,091            167,622           89,396              (B)
March, 1997..........      $16.40            100,000                  0            100,000           26,666              (C)
November, 1997.......      $18.44             12,500                  0             12,500            3,333              (D)
March, 1998..........      $18.13             12,500             10,833              1,667            1,667              (E)
March, 1998..........      $18.25             19,178                  0             19,178           19,178              (F)
February, 1999.......      $15.50            113,500              1,700            111,800            1,400              (G)

---------------
 (A) Deferred compensation of approximately $5,600,000 is being amortized according to the respective amortization schedule for each vesting period noted below, with the unamortized balance shown as a deduction from stockholders' equity. Regular distributions are paid on restricted stock.

 (B) The grant will fully vest with respect to 13.333% on June 30, 1996, 1997, 1998, 1999 and with respect to 46.668% on June 30, 2000.

 (C) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

 (D) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

 (E) The grant will fully vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003.

 (F) The initial grant was to vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003. Pursuant to the terms of a separation agreement, the vesting with respect to 16,621 shares was accelerated to fully vest on December 31, 1999.

(G) The grant will fully vest on February 1, 2004. Pursuant to the terms of certain separation agreements, the vesting with respect to 1,400 shares was accelerated to fully vest on July 1, 1999.

     The Trust has adopted the disclosure-only provision of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the options described above since the exercise price equaled the fair value at the grant date. Had compensation cost for these options been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Trust's net income and net income per common share would have been reduced to the following pro forma amounts (Dollar amounts in thousands, except per share amounts):

                                                           BASIC           DILUTED
                                                       NET INCOME PER   NET INCOME PER
                                        NET INCOME      COMMON SHARE     COMMON SHARE
                                        ----------     --------------   --------------
Year ended December 31, 1999........     $229,622          $1.76            $1.73
Year ended December 31, 1998........     $ 81,561          $0.73            $0.73

     The Company has computed the value of all stock options using the Black-Scholes option pricing model with the following weighted average assumptions:

                        ASSUMPTIONS                           1999      1998
                        -----------                          -------   -------
Risk-free interest rate....................................     5.31%     5.31%
Assumed dividend yield.....................................     7.50%     7.50%
Expected term..............................................  6 years   6 years
Assumed volatility.........................................    10.00%    10.00%

13.  CONCENTRATION OF RISK

     Approximately 5.8 million of the Company's 17 million rentable square feet is located in the San Francisco metropolitan market, accounting for approximately 29% of the Company's total assets at December 31, 1999. In addition, five of the Company's 83 office Properties are located in the Downtown Boston market, accounting for approximately 19.4% of the Company's office and parking revenues for the year ended December 31, 1999. This concentration of assets makes the Company particularly vulnerable to adverse changes in economic conditions in the San Francisco and Boston metropolitan areas. A significant decline in these economic conditions could have a material adverse effect on the Company.

     Norwest Corporation and its subsidiary, Norwest Bank Denver N.A., tenants of the Company, provided approximately 6.2%, and 9.5% of office and parking rental income for the years ended December 31, 1999 and 1998, respectively. Included in deferred tenant receivables is approximately $34.8 million and $33.9 million due from Norwest Corporation at December 31, 1998 and 1997, respectively. As a result of the sale of the Company's property located in Denver during the fourth quarter of 1999, the concentration of revenue received from this tenant will be significantly reduced.

14.  RELATED PARTY TRANSACTIONS

     The Company has entered into $250.0 million of mortgage debt with one of the Trust's major stockholders, PGGM, as further described in Note 5.

     In connection with the Wilson Acquisition, certain third-party services business of WW&A was acquired by WCP Services, Inc., a Delaware corporation ("WCP Services"). The Company owns 100% of the non-voting common stock and 1% of the voting common stock of WCP Services. Mr. Wilson and Mr. Moody each own 49.5% of the voting common stock of WCP Services. To fund the purchase of such shares of voting common stock, the Company loaned $178,750 to each of Mr. Wilson and Mr. Moody, all of which remained outstanding as of December 31, 1999. The notes accrue interest at a rate equal to 140 basis points plus the one-year London Interbank Offered Rate, which rate is adjusted annually. The notes are due and payable on or before December 16, 2008. In connection with the EOP Merger Agreement, Messrs. Wilson and Moody entered into an agreement to sell their voting common stock of WCP Services to EOP at a purchase price of $200,000 each.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The Company determines the fair value based on discounting future cash flows at a rate that approximates the Company's effective current borrowing rate (see also Note 5). For the year ended December 31, 1999 and 1998, the fair value of the Company's long term debt was approximately $1,367,000 million and $1,542,000 million, respectively.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest was approximately $138,375 million and $60,992 million for the years ended December 31, 1999 and 1998, respectively.

NON-CASH INVESTING AND FINANCING ACTIVITIES

     On January 20, 1998, the Trust converted its corporate structure into an umbrella limited partnership REIT ("UPREIT"). Under the UPREIT structure, the Trust assigned substantially all of its interest in its properties and substantially all of its operations to the Company.

     On January 28, 1998, the Company purchased Corporate 500 Centre. As part of the total purchase price of approximately $150.0 million, the Company issued 822,794 Units valued at $18.50 per unit.

     On April 28, 1998, the Company purchased One Memorial Drive. As part of the total purchase price of approximately $112.5 million, the Trust issued 3,428,571 shares of common stock and the Company issued 1,657,426 Units, both valued at $17.50.

     On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. As part of the total purchase price for the Properties of approximately $121.5 million, the Company assumed $64.6 million in debt and issued 1,665,663 Units valued at $17.50 per unit.

     On September 25, 1998, in conjunction with the refinancing of the One Norwest Center mortgage, the Company incurred an extraordinary loss of approximately $2,269,000, which represents the unamortized deferred financing costs and prepayment fees on the previous One Norwest Center mortgage at the time of the refinancing.

     On October 9, 1998, in conjunction with the refinancing of the Corporate 500 Centre mortgage, the Company incurred an extraordinary loss of $354,717, which represents the unamortized deferred financing costs on the previous Corporate 500 Centre mortgage at the time of the refinancing.

     On November 3, 1998, the Company obtained a $550.0 million Revolving Credit Facility from a syndicate of 17 banks led by Bankers Trust Company, The Chase Manhattan Bank and NationsBank. In conjunction with obtaining this new Revolving Credit Facility, the Company incurred an extraordinary loss of $1,680,016, which represents the unamortized deferred financing costs related to the previous $350.0 million facility, which was extinguished at the time that the new Revolving Credit Facility was obtained.

     On December 16, 1998, the Company consummated the Wilson Acquisition for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of the Trust's Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million Units valued at $17.25 per unit (recorded at $16.25 for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The Company also recorded a minority interest of $241.0 million in connection with this acquisition.

     During the first quarter of 1999, pursuant to the requirements of SOP 98-5 (as defined in Note 1), the Company wrote off all unamortized organizational costs and recorded a cumulative effect of a change in accounting principle of $630,044.

     On February 1, 1999, the Trust issued 113,500 shares of restricted stock valued at $15.50 per share to certain employees of the Company. Units were also issued to the Trust on a one-for-one basis.

     On June 23, 1999, in conjunction with the restructuring of property-related debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $3,355,000, of which approximately $1,560,000 represents the unamortized premium/discounts associated with various debt instruments that were assumed as part of the Wilson Acquisition. See Note 5 for more information about this restructuring.

     During 1999, 1,700 shares of the Trust's restricted Common Stock issued to certain employees of the Company were forfeited as a result of their separation from the Company.

     On July 30, 1999, 562,588 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

     On August 3, 1999, 562,587 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

     On August 17, 1999, the Trust reacquired 10,833 shares of restricted Common Stock as a result of the forfeiture of these shares by a certain employee of the Company.

     On October 6, 1999, in conjunction with the restructuring of property-related debt with Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $7,432,000, of which approximately $2,551,000 represents the unamortized premium/discounts associated with various debt instruments. See Note 5 for more information about this restructuring.

     On December 10, 1999, in conjunction with the sale of One Norwest Center in Denver, Colorado, $97.3 million of outstanding debt was assumed by the purchaser.

     On December 31, 1999 an affiliate of the Trust, Corpro Real Estate Management Company, Inc., was dissolved. The remaining assets were contributed to the Company.

17.  SEGMENT REPORTING

     The Company has one reportable segment - real estate. The Company does not have any foreign operations. The accounting policies of the segment are the same as those described in Note 1. See Note 13 for information regarding concentration of risk.

     The Company evaluates performance based on net operating income from the individual properties in the segment. (Dollar amounts in thousands)

                                                                   CORPORATE &    COMPANY
                                                   TOTAL SEGMENT    OTHER(A)       TOTAL
                                                   -------------   -----------   ----------
Total revenues(B):
  1999...........................................   $  611,657      $   4,659    $  616,316
  1998...........................................      336,922          2,415       339,337
Total operating and Interest expenses(C):
  1999...........................................   $  212,686      $ 155,517    $  368,203
  1998...........................................      112,271         79,136       191,407
Net operating income(D):
  1999...........................................   $  398,971      $(150,858)   $  248,113
  1998...........................................      224,651        (76,721)      147,930
Total long-lived assets(E):
  1999...........................................   $3,770,924      $  66,064    $3,836,988
  1998...........................................    4,137,302         54,782     4,192,084
Total assets:
  1999...........................................   $3,776,765      $ 393,463    $4,170,228
  1998...........................................    4,198,099         83,559     4,281,658

---------------
 (A) Corporate and Other represents all corporate-level items (including interest income, interest expense and general and administrative expenses) as well as intercompany eliminations necessary to reconcile to consolidated Company totals.

 (B) Total revenues represents all revenues during the period (including the Company's earnings in real estate joint ventures). All interest income is excluded from the segment amounts and is classified in Corporate and Other for all periods.

 (C) Total operating and interest expenses represents the sum of building operating expenses, real estate taxes, interest expense and general and administrative expenses. All interest expense (including property level mortgages) is excluded from the segment amounts and is classified in Corporate and Other for all periods. Amounts presented exclude depreciation and amortization of $96,726,000 and $57,031,000 in 1999 and 1998,
     respectively.

(D) Net operating income represents total revenues (as defined in note (B) above) less total operating and interest expense (as defined in note (C) above) for the period.

 (E) Long-lived assets is composed of total rentals property, investments in joint ventures, other deferred costs, deferred tenant receivables and certain other assets.

18.  SUBSEQUENT EVENTS

     On January 20, 2000, the Company declared a distribution of $0.31 per unit paid on February 29, 2000, Unitholders of record as of January 31, 2000.

     On January 21, 2000, the Company purchased Wells Fargo Center in Sacramento, California. This property contains approximately 502,000 rentable square feet. The total purchase price for the Property was approximately $130.0 million, consisting of approximately $128.0 million in cash of which $104.8 million was 1031 exchange funds (see Note 3) and approximately $2.0 million of which was paid in Units valued at $17.25 per unit.

     On March 8, 2000, the Company declared a distribution of $0.20 per unit paid to all unitholders on April 14, 2000.

     On March 15, 2000, the Company sold it interests in a property for gross proceeds of $14,425,000 located in East Bay, California. The property was acquired as part of the Wilson Acquisition in December 1998.

     On March 23, 2000, the Company sold its interest in a Property located in East Bay, California for gross proceeds of $12,800,000. The Property had been acquired as part of the Wilson Acquisition in December 1998.

     On March 30, 2000, 101,050 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
Boston, Massachusetts
 Sixty State Street....      $85,420     $     --    $  221,568        $  6,813       $     --    $  228,381    $  228,381
 500 Boylston Street...                    45,132       181,574            (112)        45,132       181,462       226,594
 222 Berkeley Street...                    29,262       118,180             284         29,262       118,464       147,726
 125 Summer Street.....       78,844       15,750        89,250           7,867         15,750        97,117       112,867
 One Memorial Drive....       63,119       22,500        90,873              (6)        22,500        90,867       113,367
San Mateo County,
 California
 Bayhill (4
   buildings)..........       57,764       26,353       105,412           2,166         26,353       107,578       133,931
 Peninsula Office Park
   (7 buildings).......       88,128       25,426       101,705           2,885         25,426       104,590       130,016
 Seaport Centre........       58,000       23,530        94,119           5,259         23,530        99,378       122,908
 Bay Park Plaza (2
   buildings)..........                    13,139        52,556             244         13,139        52,800        65,939
 One Bay Plaza.........                     9,125        36,499           1,165          9,125        37,664        46,789
East Bay, California
 Corporate Centre (2
   buildings)..........                     9,808        39,233             637          9,808        39,870        49,678
 ADP Plaza (2
   buildings)..........                    10,278        41,110             502         10,278        41,612        51,890
 PeopleSoft Plaza......                    10,025        40,100             644         10,025        40,744        50,769
 Norris Tech Center (3
   buildings)..........       16,066        7,223        28,893             379          7,223        29,272        36,495
 Golden Bear Center....       20,477        6,426        25,705             250          6,426        25,955        32,381
 2700 Ygnacio Valley
   Road................                     2,375         9,498             192          2,375         9,690        12,065
 Park Plaza............                     2,673        10,693             323          2,673        11,016        13,689
 1600 South Main.......                     2,501        10,003             175          2,501        10,178        12,679
Atlanta, Georgia
 191 Peachtree
   Street..............                    40,110       228,962           4,575         40,110       233,537       273,647
 200 Galleria..........      120,000(B)    11,994        48,443           3,621         12,726        51,332        64,058
Seattle, Washington
 Washington Mutual
   Tower (3
   buildings)..........       79,100       21,167        43,153         150,354         21,173       193,501       214,674
 110 Atrium Place......       21,517        7,810        31,242             357          7,810        31,599        39,409
 Island Corporate
   Center..............       13,170        3,751        15,004             325          3,751        15,329        19,080
Santa Clara, California
 Pruneyard Office (3
   buildings)..........       60,947       11,896        47,583          13,162         11,896        60,745        72,641
 10 Almaden............                    14,306        57,223             314         14,306        57,537        71,843
 Pruneyard Shopping
   Center..............                     8,491        33,966           1,053          8,491        35,019        43,510
 Embarcadero Place (4
   buildings)..........       38,149       11,728        46,913             (63)        11,728        46,850        58,578
 Pruneyard Inn (C).....                     3,057        12,228           3,126          3,057        15,354        18,411

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Boston, Massachusetts
 Sixty State Street....   $ (11,312)           1979    12/31/97            40
 500 Boylston Street...      (9,949)           1988    10/27/97            40
 222 Berkeley Street...      (6,515)           1991    10/27/97            40
 125 Summer Street.....     (12,611)           1989     11/1/95            40
 One Memorial Drive....      (3,812)           1985     4/28/98            40
San Mateo County,
 California
 Bayhill (4
   buildings)..........      (2,836)      1982-1987    12/16/98            40
 Peninsula Office Park
   (7 buildings).......      (2,759)      1971-1998    12/16/98            40
 Seaport Centre........      (2,772)           1988    12/16/98            40
 Bay Park Plaza (2
   buildings)..........      (1,403)      1985-1998    12/16/98            40
 One Bay Plaza.........        (997)           1979    12/16/98            40
East Bay, California
 Corporate Centre (2
   buildings)..........      (1,066)      1985-1987    12/16/98            40
 ADP Plaza (2
   buildings)..........      (1,110)      1987-1989    12/16/98            40
 PeopleSoft Plaza......      (1,069)           1984    12/16/98            40
 Norris Tech Center (3
   buildings)..........        (761)      1984-1998    12/16/98            40
 Golden Bear Center....        (702)           1986    12/16/98            40
 2700 Ygnacio Valley
   Road................        (155)           1984    12/16/98            40
 Park Plaza............        (321)           1986    12/16/98            40
 1600 South Main.......        (271)           1983    12/16/98            40
Atlanta, Georgia
 191 Peachtree
   Street..............     (13,469)           1991    10/27/97            40
 200 Galleria..........      (3,146)           1985    10/27/97            40
Seattle, Washington
 Washington Mutual
   Tower (3
   buildings)..........     (82,749)           1988      5/1/88            40
 110 Atrium Place......        (839)           1981    12/16/98            40
 Island Corporate
   Center..............        (404)           1987    12/16/98            40
Santa Clara, California
 Pruneyard Office (3
   buildings)..........      (1,517)      1971-1999    12/16/98            40
 10 Almaden............      (1,510)           1989    12/16/98            40
 Pruneyard Shopping
   Center..............        (922)          1970s    12/16/98            40
 Embarcadero Place (4
   buildings)..........      (1,221)           1984    12/16/98            40
 Pruneyard Inn (C).....        (339)           1989    12/16/98            40

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                          SCHEDULE III -- (CONTINUED)
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
San Francisco,
 California
 120 Montgomery
   Street..............       48,160       16,427        65,709           2,958         16,427        68,667        85,094
 201 California
   Street..............       44,504       11,350        46,040           2,007         11,350        48,047        59,397
 188 Embarcadero.......       15,606        4,718        18,871             399          4,718        19,270        23,988
Minneapolis, Minnesota
 Norwest Center........      110,000       18,000        33,613         152,888         18,000       186,501       204,501
Washington, D.C./
 Alexandria, Virginia
 Market Square (2
   buildings)..........             (B)    50,199       201,084           2,964         50,199       204,048       254,247
 99 Canal Center.......                     4,551        18,380           1,574          4,551        19,954        24,505
 TransPotomac Plaza
   5...................       65,000(B)     2,124         8,577           1,000          2,124         9,577        11,701
 11 Canal Center.......                     2,326         9,394             500          2,326         9,894        12,220
Suburban Chicago,
 Illinois
 Corporate 500 Centre
   (4 buildings).......       88,424       30,000       120,163           3,456         30,000       123,619       153,619
 One Lincoln Centre....       65,000(B)     2,192        47,758           4,302          2,192        52,060        54,252
Santa Monica/West Los
 Angeles, California
 West Wilshire (2
   buildings)..........       16,926        7,492        29,970             629          7,492        30,599        38,091
 Wilshire Palisades....       29,047       12,650        52,247           1,291         12,650        53,538        66,188
 Janss Court (D).......       18,357        7,274        29,098             147          7,274        29,245        36,519
 Searise Office
   Tower...............       11,607        6,043        24,172             347          6,043        24,519        30,562
 Commerce Park.........                     2,653        10,613             149             --        13,415        13,415
 429 Santa Monica......                     3,899        15,595             317          3,899        15,912        19,811
Orange County,
 California
 Bixby Ranch...........       28,528        9,681        38,723             300          9,681        39,023        48,704
 18301 Von Karman......                     8,052        32,206           2,224          8,052        34,430        42,482
 2677 South Main.......                     5,696        22,786           1,571          5,696        24,357        30,053
San Diego, California
 Centerside II.........       24,254        7,524        30,094             609          7,523        30,703        38,226
 Crossroads............                     3,207        12,828             222          3,207        13,050        16,257
Los Angeles, California
 700 North Brand.......       26,938        8,112        32,450             145          8,112        32,595        40,707
 Warner Park Center....                     1,746         6,986             123          1,746         7,109         8,855
New York City, New York
 527 Madison Avenue....             (B)    21,440        46,643           2,627         21,440        49,270        70,710
 Tower 56..............       25,024        5,528        25,203           9,434          5,528        34,637        40,165
Conejo Valley
 (Ventura), California
 Westlake Spectrum (2
   buildings)..........                     3,510        14,038             177          3,510        14,215        17,725
 Agoura Hills..........       12,003        3,821        15,284             241          3,821        15,525        19,346

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
San Francisco,
 California
 120 Montgomery
   Street..............      (1,846)           1955    12/16/98            40
 201 California
   Street..............      (1,845)           1969      6/3/98            40
 188 Embarcadero.......        (504)           1980    12/16/98            40
Minneapolis, Minnesota
 Norwest Center........     (84,164)           1988      7/1/88            40
Washington, D.C./
 Alexandria, Virginia
 Market Square (2
   buildings)..........      (6,142)           1990     11/1/98            40
 99 Canal Center.......      (1,089)           1986    10/27/97            40
 TransPotomac Plaza
   5...................        (544)           1983    10/27/97            40
 11 Canal Center.......        (573)           1986    10/27/97            40
Suburban Chicago,
 Illinois
 Corporate 500 Centre
   (4 buildings).......      (5,958)      1986/1990     1/28/98            40
 One Lincoln Centre....      (4,361)           1986     11/8/96            40
Santa Monica/West Los
 Angeles, California
 West Wilshire (2
   buildings)..........        (411)      1960-1976    12/16/98            40
 Wilshire Palisades....      (2,155)           1981      6/3/98            40
 Janss Court (D).......        (772)           1989    12/16/98            40
 Searise Office
   Tower...............        (657)           1975    12/16/98            40
 Commerce Park.........        (349)           1977    12/16/98            40
 429 Santa Monica......        (411)           1982    12/16/98            40
Orange County,
 California
 Bixby Ranch...........      (1,024)           1987    12/16/98            40
 18301 Von Karman......        (971)           1991    12/16/98            40
 2677 South Main.......        (681)           1987    12/16/98            40
San Diego, California
 Centerside II.........        (803)           1987    12/16/98            40
 Crossroads............        (358)           1983    12/16/98            40
Los Angeles, California
 700 North Brand.......        (852)           1981    12/16/98            40
 Warner Park Center....        (183)           1986    12/16/98            40
New York City, New York
 527 Madison Avenue....      (3,762)           1986     2/14/97            40
 Tower 56..............      (3,501)           1983     4/24/96            40
Conejo Valley
 (Ventura), California
 Westlake Spectrum (2
   buildings)..........        (367)           1990    12/16/98            40
 Agoura Hills..........        (417)           1987    12/16/98            40

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                          SCHEDULE III -- (CONTINUED)
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
Other
 U.S. West (Murray,
   Utah)...............                     3,311        13,245             185          3,311        13,430        16,741
 Exposition Centre
   (Sacramento, CA)....        5,081        1,772         7,089             209          1,772         7,298         9,070
Projects under
 development...........           --       46,720        10,103           6,309         46,132        17,000        63,132
                         -----------     --------    ----------        --------       --------    ----------    ----------
Grand Total............   $1,435,160     $707,854    $2,900,650        $405,795       $705,350    $3,308,948    $4,014,298
                         ===========     ========    ==========        ========       ========    ==========    ==========

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Other
 U.S. West (Murray,
   Utah)...............        (375)           1985    12/16/98            40
 Exposition Centre
   (Sacramento, CA)....        (222)           1984    12/16/98            40
Projects under
 development...........          --             N/A          --           N/A
                          ---------     -----------    --------           ---
Grand Total............   $(291,834)
                          =========

---------------
(A) The life to compute depreciation on Buildings is 40 years. The life to compute depreciation on Building Improvements is 3 to 40 years.

(B) The three notes arising from the acquisition of several properties from PGGM (a major stockholder and related party) are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes. In addition, the $181.0 million first mortgage loan on Market Square, which the Company purchased from PGGM in 1997, has been pledged as collateral for the $120.0 million 200 Galleria loan.

(C) The Pruneyard Inn is a 172-room hotel.

(D) In addition to 92,000 square feet of retail and office space, Janss Court contains 32 apartments comprising 33,000 rentable square feet of residential space.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III
                               DECEMBER 31, 1999
                                  (CONTINUED)

RECONCILIATION OF "REAL ESTATE AND ACCUMULATED DEPRECIATION"

                                                                 1999          1998
                                                              ----------    ----------
INVESTMENT IN REAL ESTATE AND ASSETS HELD FOR SALE
Balance, beginning of period................................  $4,340,449    $1,918,746
  Additions during period:
     Acquisitions...........................................      38,437     2,410,427
     Improvements...........................................      14,904        30,690
  Deductions during period:
     Properties disposed of.................................    (358,670)      (19,414)
     Retirements and writeoffs..............................     (20,822)           --
                                                              ----------    ----------
Balance, end of period......................................  $4,014,298    $4,340,449
                                                              ==========    ==========
ACCUMULATED DEPRECIATION
Balance, beginning of period................................  $  288,448    $  231,421
  Additions during period:
     Depreciation...........................................      96,726        57,031
  Deductions during period:
     Properties disposed of.................................     (73,131)
     Retirements and writeoffs..............................     (20,209)           (4)
                                                              ----------    ----------
                                                              $  291,834    $  288,448
                                                              ==========    ==========

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER



                   DATED AS OF FEBRUARY 11, 2000, AS AMENDED

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        EQUITY OFFICE PROPERTIES TRUST,
                       EOP OPERATING LIMITED PARTNERSHIP,
                          CORNERSTONE PROPERTIES INC.
                                      AND
                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP
                         DATED AS OF FEBRUARY 11, 2000

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
ARTICLE 1    THE MERGERS.................................................   A-2
    1.1      Election by Limited Partners in Cornerstone Partnership to
             Exercise the Redemption Right; The Partnership Merger.......   A-2
    1.2      The Merger..................................................   A-3
    1.3      Closing.....................................................   A-3
    1.4      Effective Time..............................................   A-4
    1.5      Effect of Partnership Mergers on Agreement of Limited
             Partnership.................................................   A-4
    1.6      Effect of Merger on Declaration of Trust and Bylaws.........   A-4
    1.7      Trustees of EOP.............................................   A-4
    1.8      Effect on Shares............................................   A-5
    1.9      Effect on Partnership Interests.............................   A-5
   1.10      Exchange Ratios and Other Merger Consideration..............   A-5
   1.11      Election by Holders of Cornerstone Common Stock to Receive
             EOP Common Shares or Cash...................................   A-6
   1.12      Proration...................................................   A-7
   1.13      Partner Approval............................................   A-8
   1.14      No Appraisal Rights.........................................   A-8
   1.15      Exchange of Certificates; Pre-Closing Dividends; Fractional
             Shares......................................................   A-8
ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF CORNERSTONE AND
             CORNERSTONE PARTNERSHIP.....................................  A-11
    2.1      Organization, Standing and Power............................  A-12
    2.2      Cornerstone Subsidiaries....................................  A-12
    2.3      Capital Structure...........................................  A-13
    2.4      Other Interests.............................................  A-14
    2.5      Authority; Noncontravention; Consents.......................  A-14
    2.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-16
    2.7      Absence of Certain Changes or Events........................  A-16
    2.8      Litigation..................................................  A-17
    2.9      Properties..................................................  A-17
   2.10      Environmental Matters.......................................  A-19
   2.11      Related Party Transactions..................................  A-20
   2.12      Employee Benefits...........................................  A-20
   2.13      Employee Policies...........................................  A-21
   2.14      Taxes.......................................................  A-22
   2.15      No Payments to Employees, Officers or Directors.............  A-23
   2.16      Broker; Schedule of Fees and Expenses.......................  A-23
   2.17      Compliance with Laws........................................  A-23
   2.18      Contracts; Debt Instruments.................................  A-23
   2.19      Opinion of Financial Advisor................................  A-25
   2.20      State Takeover Statutes.....................................  A-25
   2.21      Investment Company Act of 1940..............................  A-25
   2.22      Definition of Knowledge of Cornerstone......................  A-25
   2.23      Required Stockholder Approvals and Partner Approvals........  A-25
ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP...  A-25
    3.1      Organization, Standing and Power of EOP.....................  A-26
    3.2      EOP Subsidiaries............................................  A-26
    3.3      Capital Structure...........................................  A-26
    3.4      Other Interests.............................................  A-27

                                                                           PAGE
                                                                           ----
    3.5      Authority; Noncontravention; Consents.......................  A-28
    3.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-29
    3.7      Absence of Certain Changes or Events........................  A-29
    3.8      Litigation..................................................  A-30
    3.9      Properties..................................................  A-30
   3.10      Environmental Matters.......................................  A-31
   3.11      Taxes.......................................................  A-32
   3.12      Brokers; Schedule of Fees and Expenses......................  A-33
   3.13      Compliance with Laws........................................  A-33
   3.14      Contracts; Debt Instruments.................................  A-33
   3.15      Opinion of Financial Advisor................................  A-33
   3.16      State Takeover Statutes.....................................  A-33
   3.17      Investment Company Act of 1940..............................  A-33
   3.18      Definition of Knowledge of EOP..............................  A-33
   3.19      Required Shareholder Approvals and Partner Approvals........  A-33
ARTICLE 4    COVENANTS...................................................  A-33
    4.1      Conduct of Cornerstone's and Cornerstone Partnership's
             Business Pending Merger.....................................  A-33
    4.2      Conduct of EOP's and EOP Partnership's Business Pending
             Merger......................................................  A-36
    4.3      No Solicitation.............................................  A-37
    4.4      Affiliates..................................................  A-39
    4.5      Other Actions...............................................  A-39
ARTICLE 5    ADDITIONAL COVENANTS........................................  A-40
    5.1      Preparation of the Form S-4 and the Proxy Statement;
             Cornerstone Stockholders Meeting, Cornerstone Unitholders
             Consent Solicitation and EOP Shareholders Meeting...........  A-40
    5.2      Access to Information; Confidentiality......................  A-42
    5.3      Commercially Reasonable Efforts; Notification...............  A-42
    5.4      Tax Matters.................................................  A-43
    5.5      Public Announcements........................................  A-44
    5.6      Listing.....................................................  A-44
    5.7      Transfer and Gains Taxes....................................  A-44
    5.8      Benefit Plans and Other Employee Arrangements...............  A-45
    5.9      Indemnification.............................................  A-46
   5.10      Declaration of Dividends and Distributions..................  A-48
   5.11      Transfer of Non-Controlled Subsidiary Voting Shares.........  A-48
   5.12      Notices.....................................................  A-49
   5.13      Resignations................................................  A-49
   5.14      Assumption of Existing Tax Protection Agreements............  A-49
   5.15      EOP Partnership Agreement...................................  A-49
   5.16      Registration Rights Agreements..............................  A-49
   5.17      Cornerstone Convertible Promissory Note.....................  A-49
ARTICLE 6    CONDITIONS..................................................  A-49
    6.1      Conditions to Each Party's Obligation to Effect the
             Mergers.....................................................  A-49
    6.2      Conditions to Obligations of EOP and EOP Partnership........  A-50
    6.3      Conditions to Obligations of Cornerstone and Cornerstone
             Partnership.................................................  A-51
ARTICLE 7    TERMINATION, AMENDMENT AND WAIVER...........................  A-52
    7.1      Termination.................................................  A-52
    7.2      Certain Fees and Expenses...................................  A-53
    7.3      Effect of Termination.......................................  A-55
    7.4      Amendment...................................................  A-55

                                                                           PAGE
                                                                           ----
    7.5      Extension; Waiver...........................................  A-55
ARTICLE 8    GENERAL PROVISIONS..........................................  A-55
    8.1      Nonsurvival of Representations and Warranties...............  A-55
    8.2      Notices.....................................................  A-55
    8.3      Interpretation..............................................  A-56
    8.4      Counterparts................................................  A-56
    8.5      Entire Agreement; No Third-Party Beneficiaries..............  A-56
    8.6      Governing Law...............................................  A-56
    8.7      Assignment..................................................  A-57
    8.8      Enforcement.................................................  A-57
    8.9      Severability................................................  A-57
   8.10      Exculpation.................................................  A-57
   8.11      Joint and Several Obligations...............................  A-57


                                    EXHIBITS

Exhibit "A" -- Form of Certificate of Merger

Exhibit "B" -- Form of Maryland Articles of Merger

Exhibit "C" -- Form of Nevada Articles of Merger

Exhibit "D" -- Form of Proposed EOP Charter Amendment Relating to Certain Voting
               Requirements

Exhibit "E" -- Form of Proposed EOP Charter Amendment Relating to Domestically
               Controlled REIT Status

                             INDEX OF DEFINED TERMS

AICPA Statement.............................................  5.1(b)
Acquisition Proposal........................................  4.3(a)(i)
Affiliate...................................................  2.11
Agreement...................................................  Preamble
Base Amount.................................................  7.2
BeaMet......................................................  3.11(b)
Break-Up Fee................................................  7.2
Break-Up Fee Tax Opinion....................................  7.2
Break-Up Expenses...........................................  7.2
Cash Election...............................................  1.11(a)
Cash Election Shares........................................  1.12(a)
Cash Fraction...............................................  1.12(b)
CERCLA......................................................  2.10(a)
Certificate of Merger.......................................  C
Certificate.................................................  1.10(b)(iv)
Closing.....................................................  1.3
Closing Date................................................  1.3
Cornerstone.................................................  Preamble
Cornerstone Acquisition Agreement...........................  7.2
Cornerstone Articles........................................  2.1
Cornerstone Bylaws..........................................  2.1
Cornerstone Common Stock....................................  1.10(b)(i)
Cornerstone Convertible Promissory Note.....................  2.3(c)
Cornerstone Disclosure Letter...............................  Art. 2
Cornerstone Financial Statement Date........................  2.7
Cornerstone Material Adverse Change.........................  2.7
Cornerstone Material Adverse Effect.........................  2.1
Cornerstone Non-controlled Subsidiary.......................  J
Cornerstone OP Unit.........................................  1.1(a)
Cornerstone Other Interests.................................  2.4
Cornerstone Partner Approvals...............................  1.13
Cornerstone Partnership.....................................  Preamble
Cornerstone Partnership Agreement...........................  1.5
Cornerstone Preferred OP Unit...............................  1.10(a)(ii)
Cornerstone Properties......................................  2.9(a)
Cornerstone Rent Roll.......................................  2.9(e)
Cornerstone SEC Documents...................................  2.6
Cornerstone 7% Preferred Stock..............................  1.10(b)(iii)
Cornerstone Stockholder Approvals...........................  2.5(a)
Cornerstone Stockholders Meeting............................  5.1(d)
Cornerstone Space Lease.....................................  2.9(e)
Cornerstone Stock Options...................................  2.3(b)
Cornerstone Stock Rights....................................  2.3(b)
Cornerstone Subsidiaries....................................  2.2(a)
Cornerstone Voting Agreement................................  K
Code........................................................  F
Commitment..................................................  4.1(i)
Common Stock Exchange Ratio.................................  1.10(b)(ii)
Confidentiality Agreement...................................  2.18(k)
Controlled Group Member.....................................  2.12
Department..................................................  1.4

DRULPA......................................................  1.1(b)
Effective Time..............................................  1.4
Electing Cornerstone OP Units...............................  1.11
Election....................................................  1.11(a)
Election Date...............................................  1.11(d)
Employee Plan...............................................  2.12
Encumbrances................................................  2.9(a)
Environmental Law...........................................  2.10(a)
Environmental Permits.......................................  2.10(b)(iv)
EOP.........................................................  Preamble
EOP Bylaws..................................................  1.6
EOP Common Share............................................  1.10(b)(ii)
EOP Counter Proposal........................................  4.3(c)
EOP Declaration of Trust....................................  1.6
EOP Disclosure Letter.......................................  Art. 3
EOP Financial Statement Date................................  3.7
EOP Material Adverse Change.................................  3.7
EOP Material Adverse Effect.................................  3.1
EOP NCS Sub.................................................  J
EOP Options.................................................  3.3(b)
EOP OP Unit.................................................  1.10(a)(i)
EOP Other Interests.........................................  3.4
EOP Partner Approvals.......................................  1.13
EOP Partnership.............................................  Preamble
EOP Partnership Agreement...................................  1.5
EOP Preferred OP Unit.......................................  1.10(a)(ii)
EOP Preferred Units.........................................  3.3(e)
EOP Preferred Shares........................................  3.3(a)
EOP Properties..............................................  3.9(a)
EOP Rent Roll...............................................  3.9(g)
EOP SEC Documents...........................................  3.6
EOP Shareholder Approvals...................................  3.5(a)
EOP Shareholders Meeting....................................  5.1(c)
EOP Space Lease.............................................  3.9(g)
EOP Subsidiaries............................................  3.1
ERISA.......................................................  2.12
Exchange Act................................................  2.6
Exchange Agent..............................................  1.15(a)
Exchange Fund...............................................  1.15(b)
Exercise....................................................  1.1(a)(i)
Final Company Dividend......................................  1.15(d)(i)
Form of Election............................................  1.11(b)
Form S-4....................................................  5.1(a)
Former Cornerstone Properties...............................  2.10(b)(ii)
GAAP........................................................  2.6
Governmental Entity.........................................  2.5(c)
Hazardous Materials.........................................  2.10
HSR Act.....................................................  2.5(c)
Indebtedness................................................  2.18(b)
Indemnification Parties.....................................  5.9(b)
Indemnified Parties.........................................  5.9(a)
Indemnifying Parties........................................  5.9(a)
Joint Proxy Statement.......................................  5.1(a)

Knowledge of Cornerstone....................................  2.22
Knowledge of EOP............................................  3.18
Laws........................................................  2.5(c)
Liens.......................................................  2.2(b)
Maryland Articles of Merger.................................  D
Maximum Amount..............................................  7.2
Merger......................................................  A
Mergers.....................................................  B
Merger Consideration........................................  1.10(b)
Nevada Articles of Merger...................................  E
Non-Electing Shares.........................................  1.12(e)
NRS.........................................................  1.2
NYSE........................................................  1.15(g)(ii)
Partner Approvals...........................................  1.13
Partnership Merger..........................................  B
Payor.......................................................  7.2
Pension Plan................................................  2.12
Permitted Title Exceptions..................................  2.9(a)
Person......................................................  2.2(a)
PGGM........................................................  6.3(h)
Prohibited Transaction......................................  2.12(c)
Property Restrictions.......................................  2.9(a)
Proposed EOP Charter Amendment Relating to Domestically
  Controlled REIT Status....................................  4.2(h)
Proposed EOP Charter Amendment Relating to Certain Voting
  Requirements..............................................  4.2(h)
Proposed EOP Charter Amendments.............................  4.2(h)
Qualifying Income...........................................  7.2
Recipient...................................................  7.2
REIT........................................................  2.14(b)
REIT Requirements...........................................  7.2
Release.....................................................  2.10(a)
Rule 145 Affiliates.........................................  4.4
SEC.........................................................  2.5(c)
Section 704(c) values.......................................  5.4(b)
Securities Act..............................................  2.3(g)
Share Election..............................................  1.11(a)
Shareholder Approvals.......................................  3.5(a)
Stock Election Shares.......................................  1.12(a)
Stock Fraction..............................................  1.12(c)
Stock Purchase Agreement....................................  J
Subsidiary..................................................  2.2(a)
Substituted Option..........................................  5.8(c)
Superior Acquisition Proposal...............................  4.3(d)
Surviving Trust.............................................  1.2
Takeover Statute............................................  2.20
Taxes.......................................................  2.14(a)
Tax Protection Agreements...................................  2.18(j)
Title 3.....................................................  1.2
Title 8.....................................................  1.2
Transfer and Gains Taxes....................................  5.7
Welfare Plan................................................  2.12
1940 Act....................................................  2.21

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 11, 2000, by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership").

                                   RECITALS:

     A. The Board of Trustees of EOP and the Board of Directors of Cornerstone deem it advisable and in the best interests of their respective shareholders and stockholders, upon the terms and subject to the conditions contained herein, that Cornerstone shall merge with and into EOP (the "Merger").

     B. EOP, as the managing general partner of EOP Partnership, and Cornerstone, as the sole general partner of Cornerstone Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that, immediately prior to the Merger, Cornerstone Partnership shall merge with and into EOP Partnership, with the holders of partnership interests in Cornerstone Partnership at the time of the Partnership Merger receiving in any event units of limited partnership interest in EOP Partnership, as set forth herein (the "Partnership Merger" and, together with the Merger, the "Mergers"). As an alternative to receiving units of limited partnership interest in EOP Partnership in connection with the Partnership Merger, limited partners in Cornerstone Partnership (other than Cornerstone) shall have the right to elect, effective immediately prior to the Partnership Merger, to exercise their redemption right under the Cornerstone Partnership Agreement (as defined herein), regardless of whether or not they would otherwise be entitled to exercise that redemption right under the Cornerstone Partnership Agreement, and Cornerstone shall issue shares of Cornerstone Common Stock (as defined herein) in satisfaction of that right, thereby allowing former limited partners in Cornerstone Partnership (other than Cornerstone) to participate in the Merger as holders of Cornerstone Common Stock.

     C. Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Cornerstone Partnership shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A and shall file such Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

     D. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Maryland Articles of Merger") in substantially the form attached hereto as Exhibit B and shall file such Maryland Articles of Merger in accordance with Maryland law to effectuate the Merger.

     E. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Nevada Articles of Merger") in substantially the form attached hereto as Exhibit C and concurrently with the filing of the Maryland Articles of Merger, shall file such Nevada Articles of Merger in accordance with Nevada law to effectuate the Merger.

     F. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

     G. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Cornerstone Partnership of all of its assets to EOP Partnership in exchange for partnership interests in EOP Partnership, as provided for herein, under Section 721 of the Code, and a distribution of such partnership interests by Cornerstone Partnership to its partners under Section 731 of the Code.

     H. EOP and Cornerstone have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     I. EOP, EOP Partnership, Cornerstone and Cornerstone Partnership desire to make certain representations, warranties and agreements in connection with the Mergers.

     J. Concurrently with the execution of this Agreement and as an inducement to EOP and EOP Partnership to enter into this Agreement, William Wilson III and John S. Moody, as the owners of 99% of the voting capital stock of WCP Services, Inc., a Delaware corporation (the "Cornerstone Non-controlled Subsidiary"), have entered into a Stock Purchase Agreement, dated as of the date hereof, relating to the voting capital stock of the Cornerstone Non-controlled Subsidiary (the "Stock Purchase Agreement"), providing for the sale of all of the outstanding voting capital stock of the Cornerstone Non-controlled Subsidiary to EOP Office Properties Management Corporation ("EOP NCS Sub") or its assigns.

     K. As an inducement to EOP to enter into this Agreement, (a) Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands, each of the directors and certain executive officers of Cornerstone (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement (each, a "Cornerstone Voting Agreement"), pursuant to which such person or entity has agreed, among other things, to vote his or its shares of Cornerstone Common Stock and Cornerstone OP Units (as defined herein) to approve this Agreement, the respective Mergers and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement and (b) the holders of the outstanding Cornerstone 7% Preferred Stock (as defined herein) have entered into a stock option agreement, pursuant to which such holders have granted Cornerstone and EOP an option to acquire, among other things, all of their Cornerstone 7% Preferred Stock at any time prior to the Effective Time (as defined herein) of the Merger at a per share purchase price of $18.00, together with accrued and unpaid dividends to the Effective Time, in cash (subject to adjustment).

     L. As an inducement to Cornerstone to enter into this Agreement, each of the trustees and certain executive officers of EOP (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement pursuant to which such person or entity has agreed, among other things, to vote his or its EOP Common Shares (as defined herein) to approve this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

     1.1 Election by Limited Partners in Cornerstone Partnership to Exercise the Redemption Right; The Partnership Merger.

     (a) Notwithstanding any limitation or restriction contained in the Cornerstone Partnership Agreement with respect to the ability of a Limited Partner (as defined in the Cornerstone Partnership Agreement) to exercise the Redemption Right (as defined in the Cornerstone Partnership Agreement) (including, without limitation, any limitation or restriction contained in Section 8.6A of the Cornerstone Partnership Agreement), every Limited Partner shall have the right to exercise the Redemption Right by submitting to Cornerstone Partnership (with a copy to Cornerstone) during the period between the mailing date of the Joint Proxy Statement (as defined herein) for the Cornerstone Stockholders Meeting (as defined herein) and 5:00 p.m., Eastern time, on the second business day prior to the date of the Cornerstone Stockholders Meeting a Notice of Redemption (as defined in the Cornerstone Partnership Agreement) specifying the number of Class A Partnership Common Units (as defined in the Cornerstone Partnership Agreement) of Cornerstone Partnership (the "Cornerstone OP Units") which such Limited Partner desires to have redeemed pursuant to Section 8.6A of the Cornerstone Partnership Agreement (as modified by this Section 1.1(a)), which Notice of Redemption shall be conditioned upon the closing of the Partnership Merger and can be conditional as set forth in clause (v) below; provided, that,

          (i) with respect to each Notice of Redemption (a copy of the form of which shall accompany or form a part of the Form of Election (as defined herein)) properly submitted by a Limited Partner in accordance with this
     Section 1.1(a) (an "Exercise"), Cornerstone shall elect in accordance with
     Section 8.6B of the Cornerstone Partnership Agreement to purchase the Cornerstone OP Units relating to such Exercise by paying the REIT Shares Amount (as defined in the Cornerstone Partnership Agreement) and not the Cash Amount (as defined in the Cornerstone Partnership Agreement);

          (ii) notwithstanding the provisions of Section 8.6B of the Cornerstone Partnership Agreement, Cornerstone shall not be required to notify the Redeeming Partner (as defined in the Cornerstone Partnership Agreement) of Cornerstone's election to purchase the Cornerstone OP Units as described in the foregoing clause (i);

          (iii) the Specified Redemption Date (as defined in the Cornerstone Partnership Agreement) shall be the Closing Date (as defined herein) at a time prior to the consummation of the Partnership Merger;

          (iv) each Redeeming Partner shall be treated as an owner of the shares of Cornerstone Common Stock issued pursuant to this Agreement at the Effective Time (as defined herein) of the Merger and shall have the same right as each of the other holders of shares of Cornerstone Common Stock to make an Election (as defined herein) pursuant to Section 1.11 as to the form of consideration to be received in the Merger with respect to such shares of Cornerstone Common Stock; and

          (v) a Redeeming Partner shall have the option, in its discretion, to make its Notice of Redemption conditional upon part or all of the shares of Cornerstone Common Stock that would be issued pursuant thereto being converted solely into the right to receive cash in the Merger pursuant to
     Section 1.10(b)(i) and the procedures set forth in Sections 1.11 and 1.12, in which event the Notice of Redemption shall not be effective with respect to any Cornerstone OP Units for which the shares of Cornerstone Common Stock that would be received therefor would not be converted entirely into the right to receive cash in the Merger (and any Cornerstone OP Units not redeemed as a result thereof would be converted into EOP OP Units (as defined herein) in the Partnership Merger as set forth in Section 1.10(a)(i)).

     (b) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "DRULPA"), immediately prior to the consummation of the Merger, Cornerstone Partnership shall be merged with and into EOP Partnership, with EOP Partnership as the surviving limited partnership or limited liability company, and with the holders of partnership interests in Cornerstone Partnership receiving in any event units of partnership interest in EOP Partnership, as set forth in Section 1.10.

     1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3"), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and Chapter 92A of Title 7 of the Nevada Revised Statutes Annotated (the "NRS"), immediately following the effectiveness of the Partnership Merger, Cornerstone shall be merged with and into EOP, with EOP surviving as a real estate investment trust (the "Surviving Trust").

     1.3 Closing. The closing of the Mergers (the "Closing") will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article
6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties.

     1.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, (i) EOP Partnership and Cornerstone Partnership shall execute and file the Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware, and (ii) EOP and Cornerstone shall then execute and file the Maryland Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and the Nevada Articles of Merger, executed in accordance with Title 7 of the NRS with the Secretary of State of the State of Nevada, and shall make all other filings and recordings required, with respect to the Partnership Merger, under the DRULPA or, with respect to the Merger, under Title 3, Title 8 and the NRS. The Mergers shall become effective (each an "Effective Time" and collectively the "Effective Times") at such times as EOP and Cornerstone shall agree should be specified in the Certificate of Merger, the Maryland Articles of Merger and the Nevada Articles of Merger (not to exceed thirty (30) days after the Maryland Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date, with not less than one hour between the Effective Time of the Partnership Merger and the Effective Time of the Merger.

     1.5 Effect of Partnership Merger on Agreements of Limited Partnership. The Agreement of Limited Partnership, as amended, of EOP Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "EOP Partnership Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law. The Agreement of Limited Partnership, as amended, of Cornerstone Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "Cornerstone Partnership Agreement") shall terminate at the Effective Time of Partnership Merger.

     1.6 Effect of Merger on Declaration of Trust and Bylaws. The Articles of Amendment and Restatement of Declaration of Trust, as amended, of EOP (the "EOP Declaration of Trust") and the Bylaws of EOP (the "EOP Bylaws"), as in effect immediately prior to the Effective Time of the Merger and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein), shall continue in full force and effect after the Merger and, until further amended in accordance with applicable Maryland law and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein).

     1.7 Trustees of EOP. The trustees of EOP following the Merger shall consist of the trustees of EOP immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with John S. Moody, William Wilson III and Jan van der Vlist, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee with terms expiring in 2002, 2003 and 2003, respectively. Upon the expiration of the terms of Mr. van der Vlist in 2003 and 2006, so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at all times up to the meeting of shareholders at which trustees are being elected in such years, EOP shall take all action necessary to nominate Mr. van der Vlist for re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected). In the event that Mr. Van der Vlist shall fail to stand for re-election as aforesaid for any reason in either 2003 or 2006 or in the event of his earlier death or resignation, and so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at such time, EOP shall take all action necessary to nominate a replacement designated by PGGM, which replacement shall be subject to the approval of EOP if such replacement is not an officer, director or employee of PGGM, for election or re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected) or, in the case of a vacancy, at a meeting of the Board of Trustees called for such purpose. Except as expressly provided above in this Section 1.7, following their election as trustees, such persons shall serve for their designated terms, subject to their earlier death, resignation or removal.

     1.8 Effect on Shares. The effect of the Merger on the shares of capital stock of Cornerstone shall be as provided in the Articles of Merger and in
Section 1.10 hereof. The Merger shall not change the shares of beneficial interest of EOP outstanding immediately prior to the Merger.

     1.9 Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests of Cornerstone Partnership shall be as provided in the Certificate of Merger and in Section 1.10 hereof. The Partnership Merger shall not change the partnership interests of EOP Partnership outstanding immediately prior to the Merger.

     1.10 Exchange Ratios and Other Merger Consideration.

     (a) (i) The exchange ratio relating to the Partnership Merger shall be
0.7009 of a Class A Unit (as defined in the EOP Partnership Agreement) of EOP Partnership ("EOP OP Unit"), for each Cornerstone OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger. The holders of the EOP OP Units issued in the Partnership Merger (other than Cornerstone and Subsidiaries (as defined herein) of Cornerstone) shall be entitled to redeem such EOP OP Units immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the EOP Partnership Agreement, except that for purposes of the exchange provisions thereof such EOP OP Units shall be deemed to have been issued as of the date the related Cornerstone OP Units were issued by Cornerstone Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger), and shall be entitled to the same rights and privileges as the holders of EOP OP Units outstanding on the date hereof.

     (ii) The exchange ratio relating to the Partnership Merger shall be one Class D Preferred Unit (as defined in the EOP Partnership Agreement), designated a Class D 7.0% Cumulative Convertible Preferred Unit, of EOP Partnership ("EOP Preferred OP Units"), for each Class A Partnership Preferred Unit (as defined in the Cornerstone Partnership Agreement), designated a Class A 7% Cumulative Convertible Preferred Unit of Cornerstone Partnership ("Cornerstone Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger. EOP, as the holder of the EOP Preferred OP Units issued in the Partnership Merger, shall be entitled to the same rights and privileges as Cornerstone, as the holder of the Cornerstone Preferred Units outstanding on the date hereof.

     (b) The merger consideration to be paid to holders of capital stock of Cornerstone in the Merger (collectively, the "Merger Consideration") is as follows:

          (i) Each share of common stock with no par value of Cornerstone ("Cornerstone Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, which under the terms of Section 1.12 is to be converted into cash, shall be converted into the right to receive $18.00 in cash, without interest;

          (ii) Except as otherwise provided in Sections 1.10(b)(i) and 1.12, and subject to Section 1.15(g), each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be converted into the right to receive cash pursuant to Sections 1.10(b)(i) and 1.12) shall be converted into the right to receive 0.7009 of a validly issued, fully paid and nonassessable common share of beneficial interest, par value $.01 per share, of EOP (an "EOP Common Share") (the "Common Stock Exchange Ratio");

          (iii) Each share of 7.0% Cumulative Convertible Preferred Stock with no par value of Cornerstone ("Cornerstone 7% Preferred Stock") outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive $18.00, together with accrued and unpaid dividends to the Effective Time of the Merger, in cash, without interest; and

          (iv) All such shares of Cornerstone Common Stock, when so converted as provided in Section 1.10(b)(i) or (ii), and all such shares of Cornerstone 7% Preferred Stock, when so converted as provided in Section 1.10(b)(iii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.15(c), as applicable, (A) any dividends and other distributions in accordance with
     Section 1.15(d), (B) certificates representing the EOP Common Shares into which such shares of Cornerstone Common Stock are converted pursuant to
     Section 1.10(c)(ii) (if any), (C) cash into which such shares of Cornerstone Common Stock are converted pursuant to Section 1.10(c)(i), (D) cash into which such shares of Cornerstone 7% Preferred Stock are converted pursuant to Section 1.10(b)(iii), and (E) any cash, without interest, in lieu of fractional EOP Common Shares to be issued or paid in consideration for Cornerstone Common Stock upon the surrender of such Certificate in accordance with Sections 1.15(c) and 1.15(g).

     1.11 Election by Holders of Cornerstone Common Stock to Receive EOP Common Shares or Cash. Each holder of shares of Cornerstone Common Stock (including, without limitation, Limited Partners of Cornerstone Partnership who elect to exercise, on a conditional or unconditional basis, the Redemption Right with respect to all or a portion of their Cornerstone OP Units held by such Limited Partners pursuant to Section 1.1(a) (with the Cornerstone OP Units with respect to which such Exercise is made referred to as "Electing Cornerstone OP Units")) shall have the right to submit a Form of Election specifying the number of shares of Cornerstone Common Stock which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) and the number which such holder desires to have converted into the right to receive cash pursuant to Section 1.10(a)(i) in accordance with the following procedures:

     (a) Each holder of shares of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may specify in a request made in accordance with the provisions of this Section 1.11 (an "Election") (i) the number of such shares which such holder desires to have converted into the right to receive cash in the Merger pursuant to Section 1.10(a)(i) (a "Cash Election") and (ii) the number of such shares which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) (a "Share Election").

     (b) EOP and Cornerstone shall prepare, for use by stockholders of Cornerstone (and each holder of Electing Cornerstone OP Units) in surrendering Certificates representing shares of Cornerstone Common Stock, a form of election (the "Form of Election") pursuant to which each holder of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may make Elections. The Form of Election shall be mailed to stockholders of record of Cornerstone as of the record date for the Cornerstone Stockholders Meeting (as defined herein) and to each holder of Cornerstone OP Units and shall accompany the Joint Proxy Statement (as defined herein).

     (c) Cornerstone shall use commercially reasonable efforts to make the Form of Election available to all persons who become stockholders of record of Cornerstone and to all Limited Partners of Cornerstone Partnership during the period between such record date and the second business day prior to the date of the Cornerstone Stockholders Meeting, provided that only a Limited Partner of Cornerstone Partnership who is a holder of Electing Cornerstone OP Units may submit a Form of Election and such Form of Election shall apply only with respect to shares of Cornerstone Common Stock issued to such Limited Partner prior to the Effective Time of the Partnership Merger pursuant to the Redemption Right as set forth in Section 1.1(a).

     (d) An Election shall have been properly made only if the Exchange Agent (as defined herein) shall have received, by 5:00 p.m., Eastern Standard Time, on the second business day (such time on such day being referred to herein as the "Election Date") preceding the date of the Cornerstone Stockholders Meeting, a Form of Election properly completed and signed (and not revoked) and accompanied (in the case of holders of shares of Cornerstone Common Stock) by the Certificate or Certificates representing the shares of Cornerstone Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

     (e) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. EOP and Cornerstone shall have the right in their sole discretion and by mutual agreement to permit changes in Elections after the Election Date.

     (f) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any such holder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke such holder's Election as of the Election Date at any time after the expiration of the period of 60 days following the Election Date if the Merger shall not have been consummated prior thereto. EOP shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Certificates to the stockholders submitting the same in the event this Agreement shall be terminated in accordance with its terms.

     (g) EOP and Cornerstone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.12, the issuance and delivery of certificates for EOP Common Shares into which shares of Cornerstone Common Stock are converted in the Merger and the payment for shares of Cornerstone Common Stock converted into the right to receive cash in the Merger.

     1.12 Proration. The determination of whether shares of Cornerstone Common Stock shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio or the right to receive $18.00 in cash shall be made as set forth in this Section 1.12.

     (a) As is more fully set forth below, 58,551,525 shares of Cornerstone Common Stock shall be converted in the Merger into the right to receive $18.00 per share in cash (which shares of Cornerstone Common Stock are referred to as the "Cash Election Shares"), and all shares of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger in excess of 58,551,525 shares shall be converted in the Merger into the right to receive EOP Common Shares in accordance with the Common Stock Exchange Ratio (which shares of Cornerstone Common Stock are referred to as the "Stock Election Shares").

     (b) If Cash Elections are received for a number of shares of Cornerstone Common Stock which is greater than 58,551,525 shares of Cornerstone Common Stock, each Non-Electing Share (as defined herein) and each share of Cornerstone Common Stock for which a Share Election has been received shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio, and the shares of Cornerstone Common Stock for which Cash Elections have been received shall be converted in the Merger into the right to receive cash and EOP Common Shares in accordance with the Common Stock Exchange Ratio in the following manner:

          each share of Cornerstone Common Stock covered by a Cash Election shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Cash Elections, and (ii) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

     (c) If Share Elections are received for a number of shares of Cornerstone Common Stock which is greater than the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger, each Non-Electing Share and each share of Cornerstone Common Stock for which a Cash Election has been received shall be converted in the Merger into the right to receive $18.00 in cash, without interest, and the shares of Cornerstone Common Stock for which Share Elections have been received shall be converted in the Merger into EOP Shares in accordance with the Common Stock Exchange Ratio and the right to receive cash in the following manner:

          each share of Cornerstone Common Stock covered by a Share Election shall be converted into the right to receive (i) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be a number equal to the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Share Elections, and (ii) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction equal to one minus the Stock Fraction.

     (d) If Non-Electing Shares (as defined herein) are not converted under either Section 1.12(b) or Section 1.12(c), then each Non-Electing Share shall be converted into the right to receive EOP Common Shares and the right to receive cash on a proportionate basis, relative to all other Non-Electing Shares, so that the aggregate number of shares of Cornerstone Common Stock converted into the right to receive EOP Common Shares equals, as closely as possible, the number of Stock Election Shares, and the aggregate number of shares of Cornerstone Common Stock converted into the right to receive cash equals, as closely as possible, the number of Cash Election Shares.

     (e) For purposes of this Section 1.12, outstanding shares of Cornerstone as to which an election is not in effect at the Election Date and shares as to which an Election has been withdrawn after the 60-day period following the Election Date and prior to the Effective Time of the Merger shall be called "Non-Electing Shares." If EOP and Cornerstone shall determine for any reason that any Election was not properly made with respect to shares of Cornerstone Common Stock, such Election shall be deemed ineffective and shares of Cornerstone Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

     1.13 Partner Approval. Cornerstone shall seek the requisite approval of the partners of Cornerstone Partnership of the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger to the extent required by the Cornerstone Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Partner Approvals"). EOP shall seek the requisite approval of the partners of EOP Partnership of the Merger and the Partnership Merger to the extent required by the EOP Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "EOP Partner Approvals," and together with the Cornerstone Partner Approvals, the "Partner Approvals").

     1.14 No Appraisal Rights. The holders of Cornerstone Common Stock, Cornerstone OP Units, EOP Common Shares and EOP OP Units are not entitled under applicable law to appraisal or similar rights as a result of the Mergers and, in the case of the holders of the Cornerstone 7% Preferred Stock, such holders irrevocably have waived all such rights.

     1.15 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

     (a) Exchange Agent. Prior to the Effective Time, EOP shall appoint Equiserve LLC as the exchange agent, or another bank or trust company reasonably acceptable to Cornerstone, to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding shares of Cornerstone Common Stock and Cornerstone 7% Preferred Stock.

     (b) EOP to Provide Merger Consideration. EOP shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Cornerstone Common Stock and Cornerstone 7% Preferred Stock pursuant to Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.15(g) (the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EOP, on a daily basis. Any interest or other income resulting from such investments shall be paid to EOP. Cornerstone shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock, cash payable in respect of any dividends required pursuant to Section 1.15(d)(i) or (ii). Such cash shall be invested in accordance with written directions delivered by Cornerstone to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, with any cash earned on such investments to be paid to EOP as the successor to Cornerstone in the Merger. EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail the Merger Consideration to the holders of Cornerstone Common Stock (including to holders of Electing Cornerstone OP Units who made an unconditional Exercise of the Redemption Right or who made a conditional exercise thereof and who will receive cash in the Merger, in each case who have properly submitted a Form of Election prior to the Election Date) and Cornerstone 7% Preferred Stock not later than five business days after the Effective Time of the Merger.

     (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Cornerstone Common Stock (other than to holders of Cornerstone Common Stock who previously surrendered with their Forms of Election their Certificates for Cornerstone Common Stock) or Cornerstone 7% Preferred Stock Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.10, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EOP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. To the extent not previously surrendered with a Form of Election, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EOP, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.10, together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(d) and cash, if any, payable in lieu of fractional shares pursuant to
Section 1.15(g), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock which is not registered in the transfer records of Cornerstone, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of EOP that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.15, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.10, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.15(d) or Section 1.15(g). EOP or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash or EOP Common Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock such amounts as EOP or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law, provided that in determining whether withholding under Section 1445 of the Code is required, EOP shall take into account (and shall request the Exchange Agent to take into account) Section 1445(b)(6) of the Code and Treasury Regulations Section 1.1445-2(c)(2). For this purpose, any EOP Common Shares deducted and withheld by EOP shall be valued at the last trading price of the EOP Common Shares on the New York Stock Exchange on the Effective Date of the Merger. To the extent that amounts are so withheld by EOP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, in respect of which such deduction and withholding was made by EOP or the Exchange Agent.

     (d) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

          (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger (and avoid the payment of tax with respect to undistributed income), Cornerstone shall declare a dividend (the "Final Company Dividend") to holders of shares of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Cornerstone to satisfy such requirements. If Cornerstone determines it is necessary to declare the Final Company Dividend, it shall notify EOP at least 10 days prior to the date for the Cornerstone Stockholders Meeting, and EOP shall declare a dividend per share to holders of shares of EOP Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per EOP Common Share equal to the quotient obtained by dividing (x) the Final Company Dividend paid by Cornerstone with respect to each share of Cornerstone Common Stock by (y) the Common Stock Exchange Ratio. The dividends payable hereunder to holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock shall be paid on the last business day immediately preceding the Closing Date.

          (ii) No dividends or other distributions with respect to EOP Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EOP Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.15(g), in each case until the surrender of such Certificate in accordance with this Section 1.15. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 1.10 and/or in lieu of any fractional EOP Common Shares to which such holder is entitled pursuant to Section 1.15(g) and (ii) if such Certificate is exchangeable for one or more whole EOP Common Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole EOP Common Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole EOP Common Shares.

     (e) No Further Ownership Rights in Cornerstone Common Stock and Cornerstone 7% Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.15 (including any cash paid pursuant to Section 1.15(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cornerstone Common Stock and Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that

Cornerstone shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cornerstone on such Cornerstone Common Stock or Cornerstone 7% Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Cornerstone of the Cornerstone Common Stock or Cornerstone 7% Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to EOP for any reason, they shall be canceled and exchanged as provided in this Section 1.15.

     (f) No Liability. None of Cornerstone, EOP or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to EOP, upon demand, and any holders of Certificates who have not theretofore complied with
Section 1.15(c) shall thereafter look only to EOP for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar laws.

     (g) No Fractional Shares

          (i) No certificates or scrip representing fractional EOP Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of EOP.

          (ii) No fractional EOP Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Common Shares pursuant to this Agreement, each holder of Cornerstone Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
     (i) the average closing price of one EOP Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by
     (ii) the fractional amount of 0.7009 of an EOP Common Share which such holder would otherwise be entitled to receive under this Section 1.15.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by EOP or the Exchange Agent, the posting by such person of a bond in such reasonable amount as EOP or the Exchange Agent may direct (but consistent with the practices EOP applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the EOP Common Shares or cash to which the holders thereof are entitled pursuant to Section 1.10, any cash payable pursuant to Section 1.15(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.15(d).

     (i) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates and the exchange procedure (which shall not be applicable), all other provisions of this Section 1.15 shall apply to Cornerstone Partnership, EOP Partnership, the Cornerstone OP Units and the Cornerstone OP Preferred Units with respect to the Partnership Merger.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF CORNERSTONE
                          AND CORNERSTONE PARTNERSHIP

     Except as set forth in the Cornerstone SEC Documents (as defined herein) or in the letter of even date herewith signed by the President and Chief Executive Officer or the Chief Operating Officer of

Cornerstone and delivered to EOP prior to the execution hereof (the "Cornerstone Disclosure Letter"), Cornerstone and Cornerstone Partnership represent and warrant to EOP and EOP Partnership as follows:

     2.1 Organization, Standing and Power. Cornerstone has been duly organized and is validly existing and in good standing under the laws of the State of Nevada. Cornerstone has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Cornerstone Restated Articles of Incorporation, as amended (the "Cornerstone Articles") are in effect, and no dissolution, revocation or forfeiture proceedings regarding Cornerstone have been commenced. Cornerstone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone, Cornerstone Partnership and the Cornerstone Subsidiaries (as defined herein), taken as a whole (a "Cornerstone Material Adverse Effect"). Cornerstone has delivered to EOP complete and correct copies of the Cornerstone Articles and Cornerstone's Amended and Restated Bylaws (the "Cornerstone Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

     2.2 Cornerstone Subsidiaries.

     (a) Schedule 2.2 to the Cornerstone Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Cornerstone (the "Cornerstone Subsidiaries") and the Cornerstone Non-controlled Subsidiary (which Cornerstone Non-controlled Subsidiary constitutes the only entity in which Cornerstone owns a non-voting equity interest and has no right to control except as set forth on Schedule 2.4 of the Cornerstone Disclosure Letter), (ii) the ownership interest therein of Cornerstone, (iii) if not, directly or indirectly, wholly owned by Cornerstone, the identity and ownership interest of each of the other owners of such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable,
(iv) each office property and other commercial property owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, and (v) if not wholly owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, "Subsidiary" of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.4 of the Cornerstone Disclosure Letter sets forth a true and complete list of the equity securities owned by Cornerstone, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary.

     (b) Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, (i) all of the outstanding shares of capital stock of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Cornerstone or by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Cornerstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Cornerstone, by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or by Cornerstone and another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Subsidiary and given to secure performance thereunder. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Cornerstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to EOP. No effective amendment has been made to the Cornerstone Partnership Agreement since January 21, 2000.

     2.3 Capital Structure.

     (a) The authorized shares of capital stock of Cornerstone consist of 250,000,000 shares of Cornerstone Common Stock, 129,638,245 of which are issued and 129,280,012 of which are outstanding on the date of this Agreement, and 65,000,000 shares of preferred stock with no par value, of which 3,030,303 shares of Cornerstone 7% Preferred Stock are issued and outstanding and 344,828 shares of Redeemable Preferred Stock are designated with none outstanding on the date of this Agreement.

     (b) Set forth in Schedule 2.3(b) to the Cornerstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Common Stock granted under Cornerstone's 1998 Long-Term Incentive Plan or any other formal or informal arrangement (collectively, the "Cornerstone Stock Options"); and (ii) all other warrants or other rights to acquire Cornerstone Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement ("Cornerstone Stock Rights"). Schedule 2.3(b) to the Cornerstone Disclosure Letter sets forth for each Cornerstone Stock Option and Cornerstone Stock Right the name of the grantee, the date of the grant, the number of shares of Cornerstone Common Stock subject to each option or other award, and the exercise price per share. On the date of this Agreement, except as set forth in this Section 2.3 or in Schedule 2.3(b) to the Cornerstone Disclosure Letter, no shares of Cornerstone Common Stock were outstanding or reserved for issuance.

     (c) All outstanding shares of Cornerstone Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote, except for the Cornerstone convertible promissory note dated as of January 1, 1996 which does not have voting rights but is convertible into Cornerstone Common Stock (the "Cornerstone Convertible Promissory Note").

     (d) Other than (i) as set forth in this Section 2.3 or in Schedule 2.3(b), 2.3(c), or 2.3(d) to the Cornerstone Disclosure Letter, (ii) Cornerstone OP Units, which may be redeemed for cash or, at the option of Cornerstone, Cornerstone Common Stock at a rate of one share of Cornerstone Common Stock for each Cornerstone OP Unit, (iii) shares of Cornerstone Common Stock issuable upon the conversion of Cornerstone 7% Preferred Stock, and (iv) shares of Cornerstone Common Stock issuable pursuant to the Cornerstone Convertible Promissory Note, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary).

     (e) As of the date of this Agreement, 148,735,829 Cornerstone OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 129,638,245 are owned by Cornerstone and 3,030,303 Cornerstone Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, all of which are owned by Cornerstone. Schedule 2.3(e) to the Cornerstone Disclosure Schedule sets forth the name of each holder of Cornerstone OP Units and the number of Cornerstone OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Cornerstone Partnership Agreement or as set forth on
Schedule 2.3(d), Cornerstone Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Cornerstone Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Cornerstone Partnership.

     (f) Except for the distribution of $0.31 per share of Cornerstone Common Stock and per Cornerstone OP Unit declared on January 20, 2000, and payable on February 29, 2000, to holders of record on January 31, 2000, of shares of Cornerstone Common Stock and Cornerstone OP Units, all dividends on Cornerstone Common Stock and Cornerstone 7% Preferred Stock and all distributions on Cornerstone OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

     (g) Set forth on Schedule 2.3(g) to the Cornerstone Disclosure Letter is a list of each registration rights agreement or other agreement between Cornerstone and/or Cornerstone Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Cornerstone and/or Cornerstone Partnership pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     2.4 Other Interests. Except for interests in the Cornerstone Subsidiaries, the Cornerstone Non-controlled Subsidiary and certain other entities as set forth in Schedule 2.4 to the Cornerstone Disclosure Letter (the "Cornerstone Other Interests"), none of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Cornerstone Other Interests, Cornerstone Partnership owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Other Interests and given to secure performance thereunder. None of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in material breach of any provision of any agreement, document or contract which is of a material nature governing its rights in or to the Cornerstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Cornerstone Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Cornerstone (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

     2.5 Authority; Noncontravention; Consents.

     (a) Cornerstone has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Cornerstone stockholder approval of the Merger Agreement and the Merger and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which Cornerstone is a party. The execution and delivery of this Agreement by Cornerstone and the consummation by Cornerstone of the transactions contemplated by this Agreement to which Cornerstone is a party have been duly authorized by all necessary action on the part of Cornerstone, except for and subject to the Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone and constitutes a valid and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Cornerstone Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Cornerstone Partner Approvals, to consummate the transactions contemplated by this Agreement to which Cornerstone Partnership is a party. The execution and delivery of this Agreement by Cornerstone Partnership and the consummation by Cornerstone Partnership of the transactions contemplated by this Agreement to which Cornerstone Partnership is a party have been duly authorized by all necessary action on the part of Cornerstone Partnership, except for and subject to the Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone Partnership and constitutes a valid and binding obligation of Cornerstone Partnership, enforceable against Cornerstone Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 2.5(c)(1) to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement by Cornerstone do not, and the consummation of the transactions contemplated by this Agreement to which Cornerstone is a party and compliance by Cornerstone with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Cornerstone Articles or Cornerstone Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Cornerstone Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary in connection with the execution and delivery of this Agreement by Cornerstone or the consummation by Cornerstone of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement (as defined herein), (ii) the acceptance for record of the Maryland Articles of Merger by the Department, (iii) the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Cornerstone Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

     2.6 SEC Documents; Financial Statements; Undisclosed
Liabilities. Cornerstone has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 through the date hereof (the "Cornerstone SEC Documents"). Schedule 2.6(a) to the Cornerstone Disclosure Letter contains a complete list of all Cornerstone SEC Documents filed by Cornerstone with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between January 1, 1997 and the date of this Agreement. All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cornerstone SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Cornerstone included in the Cornerstone SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 2.6(b) to the Cornerstone Disclosure Letter, Cornerstone has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in
Schedule 2.6(c) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would have a Cornerstone Material Adverse Effect.

     2.7 Absence of Certain Changes or Events. Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.7 to the Cornerstone Disclosure Letter, since the date of the most recent audited financial statements included in Cornerstone SEC Documents (the "Cornerstone Financial Statement Date"), Cornerstone, its Subsidiaries and the Cornerstone Non-controlled Subsidiary have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Cornerstone and its Subsidiaries taken as a whole (a "Cornerstone Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.31 per share of Cornerstone Common Stock or Cornerstone OP Unit and except for regular annual distributions not in excess of $1.155 per share of Cornerstone 7% Preferred Stock (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock, (c) any split, combination or reclassification of the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Cornerstone or partnership interests in Cornerstone Partnership or any issuance of an ownership interest in, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Cornerstone Material Adverse Effect, (e) any change in accounting methods, principles or practices by Cornerstone or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Cornerstone SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Cornerstone and any officer or director of Cornerstone.

     2.8 Litigation. Except as disclosed in the Cornerstone SEC Documents or in
Schedule 2.8 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary) or, to the Knowledge of Cornerstone (as hereinafter defined), threatened in writing against or affecting Cornerstone, or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Cornerstone Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Cornerstone Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Cornerstone, threatened as of the date hereof, and (z) no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     2.9 Properties.

     (a) Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Cornerstone Disclosure Letter, Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary set forth on Schedule 2.2 to the Cornerstone Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2 to the Cornerstone Disclosure Letter (the "Cornerstone Properties"), which are all of the real estate properties owned by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Schedule 2.2 to the Cornerstone Disclosure Letter further identifies which of the Cornerstone Properties are owned in fee simple by Cornerstone or the Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary and which of the Cornerstone Properties are subject to a ground lease. Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, no other Person has any ownership interest in any of the Cornerstone Properties, and any such ownership interest so scheduled does not materially detract from the value of the Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) interest in, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Cornerstone Disclosure Letter, none of the Cornerstone Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Cornerstone Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for the following (collectively, the "Permitted Title Exceptions") (i) Property Restrictions and Encumbrances set forth in the Cornerstone Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any Cornerstone Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys or subsequently granted by Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, which Property Restrictions and Encumbrances, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Cornerstone Properties subject thereto or affected thereby. Schedule 2.9(a) to the Cornerstone Disclosure Letter lists each of the Cornerstone Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

     (b) Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Cornerstone Disclosure Letter, valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring the applicable Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the Cornerstone Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, subject only to the matters disclosed above and in the Cornerstone Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No claim has been made against any such policy.

     (c) Except as provided in Schedule 2.9(c) to the Cornerstone Disclosure Letter, Cornerstone has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Cornerstone Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Cornerstone Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same which would have a material adverse effect on such Cornerstone Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authority which would have a material adverse effect on such Cornerstone Property, (iii) of any structural defects relating to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property, (iv) of any Cornerstone Property whose building systems are not in working order so as to have a material adverse effect on such Cornerstone Property, or (v) of any physical damage to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property for which there is no insurance in effect covering the cost of the restoration.

     (d) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Cornerstone Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas which would have a material adverse effect on such Cornerstone Property. Except as set forth in Schedule 2.9(d) to the Cornerstone Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Cornerstone Properties delivered to EOP and EOP Partnership prior to the date hereof and other than those which would not reasonably be expected to have a material adverse effect on any of Cornerstone or the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     (e) The rent rolls previously provided by Cornerstone to EOP (the "Cornerstone Rent Roll") list each Cornerstone Space Lease (as defined herein) in effect as of the dates set forth therein, none of which are earlier than December 31, 1999. "Cornerstone Space Lease" means each lease or other right of occupancy affecting or relating to a property in which Cornerstone Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Cornerstone has made available to EOP true, correct and complete copies of all Cornerstone Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect, all information set forth in the Cornerstone Rent Roll is true, correct and complete as of the date thereof. Except as set forth in a delinquency report made available to EOP, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, nor, to the knowledge of Cornerstone or Cornerstone Partnership, any other party, on the other hand, is in monetary default under any Cornerstone Space Lease, except for such defaults that would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.10 Environmental Matters.

     (a) "Environmental Law" shall mean all applicable Laws relating to the protection of human health or safety and natural resources or the environment, including, without limitation, Laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. sec.sec. 9601 et seq. ("CERCLA")). "Hazardous Materials" shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include "hazardous wastes," "hazardous substances," "hazardous materials," petroleum or any fraction thereof, asbestos, lead-paint, urea-formaldehyde, and polychlorinated biphenyls. "Release" shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

     (b) Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.10(a) to the Cornerstone Disclosure Letter,

          (i) none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or, to Cornerstone's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Cornerstone Properties) would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (ii) except in accordance with the Environmental Permits (as defined herein) there have been no Releases of Hazardous Materials at, on, under or from (A) the Cornerstone Properties or (B) any real property previously owned, operated or leased by Cornerstone, the Cornerstone Subsidiaries, or the Cornerstone Non-controlled Subsidiary (the "Former Cornerstone Properties") during the period of such ownership, operation or tenancy, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Cornerstone Properties or the Former Cornerstone Properties, which would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (iii) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have not failed to comply with all Environmental Laws, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any liability under the

     Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect; and

          (iv) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the "Environmental Permits") necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not have a material adverse effect on the Cornerstone Property. Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

     (c) Cornerstone has previously delivered or made available to EOP complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Cornerstone Properties.

     2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Cornerstone Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Cornerstone, any Cornerstone Subsidiary and the Cornerstone Non-controlled Subsidiary with (a) any investment banker or financial advisor, (b) any person who is an officer, director or Affiliate (as defined herein) of Cornerstone or any Subsidiary or the Cornerstone Non-controlled Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Cornerstone Common Stock, Cornerstone OP Units or Cornerstone 7% Preferred Stock in a private placement, in each case which remain in effect and are not otherwise disclosed in the SEC Documents. Such documents, copies of all of which have previously been delivered or made available to EOP, are listed in Schedule
2.11 to the Cornerstone Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary (each, a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.12 to the Cornerstone Disclosure Letter. Except as disclosed in
Schedule 2.12 to the Cornerstone Disclosure Letter, with respect to the Employee
Plans:

     (a) No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

     (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the Knowledge of Cornerstone, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and, to the Knowledge of Cornerstone, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the Knowledge of Cornerstone, threatened with respect to any Employee Plan and, to the Knowledge of Cornerstone, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

          (i) all Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

          (ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

          (iii) with respect to each such Employee Plan, to the extent applicable, Cornerstone has delivered to or has made available to EOP true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

     (c) With respect to each Employee Plan, to the Knowledge of Cornerstone, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Cornerstone or any Controlled Group Member to material liability.

     (d) No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

     (e) With respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

     2.13 Employee Policies. The employee handbooks of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary currently in effect are attached as Schedule 2.13 to the Cornerstone Disclosure Letter and fairly and accurately summarize all material employee policies, vacation policies and payroll policies.

     2.14 Taxes.

     (a) Each of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Cornerstone has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Cornerstone's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary is being considered by any Tax authority. To the Knowledge of Cornerstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the
Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

     (b) Cornerstone (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2000 or the Closing Date and, if later, for the taxable year of Cornerstone ending on the Closing Date, and
(iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Cornerstone's Knowledge, no such challenge is pending or threatened. Each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company
(i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Cornerstone of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Cornerstone to violate Section

856(c)(4) of the Code. Cornerstone Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Cornerstone Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither Cornerstone nor any Cornerstone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

     2.15 No Payments to Employees, Officers or Directors. Schedule 2.15 to the Cornerstone Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Cornerstone Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary. There is no agreement or arrangement with any employee, officer or other service provider under which Cornerstone, any Cornerstone Subsidiary or any Cornerstone Non-controlled Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

     2.16 Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. L.L.C. the fees and expenses of which are described in the engagement letter dated January 28, 2000, between Lazard Freres & Co. L.L.C. and Cornerstone, a true, correct and complete copy of which has previously been given to EOP, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

     2.17 Compliance with Laws. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.18 Contracts; Debt Instruments.

     (a) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     (b) Except for any of the following expressly identified in Cornerstone SEC Documents, Schedule 2.18(b) to the Cornerstone Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary, other than Indebtedness payable to Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured,

(ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

     (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Cornerstone Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party or an obligor with respect thereto.

     (d) Except as set forth in Schedule 2.18(d) of the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Cornerstone Properties.

     (e) Except as set forth in Schedule 2.18(e) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement relating to the management of any Cornerstone Property by any Person other than Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary.

     (f) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement pursuant to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary manages or provides services with respect to any real properties other than Cornerstone Properties, except for the agreements described in
Schedule 2.18(f) to the Cornerstone Disclosure Letter.

     (g) Cornerstone has delivered to EOP prior to the date of this Agreement a true and complete capital budget for the year 2000 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Cornerstone Disclosure Letter lists all material agreements entered into by Cornerstone, each of the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary relating to the development or construction of, or additions or expansions to, any Cornerstone Real Properties (or any properties with respect to which Cornerstone has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate. True, correct and complete copies of such agreements have previously been delivered or made available to EOP.

     (h) Schedule 2.18(h) to the Cornerstone Disclosure Letter lists all agreements entered into by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary providing for the sale of, or option to sell, any Cornerstone Properties or the purchase of, or option to purchase, by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

     (i) Except as set forth in Schedule 2.18(i) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Cornerstone, any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or (B) to pay any additional purchase price for any of the Cornerstone Properties.

     (j) Except as set forth in Schedule 2.18(j) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Cornerstone Partnership or any other Cornerstone Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (ii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Cornerstone Properties, or (iii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Cornerstone or a Cornerstone Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone Subsidiary under Section 752 of the Code. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in violation of or in default under any Tax Protection Agreement.

     (k) Except as set forth in Schedule 2.18(k) to the Cornerstone Disclosure Letter and for the Confidentiality Agreement, dated January 13, 2000 between Cornerstone and EOP (the "Confidentiality Agreement") and other confidentiality agreements entered into in the ordinary course of business, neither Cornerstone nor any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any confidentiality, standstill, lock-up or voting agreement.

     2.19 Opinion of Financial Advisor. Cornerstone has received the written opinion of Lazard Freres & Co. L.L.C. Cornerstone's financial advisor, to the effect that the proposed consideration to be received by the holders of Cornerstone Common Stock is fair to such holders from a financial point of view.

     2.20 State Takeover Statutes. Cornerstone has taken all action necessary to exempt the transactions contemplated by this Agreement between EOP and Cornerstone and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the laws of the State of Nevada and the State of Delaware or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.21 Investment Company Act of 1940. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.22 Definition of "Knowledge of Cornerstone". As used in this Agreement, the phrase "Knowledge of Cornerstone" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.22 to the Cornerstone Disclosure Letter.

     2.23 Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the outstanding Cornerstone Common Stock and the holders of at least a majority of the outstanding Cornerstone 7% Preferred Stock are the only votes of the holders of any class or series of Cornerstone capital stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Cornerstone and the affirmative vote of at least a majority of all Cornerstone limited partner interests entitled to be cast, voting in accordance with the Cornerstone Partnership Agreement, is the only vote of the holders of any class or series of Cornerstone Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP

     Except as set forth in the EOP SEC Documents (as defined herein) or in the letter of even date herewith signed by the President or an Executive Vice President of EOP and delivered to Cornerstone prior to the execution hereof (the "EOP Disclosure Letter"), EOP and EOP Partnership represent and warrant to Cornerstone and Cornerstone Partnership as follows:

     3.1 Organization, Standing and Power of EOP. EOP is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. EOP is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of EOP and the Subsidiaries of EOP (collectively, "EOP Subsidiaries"), taken as a whole (an "EOP Material Adverse Effect"). EOP has delivered to Cornerstone complete and correct copies of the EOP Declaration of Trust (as the same is proposed to be modified by each of the Proposed EOP Charter Amendments (as defined herein)) and the EOP Bylaws, as amended or supplemented to the date of this Agreement.

     3.2 EOP Subsidiaries.

     (a) Schedule 3.2(a) to the EOP Disclosure Letter sets forth (i) each EOP Subsidiary and each entity in which EOP holds non-voting equity securities (but no voting equity securities) (collectively, the "EOP Non-controlled Subsidiaries"), (ii) the ownership interest therein of EOP, (iii) if not wholly owned by EOP, the identity and ownership interest of each of the other owners of such EOP Subsidiary, (iv) each office property and other commercial property owned by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and ownership interest of each of the other owners of such property.

     (b) Except as set forth in Schedule 3.2(b) to the EOP Disclosure Letter,
(i) all the outstanding shares of capital stock of each EOP Subsidiary and each EOP Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by EOP or by another EOP Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each EOP Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by EOP, by another EOP Subsidiary or by EOP and another EOP Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Subsidiary and given to secure performance thereunder. Each EOP Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each EOP Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each EOP Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each EOP Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone. No effective amendment has been made to the EOP Partnership Agreement since January 31, 2000.

     3.3 Capital Structure.

     (a) The authorized shares of beneficial interest of EOP consist of 750,000,000 EOP Common Shares, 248,812,828 of which were issued and outstanding as of January 31, 2000, and 100,000,000 preferred shares of beneficial interest, 18,562,900 of which were issued or outstanding as of January 31, 2000 (collectively, the "EOP Preferred Shares").

     (b) Set forth in Schedule 3.3(b) to the EOP Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase EOP's shares of beneficial interest granted under the Employee Share Option and Restricted Share Plan or any other formal or informal arrangement (collectively, the "EOP Options"); and (ii) all other warrants or other rights to acquire EOP's shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the EOP Disclosure Letter sets forth the EOP Options granted to EOP's Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each EOP Option as qualified or nonqualified under Section 422 of the Code, the number of EOP Common Shares subject to each EOP Option, the number and type of EOP's Common Shares subject to EOP Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or in Schedule 3.3(b) to the EOP Disclosure Letter, no shares of beneficial interest of EOP were outstanding or reserved for issuance (except for EOP Common Shares reserved for issuance upon redemption of EOP OP Units).

     (c) All outstanding shares of beneficial interest of EOP are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of EOP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EOP may vote.

     (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the EOP Disclosure Letter and (ii) EOP OP Units, which may be redeemed for EOP Common Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EOP or any EOP Subsidiary is a party or by which such entity is bound, obligating EOP or any EOP Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EOP or any EOP Subsidiary or obligating EOP or any EOP Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EOP or an EOP Subsidiary).

     (e) As of January 31, 2000, 282,476,889 EOP OP Units, 8,000,000 8.98%
Series A Preferred Units of Limited Partnership Interest, 6,000,000 5.25% Series B Preferred Units of Limited Partnership Interest, and 4,562,900 8 5/8% Series C Preferred Units of Limited Partnership Interest (collectively, the "EOP Preferred Units") are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 248,812,828 EOP OP Units and all of the EOP Preferred Units are owned by EOP and EOP Subsidiaries.
Schedule 3.3(e) to the EOP Disclosure Schedule sets forth the name of each holder of EOP OP Units and the number of EOP OP Units owned by each such holder as of the date of this Agreement. The EOP OP Units and EOP Preferred Units are subject to no restrictions except as set forth in the EOP Partnership Agreement. EOP Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EOP Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in EOP Partnership.

     (f) All dividends on EOP Common Shares and all distributions on EOP OP Units and EOP Preferred Units, which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on EOP Common Shares (along with the corresponding distributions payable on EOP OP Units) which were declared on February 1, 2000 and are payable on April 14, 2000 have not yet been paid.

     (g) The EOP Common Shares and the EOP Preferred Shares to be issued by EOP, and the EOP OP Units to be issued by the EOP Partnership pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

     3.4 Other Interests. Except for interests in the EOP Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4(a) to the EOP Disclosure Letter (the "EOP Other Interests"), neither

EOP nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, EOP or EOP Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Other Interests and given to secure performance. Neither EOP nor any of the EOP Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) listed in Schedule 3.4(b) to the EOP Disclosure Letter (or disclosed in the EOP SEC Documents (as defined herein)), (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of EOP (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

     3.5 Authority; Noncontravention; Consents.

     (a) EOP has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "EOP Shareholder Approvals" and, together with the Cornerstone Stockholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EOP is a party. The execution and delivery of this Agreement by EOP and the consummation by EOP of the transactions contemplated by this Agreement to which EOP is a party have been duly authorized by all necessary action on the part of EOP, except for and subject to the EOP Shareholder Approvals and the requisite approval, if any is required, of the partners of EOP Partnership. This Agreement has been duly executed and delivered by EOP and constitutes a valid and binding obligation of EOP, enforceable against EOP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) EOP Partnership has the requisite partnership power and, subject to the requisite partner approval of the Partnership Merger (if any), authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which EOP Partnership is a party. The execution and delivery of this Agreement by EOP Partnership and the consummation by EOP Partnership of the transactions contemplated by this Agreement to which EOP Partnership is a party have been duly authorized by all necessary action on the part of EOP Partnership, except for and subject to the EOP Partnership Approvals. This Agreement has been duly executed and delivered by EOP Partnership and constitutes a valid and binding obligation of EOP Partnership, enforceable against EOP Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 3.5(c)(1) to the EOP Disclosure Letter, the execution and delivery of this Agreement by EOP and EOP Partnership do not, and the consummation of the transactions contemplated by this Agreement to which EOP or EOP Partnership is a party and compliance by EOP or EOP Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EOP or any EOP Subsidiary under, (i) the EOP Declaration of Trust or the EOP Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other EOP Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EOP or any EOP Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EOP or any EOP Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) reasonably be expected to have an EOP Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this

Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EOP or any EOP Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EOP of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the EOP Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EOP from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an EOP Material Adverse Effect.

     3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. EOP and EOP Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since July 8, 1997 and November 19, 1997, respectively, through the date hereof (the "EOP SEC Documents"). Schedule 3.6(a) to the EOP Disclosure Letter contains a complete list of all EOP SEC Documents filed by EOP and EOP Partnership with the SEC under the Exchange Act on or prior to the date of this Agreement. All of the EOP SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EOP SEC Documents. None of the EOP SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EOP SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EOP and the EOP Subsidiaries included in the EOP SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EOP and the EOP Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EOP SEC Documents or in Schedule 3.6(b) to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EOP or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an EOP Material Adverse Effect.

     3.7 Absence of Certain Changes or Events. Except as disclosed in the EOP SEC Documents or in Schedule 3.7 to the EOP Disclosure Letter, since the date of the most recent audited financial statements included in the EOP SEC Documents (the "EOP Financial Statement Date"), EOP and the EOP Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EOP and the EOP Subsidiaries taken as a whole (a "EOP Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EOP Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.42 per EOP Common
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Share or EOP OP Unit or the stated distribution rate for each EOP Preferred
Share or EOP Preferred Unit, subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to EOP Common Shares, EOP OP Units, EOP Preferred Shares or EOP Preferred Units, (c) any split, combination or reclassification of any of EOP's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have an EOP Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EOP or any EOP Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EOP SEC Documents or required by a change in GAAP.

     3.8 Litigation. Except as disclosed in the EOP SEC Documents or in Schedule
3.8 to the EOP Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EOP and the EOP Subsidiaries (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of EOP or an EOP Subsidiary) or, to the Knowledge of EOP (as defined herein), threatened in writing against or affecting EOP or any EOP Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an EOP Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EOP or any EOP Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9 Properties.

     (a) Except as set forth in Schedule 3.9(a) to the EOP Disclosure Letter, EOP or one of the EOP Subsidiaries owns fee simple title to each of the real properties listed in the EOP SEC Filings as owned by it (the "EOP Properties"), except where the failure to own such title would not have an EOP Material Adverse Effect.

     (b) The EOP Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an EOP Material Adverse Effect.

     (c) Valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring EOP's or the applicable EOP Subsidiary's fee simple title or leasehold estate, as the case may be, to the EOP Properties in amounts which are, except in the case of San Felipe Plaza, at least equal to the purchase price thereof paid by EOP or the applicable EOP Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an EOP Material Adverse Effect.

     (d) EOP has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EOP Properties where such failure would reasonably be expected to have an EOP Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an EOP Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EOP Properties issued by any governmental authorities which would reasonably be expected to have an EOP Material Adverse Effect or (iii) of any structural defects relating to EOP Properties, EOP Properties whose building systems are not in working order, physical damage to any EOP Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (e) Except as set forth in Schedule 3.9(e) to the EOP Disclosure Letter, neither EOP nor any of the EOP Subsidiaries has received any written or published notice to the effect that (i) any condemnation or

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rezoning proceedings are pending or threatened with respect to any of the EOP
Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EOP Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (f) Except as set forth on Schedule 3.9(f) to the EOP Disclosure Letter, all work to be performed, payments to be made and actions to be taken by EOP or the EOP Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EOP Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not reasonably be expected to have an EOP Material Adverse Effect, and EOP has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

     (g) The rent roll previously provided by EOP to Cornerstone (the "EOP Rent Roll") lists each EOP Space Lease (as defined herein) in effect as of the respective dates indicated in the EOP Rent Roll. "EOP Space Lease" means each lease or other right of occupancy affecting or relating to a property in which EOP Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. EOP has made available to Cornerstone true, correct and complete copies of all EOP Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, all information set forth in the EOP Rent Roll is true, correct, and complete as of the date thereof. Except as set forth in a delinquency report made available to Cornerstone, neither EOP nor any EOP Subsidiary, on the one hand, nor, to the Knowledge of EOP or EOP Partnership, any other party, on the other hand, is in monetary default under any EOP Space Lease, except for such defaults that would not reasonably be expected to have an EOP Material Adverse Effect.

     3.10 Environmental Matters.

     Except as disclosed in the EOP SEC Documents,

     (i) none of EOP, any of the EOP Subsidiaries or, to EOP's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the EOP Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the EOP Properties) would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (ii) except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the EOP Properties, or (B) any real property formerly owned, operated or leased by EOP or the EOP Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (iii) EOP and the EOP Subsidiaries have not failed to comply in any material respect with all Environmental Laws, and neither EOP nor any of the EOP Subsidiaries has any liability under the Environmental Laws, except to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect; and

     (iv) EOP and the EOP Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not have a material adverse effect on the EOP Property necessary to operate their businesses as currently operated. EOP and the EOP Subsidiaries have timely filed applications for all Environmental Permits.

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

     3.11 Taxes.

     (a) Each of EOP and the EOP Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects,
(ii) has paid (or EOP has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an EOP Material Adverse Effect. The most recent audited financial statements contained in the EOP SEC Documents reflect an adequate reserve for all material Taxes payable by EOP and the EOP Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EOP Financial Statement Date, EOP has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EOP nor any EOP Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EOP or any EOP Subsidiary. Neither EOP nor any EOP Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to EOP's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of EOP or any EOP Subsidiary is being considered by any Tax authority. To the Knowledge of EOP, no deficiencies for any Taxes have been proposed, asserted or assessed against EOP or any of the EOP Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

     (b) EOP (i) for all taxable years commencing with 1997, which is the first year of EOP's existence for federal income tax purposes, through December 31, 1999, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. BeaMetFed, Inc. ("BeaMet") (i) for all taxable years commencing with 1997 through December 31, 1999 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. Each EOP Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by EOP of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause EOP to violate Section 856(c)(4) of the Code. EOP Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each EOP Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
Section 856(i) of the Code. Except as set forth in Schedule 3.11 to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
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

     (c) To EOP's knowledge, as of the date hereof, EOP is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

     3.12 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co. Incorporated, the fees and expenses of which will be paid by EOP and are described in the engagement letters between J.P. Morgan & Co. Incorporated and EOP, a true, correct and complete copy of which has previously been given to Cornerstone, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EOP or any EOP Subsidiary.

     3.13 Compliance with Laws. Neither EOP nor any of the EOP Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have an EOP Material Adverse Effect.

     3.14 Contracts; Debt Instruments. Neither EOP nor any EOP Subsidiary has received a written notice that EOP or any EOP Subsidiary is in violation of or in default under (nor to the Knowledge of EOP does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EOP does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, except as set forth in the EOP SEC Documents or in Schedule 3.14 to the EOP Disclosure Letter.

     3.15 Opinion of Financial Advisor. EOP has received the opinion of J.P. Morgan & Co. Incorporated, EOP's financial advisor, to the effect that the consideration to be paid by EOP in connection with the Merger is fair, from a financial point of view, to EOP.

     3.16 State Takeover Statutes. EOP has taken all action necessary to exempt transactions between EOP and Cornerstone and its Affiliates from the operation of Takeover Statutes.

     3.17 Investment Company Act of 1940. Neither EOP nor any of the EOP Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     3.18 Definition of "Knowledge of EOP". As used in this Agreement, the phrase "Knowledge of EOP" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.19 to the EOP Disclosure Letter.

     3.19 Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of EOP Common Shares, and the affirmative vote of the partners of EOP Partnership holding at least a majority of the outstanding EOP Partnership interests (including partnership interests held by EOP), are the only votes of the holders of any class or series of EOP capital shares necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of the Partnership Merger by EOP is the only vote necessary or required under this Agreement or under applicable law to approve the Partnership Merger and this Agreement.

                                   ARTICLE 4

                                   COVENANTS

     4.1 Conduct of Cornerstone's and Cornerstone Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by EOP or as expressly provided for in this Agreement, Cornerstone and Cornerstone Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary that

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

Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary to:

     (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

     (b) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (c) confer on a regular basis with one or more representatives of EOP to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

     (d) promptly notify EOP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (e) promptly deliver to EOP true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Cornerstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Cornerstone notifies EOP that it is availing itself of such extensions and provided such extensions do not adversely affect Cornerstone's status as a qualified REIT under the Code;

     (h) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Cornerstone's status as a REIT or the status of any Cornerstone Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

     (i) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or, except as permitted in a budget approved in writing by EOP, other transaction (other than Commitments referred to in Schedule 4.1(i) to the Cornerstone Disclosure Letter) involving in excess of $100,000, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities pursuant to EOP-approved guidelines (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on
Schedule 4.1(i) to the Cornerstone Disclosure Letter or (C) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

     (j) not amend the Cornerstone Articles or the Cornerstone Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary;

     (k) make no change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Cornerstone Disclosure Letter, (ii) the conversion of the Cornerstone 7% Preferred Stock or the Cornerstone Convertible Promissory Note if required by their terms, (iii) the redemption of Cornerstone OP Units under existing contracts described on
Schedule 2.18, (iv) the redemption of Cornerstone OP Units pursuant to Section
1.1 of this Agreement, (v) the redemption of Cornerstone OP Units under the

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

Cornerstone Partnership Agreement solely for shares of Cornerstone Common Stock, or (vi) Cornerstone OP Units issuable upon the exercise of the First and Howard option;

     (l) grant no options or other right or commitment relating to its shares of capital stock or units of limited partnership interest or any security convertible into its shares of capital stock or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and, other than or pursuant to Section 5.8(c) or (d) of this Agreement, not amend or waive any rights under any of the Cornerstone Stock Options or Cornerstone Stock Rights;

     (m) except as provided in Section 5.10 and in connection with the use of Cornerstone Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Cornerstone Common Stock, Cornerstone 7% Preferred Stock or Cornerstone OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest of Cornerstone, except for (A) deemed transfers of Cornerstone excess shares required under Article 8 of the Cornerstone Articles in order to preserve the status of Cornerstone as a REIT under the Code or Article 9 of the Cornerstone Articles, and (B) redemptions of Cornerstone OP Units, whether or not outstanding on the date of this Agreement, under the Cornerstone Partnership Agreement in which solely Cornerstone Common Stock is utilized;

     (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Cornerstone Properties, except in connection with a transaction that is permitted by Section 4.1(i), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Cornerstone Disclosure Letter or in connection with a transaction that is permitted by the leasing guidelines set forth on Schedule 4.1(n) to the Cornerstone Disclosure Letter;

     (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

     (p) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(i), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with the Cornerstone Non-controlled Subsidiary;

     (q) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EOP or incurred in the ordinary course of business consistent with past practice;

     (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

     (s) except as disclosed in Schedule 4.1(s) of the Cornerstone Disclosure Letter, not enter into any Commitment with any officer, director or Affiliate of Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or any material Commitment with any consultant;

     (t) except as disclosed in Schedule 4.1(t) of the Cornerstone Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.18 to the

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

Cornerstone Disclosure Letter with any of its officers, directors or employees earning more than $100,000 per annum, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements;

     (u) not adopt any new employee benefit plan or amend any existing plans or rights;

     (v) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

     (w) not change the ownership of any of its Subsidiaries or the Cornerstone Non-controlled Subsidiary, except changes which arise as a result of the acquisition of Cornerstone OP Units in exchange for Cornerstone Common Stock pursuant to exercise of the Cornerstone OP Unit redemption right under Section
8.6 of the Cornerstone Partnership Agreement;

     (x) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Cornerstone Common Stock;

     (y) not enter into any Tax Protection Agreement;

     (z) not settle or compromise any material federal, state, local or foreign tax liability; and

     (aa) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.2 Conduct of EOP's and EOP Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Cornerstone or as expressly provided for in this Agreement, EOP and EOP Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries that Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the EOP Subsidiaries to:

     (a) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (b) confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality which would reasonably be expected to have an EOP Material Adverse Effect;

     (c) promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (d) promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the EOP Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect EOP's status as a qualified REIT under the Code;

     (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve EOP's status as a REIT or the status of any EOP Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may
be);

     (h) not amend the EOP Declaration of Trust, the EOP Bylaws or the EOP Partnership Agreement (except for the Proposed EOP Charter Relating to Voting Requirements, the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein), the proposed amendment to Section 7.4 of the EOP Partnership Agreement, the amendments to the EOP Partnership Agreement described in Section 5.4(c), the filing of Articles Supplementary to elect to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law and to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by EOP without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of EOP OP Units); as used herein, (i) "Proposed EOP Charter Amendment Relating to Certain Voting Requirements" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit D, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP,
(ii) "Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit E, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP at the EOP Shareholders Meeting (as defined below) and (iii) "Proposed EOP Charter Amendments" means, collectively, the Proposed EOP Charter Relating to Voting Requirements and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status;

     (i) except as provided in Section 5.10 hereof and in connection with the use of EOP Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any EOP Common Shares or EOP OP Units or
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of EOP, except for (A) redemptions of EOP Common Shares required under Section 7.3.6 of the EOP Declaration of Trust in order to preserve the status of EOP as a REIT under the Code, (B) redemptions of EOP OP Units, whether or not outstanding on the date of this Agreement, under the EOP Partnership Agreement in which EOP Common Shares are utilized, and (C) repurchases of EOP Common Shares pursuant to its publicly announced share repurchase program;

     (j) not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization or other business combination with any third party in which EOP is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which EOP is the surviving party that would result in the issuance of equity securities representing in excess of 20% of the outstanding EOP Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Cornerstone, which approval shall not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of EOP shareholders for approval of such business combination is no less than the affirmative vote of holders of EOP Common Shares representing more than 50% of the sum of (x) the number of EOP Common Shares outstanding at the time of such approval plus (y) 50,000,000; and

     (k) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.3 No Solicitation.

     (a) Prior to the Effective Time of the Merger, Cornerstone agrees, for itself and in its capacity as the sole general partner of the Cornerstone Partnership, that:

          (i) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Cornerstone or Cornerstone Partnership, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Cornerstone or Cornerstone Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (ii) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Cornerstone to engage in any of the activities described in Section 4.3(a);

          (iii) it, Cornerstone Partnership and the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

          (iv) it will notify EOP promptly (but in any event within 24 hours) if Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary, the Cornerstone Non-controlled Subsidiary or any individual or entity referred to in Section 4.3(b) receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it, and include in such notice the identity of the Person making such inquiry, proposal or request, the material terms of such inquiry, proposal or request and, if in writing, shall promptly deliver to EOP a copy of such inquiry, proposal or request along with all other related documentation and correspondence;

     (b) Notwithstanding Section 4.3(a), the Board of Directors of Cornerstone (including with respect to Cornerstone's capacity as the sole general partner of Cornerstone Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that (i) a majority of the Board of Directors of Cornerstone determines in good faith, after consultation with its outside counsel, that such action is required for the Board of Directors of Cornerstone to comply with its fiduciary duties to stockholders imposed by applicable law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cornerstone provides written notice to EOP to the effect that it is furnishing information to, or entering into discussions with such person or entity and (iii) Cornerstone enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the Confidentiality Agreement.

     (c) Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Section 4.3 shall prohibit the Board of Directors of Cornerstone from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Cornerstone: (A) complies fully with this Section 4.3 and (B) provides EOP with at least three
(3) business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Merger Agreement and the Merger, (ii) if, in the event that during such three (3) business days EOP makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "EOP Counter Proposal"), Cornerstone's Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the EOP Counter Proposal is not at least as favorable to Cornerstone's stockholders as the Superior Acquisition Proposal, from a financial point of view, and

(B) the EOP Counter Proposal is not at least as favorable generally to Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Cornerstone shall have terminated this Agreement in accordance with Section 7.1(h).

     (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and the Cornerstone Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Cornerstone determines in good faith, (A) taking into account the advice of Cornerstone's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Cornerstone's stockholders to those provided for in the Merger and (B) to be more favorable generally to Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, is then fully committed and capable of being obtained and (iii) which the Board of Directors of Cornerstone determines in good faith is reasonably capable of being consummated.

     (e) Any disclosure that the Board of Directors of Cornerstone may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this
Section 4.3.

     (f) Nothing in this Section 4.3 shall (i) permit Cornerstone to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Cornerstone under this Agreement.

     4.4 Affiliates. Prior to the Effective Time of the Merger, Cornerstone shall cause to be prepared and delivered to EOP a list (reasonably satisfactory to counsel for EOP) identifying all persons who, at the time of the Cornerstone Stockholders Meeting and the EOP Shareholders Meeting, may be deemed to be "affiliates" of Cornerstone or Cornerstone Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Cornerstone shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to EOP on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. EOP shall be entitled to place legends as specified in such written agreements on the certificates representing any EOP Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliates, consistent with the terms of such agreements. EOP and EOP OP shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Cornerstone or EOP may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of EOP received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     4.5 Other Actions. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Preparation of the Form S-4 and the Proxy Statement; Cornerstone Stockholders Meeting, Cornerstone Unitholders Consent Solicitation and EOP Shareholders Meeting.

     (a) As promptly as practicable after execution of this Agreement, (i) each of Cornerstone and EOP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the "Joint Proxy Statement") relating to the stockholder meeting of Cornerstone and the shareholder meeting of EOP, the vote of the stockholders of Cornerstone with respect to this Agreement and the shareholders of EOP with respect to the Merger and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status, and the consent, if any, of partners of Cornerstone Partnership and EOP Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, EOP and Cornerstone, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the EOP Common Shares and EOP OP Units to be distributed to the holders of Cornerstone Common Stock and Cornerstone OP Units in the Mergers. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. EOP and Cornerstone, if applicable, shall use its commercially reasonable efforts, and Cornerstone will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Cornerstone and EOP and at the time of the respective taking of consents, if any, of partners of Cornerstone Partnership and EOP Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. EOP will advise and deliver copies (if any) to Cornerstone, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to EOP or EOP Partnership, on the one hand, and Cornerstone or Cornerstone Partnership, on the other hand), and EOP shall promptly notify Cornerstone, and Cornerstone shall promptly notify EOP, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the EOP Common Shares and EOP OP Units issuable in connection with the Mergers.

     (b) Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its stockholders or shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, independent public accountants for Cornerstone and Cornerstone Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to EOP and EOP Partnership, in form and substance reasonably satisfactory to EOP and EOP Partnership, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Cornerstone and Cornerstone Partnership and their subsidiaries and the Cornerstone Non-controlled Subsidiary contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Cornerstone shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for EOP and EOP Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Cornerstone and Cornerstone Partnership, in form and substance reasonably satisfactory to Cornerstone, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of EOP, EOP Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (c) EOP will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of EOP), convene and hold a meeting of its shareholders (the "EOP Shareholders Meeting") for the purpose of obtaining the EOP Shareholder Approvals. EOP shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

     (d) Cornerstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Cornerstone), convene and hold a meeting of its stockholders (the "Cornerstone Stockholders Meeting") for the purpose of obtaining the Cornerstone Stockholder Approvals. Cornerstone shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Cornerstone Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

     (e) EOP and Cornerstone shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

     (f) If on the date for the EOP Shareholders Meeting and Cornerstone Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either EOP or Cornerstone has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders and stockholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

     (g) Cornerstone shall request written consents for approval by the limited partners of Cornerstone Partnership of each of the matters described in the definition of Cornerstone Partner Approvals. Cornerstone hereby agrees to vote in favor of or consent to, as applicable, the Partnership Merger, to the extent approval thereof is required by the Cornerstone Partnership Agreement. Cornerstone shall recommend to the limited partners of Cornerstone Partnership that they approve such matters. EOP shall request written consents, if any is required, by the limited partners, of EOP Partnership of each of the matters described in the definition of EOP Partner Approvals. EOP hereby agrees to vote, if any is required, in favor of such matters and to recommend to the limited partners of EOP Partnership that they approve such matters.

     5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries (and in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     5.3 Commercially Reasonable Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties (including, without limitation, taking the actions contemplated under Schedule 5.3(a)(ii)); and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

     (b) Cornerstone and Cornerstone Partnership shall use commercially reasonable efforts to obtain from PricewaterhouseCoopers LLP access to all work papers relating to audits of Cornerstone and Cornerstone Partnership performed by PricewaterhouseCoopers LLP, and the continued cooperation of PricewaterhouseCoopers LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

     (c) Cornerstone and Cornerstone Partnership shall give prompt notice to EOP and EOP Partnership, and EOP and EOP Partnership shall give prompt notice to Cornerstone and Cornerstone Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 Tax Matters.

     (a) Each of EOP and Cornerstone shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

     (b) Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of Cornerstone Partnership and its Subsidiaries acquired in the Partnership Merger to take into account differences as of the Effective Time of the Partnership Merger between the adjusted tax bases of such properties and their respective fair market values (referred to as the "Section 704(c) values"), with no curative allocations to offset the effect of the "ceiling rule." EOP Partnership and Cornerstone Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Cornerstone Partnership and its Subsidiaries as of the Effective Time of the Partnership Merger. Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in
Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall determine in their reasonable discretion the method to be used for allocating "excess nonrecourse liabilities" of EOP Partnership pursuant to Treasury Regulations
Section 1.752-3(a)(3) following the Closing Date, provided that (i) EOP Partnership shall not use with respect to the former limited partners in Cornerstone Partnership a method that is less favorable than the method used by EOP Partnership with respect to the other limited partners of EOP Partnership who are not parties to an express agreement specifying a particular method to be used for such purposes, and (ii) in the case of a Cornerstone Partner who, prior to the Partnership Merger, had been specially allocated a portion of a Cornerstone Partnership nonrecourse liability secured by a property with respect to which such Cornerstone Partner has a built-in gain under Section 704(c) of the Code to take into account such Cornerstone Partner's share of such built-in gain that was not taken into account in making the allocation of such liability under Treasury Regulation Section 1.752-3(a)(2), EOP Partnership shall continue such method of allocating such liability following the Merger.

     (c) EOP Partnership shall amend the EOP Partnership Agreement at or prior to the Effective Time of the Partnership Merger to incorporate provisions relating to the restoration of deficit capital accounts that will permit each limited partner of Cornerstone Partnership who has entered into an agreement with Cornerstone Partnership prior to the Partnership Merger relating to the restoration of deficit capital accounts to continue to be obligated to restore any deficit in its capital account in EOP Partnership in an amount that is not less than the maximum potential amount that such limited partner was obligated to restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Such deficit capital account restoration provisions to be incorporated in the EOP Partnership Agreement shall be in substantially the form of the deficit capital account restoration provisions incorporated in the Cornerstone Partnership Agreement pursuant to the Fourth Amendment of Agreement of Limited Partnership of Cornerstone Properties Limited Partnership, with such changes thereto as shall be approved by Cornerstone Partnership, provided, however, that except as set forth in the next sentence below or in the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter, no Cornerstone Partner shall have the right to increase the amount of its deficit restoration obligation following the Partnership Merger to an amount in excess of the maximum potential amount that such limited partner was obligated to restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Notwithstanding the proviso in the immediately preceding sentence, the
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

Cornerstone Partners as a group shall have the right, at any time following the Merger and without the consent of EOP, to increase their maximum potential deficit restoration obligations as a group (as determined immediately prior to the Merger) by an aggregate amount of up to $50 million, reduced by the amount of any increase therein that shall occur under the Cornerstone Partnership Agreement during the period commencing on the date hereof and ending immediately prior to the Effective Time of the Partnership Merger. Any election to increase or to take on a deficit restoration obligation election permitted under a Tax Protection Agreement listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter shall not be taken into account in applying the foregoing $50 million limitation. Notwithstanding any the foregoing, EOP Partnership shall not be obligated to maintain any level of partnership recourse debt in excess of the amounts otherwise specifically required to be maintained under the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter. In addition, the amendment to the EOP Partnership Agreement will contain a provision to the effect that (i) EOP Partnership will consider in good faith a request from a former Cornerstone Partner to increase the amount of its deficit restoration obligation from time to time after the Partnership Merger if the former Cornerstone Partner shall provide information from its professional tax advisor satisfactory to EOP Partnership showing that, in the absence of such an increase, such former Cornerstone Partner would not likely be allocated from EOP Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from EOP Partnership following the Partnership Merger); (ii) EOP Partnership and its professional tax advisors will cooperate in good faith with the former Cornerstone Partner and its professional tax advisor to provide such information regarding the allocation of the EOP Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the former Cornerstone Partner's adjusted tax basis in its EOP OP Units and at-risk amount; (iii) in deciding whether or not to grant such request, EOP Partnership shall be entitled to take into account all factors related to EOP Partnership, including, without limitation, the existing and anticipated debt structure of EOP Partnership, the tax situations of other holders of EOP OP Units and the effect that such a deficit restoration commitment might have on their tax situation, and the anticipated term long term business needs of EOP; (iv) in no event shall EOP Partnership be required to incur additional indebtedness that would be considered a "recourse liability" for purposes of Section 752 of the Code to facilitate such additional deficit capital account restoration commitments; and (v) EOP Partnership's only obligation shall be to act in good faith, and a former Cornerstone Partner's exclusive remedy under such provision would be an action for specific performance, with no entitlement to monetary damages.

     5.5 Public Announcements. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements, including, without limitation, any press release or other written public statement which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.

     5.6 Listing. EOP shall use commercially reasonable efforts to cause the EOP Common Shares to be issued in the Merger, and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     5.7 Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, EOP shall pay or cause EOP Operating Partnership, as

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appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of EOP Common Shares or EOP OP Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

     5.8 Benefit Plans and Other Employee Arrangements.

     (a) Benefit Plans. After the Effective Time, all employees of Cornerstone who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Cornerstone which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EOP in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time. With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such employee benefit plan. EOP shall, or shall cause the Surviving Trust and its Subsidiaries to, (i) waive all limitations, as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of Cornerstone who are employed by the Surviving Trust under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of Cornerstone who is employed by the Surviving Trust with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (b) Stock Option and Restricted Stock Plans. The stock option plans or programs of Cornerstone and the restricted stock plans or programs of Cornerstone shall be discontinued.

     (c) Cornerstone Stock Options. As of the Effective Time, each outstanding Cornerstone Stock Option shall, whether or not then vested or exercisable, effective as of the Effective Time, become fully exercisable and vested and each such Cornerstone Stock Option shall be automatically converted at the Effective Time into an option (a "Substituted Option") to purchase a number of shares of EOP Common Shares equal to the number of shares of Cornerstone Common Stock that could have been purchased (assuming full vesting) under such Cornerstone Stock Option multiplied by 0.7009 (rounded down to the nearest whole number of shares of Cornerstone Common Stock) at an exercise price per share of EOP Common Shares equal to the per-share option exercise price specified in the Cornerstone Stock Option divided by 0.7009 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Cornerstone Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Cornerstone Stock Option was granted. If the holder of such Cornerstone Stock Option surrenders such option after the Effective Time and prior to 11:59 p.m., Eastern Time, on the second business day immediately following the Effective Time, EOP shall, subject to reduction for required withholding taxes, pay to each such holder of Cornerstone Stock Options an amount in cash in respect thereof equal to the product of (i) the excess, if any, of $18.00 over the exercise price of such Cornerstone Stock Option and (ii) the number of shares of Cornerstone Common Stock subject thereto. At the Effective Time, (i) all references in the related stock option agreements to Cornerstone shall be deemed to refer to EOP and (ii) EOP shall assume all of Cornerstone's obligations with respect to Cornerstone Stock Options as so amended. As promptly as reasonably practicable after the Effective Time, EOP shall issue to each holder of an outstanding Cornerstone Stock Option a document evidencing the foregoing assumption by EOP.

     In respect of each Cornerstone Stock Option assumed by EOP and converted into a Substituted Option, and the EOP Common Shares underlying such Substituted Option, EOP shall, as soon as

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practicable after the Effective Time, file and keep current a Registration
Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

     (d) Restricted Stock. All unvested shares of restricted stock of Cornerstone set forth in Schedule 5.8(d) of the Cornerstone Disclosure Schedule, shall, by virtue of this Agreement and without further action of Cornerstone, EOP or the holder of such shares of restricted stock, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the Effective Time and shall be converted into the Merger Consideration pursuant to Section 1.10.

     (e) Retention Agreements and Retention Plan. From and after the Effective Time, EOP or EOP Partnership shall assume the obligations of Cornerstone under the Retention Agreements and the Cornerstone retention plan set forth on
Schedule 5.9(e) of the Cornerstone Disclosure Letter. The transactions contemplated by this Agreement shall be deemed a "Change in Control" for purposes of such agreements, and EOP shall perform the obligations of Cornerstone under such agreements and plan in accordance with the terms thereof.

     (f) Withholding. To the extent required by applicable law, Cornerstone shall require each employee who exercises a Cornerstone Stock Option or who receives Cornerstone Common Stock pursuant to any existing commitment to pay to Cornerstone in cash or Cornerstone Common Stock an amount sufficient to satisfy in full Cornerstone's obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.15(c)).

     5.9 Indemnification.

     (a) From and after the Effective Time, EOP and EOP Partnership (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Cornerstone and the Cornerstone Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

     (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or by or in the right of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnification Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Cornerstone or any of the Cornerstone Subsidiaries or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify
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materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation; and provided, further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by EOP prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination
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by a court that any payment of expenses is prohibited by applicable law, the
Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

     (c) At or prior to the Effective Time of the Merger, EOP shall purchase directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those persons who are currently covered by Cornerstone's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to Cornerstone's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

     (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of EOP and EOP Operating Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and EOP and EOP Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

     (e) If EOP or EOP Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Cornerstone nor EOP shall make any dividend or distribution to its respective stockholders or shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to EOP Preferred Shares or Cornerstone 7% Preferred Stock, (b) quarterly distribution with respect to the Cornerstone Common Stock of up to $0.24 per share for the quarter ending March 31, 2000 and up to $0.31 per share thereafter and (c) quarterly distributions with respect to the EOP Common Share of up to $0.42 per share for the quarter ending March 31, 2000 and for each quarter thereafter; provided, however, except for the record date previously set on January 31, 2000, the record date for each distribution with respect to the Cornerstone Common Stock shall be the same date as the record date for the quarterly distribution for the EOP Common Shares, as provided to Cornerstone by notice not less than twenty (20) business days prior to the record date for any quarterly EOP distribution. From and after the date of this Agreement, Cornerstone Partnership shall not make any distribution to the holders of Cornerstone OP Units except a distribution per Cornerstone OP Unit in the same amount as a dividend per share of Cornerstone Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Cornerstone Common Stock. The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Cornerstone or EOP is necessary for Cornerstone or EOP, as applicable, to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives.

     5.11 Transfer of Non-Controlled Subsidiary Voting Shares. At the Closing and pursuant to the Stock Purchase Agreement, each of the holders of voting capital stock of the Cornerstone Non-controlled Subsidiary (other than Cornerstone Partnership, to the extent it owns any such voting capital stock) shall transfer to EOP NCS Sub or such person or persons as EOP NCS Sub shall designate by written notice delivered to them prior to the Closing, all of the shares of each such Company owned by them, constituting all the outstanding shares of such companies which are not owned by Cornerstone Partnership,

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for an aggregate consideration in an amount equal to the purchase price set forth in the Stock Purchase Agreement. EOP shall use commercially reasonable efforts to cause EOP NCS Sub to perform its obligations under the Stock Purchase Agreement

     5.12 Notices. EOP shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law or the EOP Declaration of Trust.

     5.13 Resignations. On the Closing Date, Cornerstone shall cause the directors and officers of Cornerstone and of each of the Cornerstone Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

     5.14 Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, EOP and EOP Partnership shall assume the obligations of Cornerstone, Cornerstone Partnership and/or the applicable Cornerstone Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Cornerstone Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, EOP and EOP Partnership shall enter into agreements with Cornerstone and Cornerstone Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

     5.15 EOP Partnership Agreement. At the Closing, EOP Partnership shall assume and perform any obligations that Cornerstone Partnership or any Cornerstone Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Cornerstone Partnership or such Cornerstone Subsidiary is a party and that are described on Schedule 5.15, in the same manner and to the same extent that Cornerstone Partnership or such Cornerstone Subsidiary would be required to perform such obligation if no Merger had been consummated.

     5.16 Registration Rights Agreements. At the Closing, (a) Cornerstone shall assign and EOP shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Cornerstone Disclosure Letter, and
(b) Cornerstone shall assign and EOP shall assume the obligations of Cornerstone under the Amended and Restated Registration Rights and Voting Agreement dated December 16, 1998 between Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as and to the extent set forth in PGGM's Cornerstone Voting Agreement.

     5.17 Cornerstone Convertible Promissory Note. Following the Effective Time of the Mergers, the holders of the Cornerstone Convertible Promissory Note shall have the right to obtain upon the exercise of its conversion rights pursuant to such Cornerstone Convertible Promissory Note, in lieu of each share of Cornerstone Common Stock theretofor issuable upon exercise of such conversion rights, EOP Common Shares that it would have owned immediately after the Merger if it had converted the Cornerstone Convertible Promissory Note immediately before the Effective Time of the Merger.

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Shareholder and Partner Approvals. The Cornerstone Stockholder Approvals, the EOP Shareholder Approvals and the Partner Approvals shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement under the HSR Act, if

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applicable to the Partnership Merger, the Merger or and the transactions contemplated by the Stock Purchase Agreement, shall have expired or been terminated.

     (c) Listing of Shares. The NYSE shall have approved for listing the EOP Common Shares to be issued in the Merger and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, subject to official notice of issuance.

     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

     (f) Blue Sky Laws. EOP and EOP Partnership shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the EOP Common Shares and EOP OP Units issuable in the Mergers.

     6.2 Conditions to Obligations of EOP and EOP Partnership. The obligations of EOP and EOP Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by EOP:

     (a) Representations and Warranties. Each of the representations and warranties of Cornerstone and Cornerstone Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Cornerstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect; and EOP shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Cornerstone and Cornerstone Partnership contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

     (b) Performance of Obligations of Cornerstone and Cornerstone
Partnership. Cornerstone and Cornerstone Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and EOP shall have received a certificate signed on behalf of Cornerstone by the chief executive officer or the chief operating officer of Cornerstone, in such capacity, to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Change and EOP shall have received a certificate of the chief executive officer or chief operating officer of Cornerstone, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. EOP shall have received (i) an opinion of King & Spalding or other counsel to Cornerstone reasonably satisfactory to EOP, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, (x) Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Cornerstone Partnership has been during and since December 23, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, EOP was organized and has operated in conformity with the

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requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in clause (i) above).

     (e) Tax Opinion Relating to the Merger. EOP shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to EOP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) "Comfort" Letter. EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, as described in Section 5.1(b).

     (g) Noncompetition Agreements. Each of William Wilson III and John S. Moody shall have entered into noncompetition and confidentiality agreements substantially in the forms set forth in Schedule 6.2(g) hereto.

     6.3 Conditions to Obligations of Cornerstone and Cornerstone
Partnership. The obligations of Cornerstone and Cornerstone Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Cornerstone:

     (a) Representations and Warranties. Each of the representations and warranties of EOP and EOP Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or EOP Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a EOP Material Adverse Effect; and Cornerstone shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EOP and EOP Partnership contained herein are so qualified) signed on behalf of EOP by the chief executive officer or the chief financial officer of EOP, in such capacity, to such effect.

     (b) Performance of Obligations of EOP and EOP Partnership. EOP and EOP Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate of EOP signed on behalf of EOP by a duly authorized executive officer of EOP, in such capacity, to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no EOP Material Adverse Change and Cornerstone shall have received a certificate of a duly authorized executive officer of EOP, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. Cornerstone shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, (i) EOP was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in Section 6.2(d) of this Agreement), (ii) BeaMet was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (iii) EOP Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

     (e) Tax Opinion Relating to the Merger. Cornerstone shall have received an opinion dated the Closing Date from King & Spalding or other counsel reasonably satisfactory to Cornerstone, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status. The EOP Shareholders shall have approved the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status at the EOP Shareholders Meeting.

     (g) "Comfort" Letter. Cornerstone and Cornerstone Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

     (h) Certificate Regarding "Domestically Controlled REIT" Status to PGGM. EOP shall have delivered to Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM") a certification dated within fifteen (15) days of the Closing Date that to EOP's knowledge, after reasonable inquiry, EOP is a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code as of the date thereof. For purposes of such certification, reasonable inquiry shall include (but not necessarily be limited to) review of all Schedule 13D and 13G filings made under the Exchange Act with the SEC with respect to EOP, all IRS Form 1042 filings made by or on behalf of EOP, the list of EOP's registered shareholders as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), a list of "non-objecting beneficial owners" of shares of EOP obtained as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), and a report of a shareholder tracking service obtained within 60 days of such certificate (together with such other reports as are in the possession of EOP). Such certificate shall be accompanied by copies of information that has been obtained or relied upon by EOP for purposes of such certificate, provided that PGGM shall have executed an agreement with EOP to treat such information as confidential and to use such information solely for the purposes of evaluating the accuracy of such certification.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger, whether such action occurs before or after any of the Cornerstone Stockholder Approvals, the EOP Shareholder Approvals or either of the Cornerstone Partner Approvals are obtained:

     (a) by mutual written consent duly authorized by the Board of Trustees of EOP and the Board of Directors of Cornerstone;

     (b) by EOP, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership set forth in this Agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership shall become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (c) by Cornerstone, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EOP or EOP Partnership set forth in this Agreement, or if any representation or warranty of EOP or EOP Partnership shall become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (d) by either EOP or Cornerstone, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either of the Mergers shall have become final and non-appealable;

     (e) by either EOP or Cornerstone, if the Mergers shall not have been consummated before December 31, 2000; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

     (f) by either EOP or Cornerstone (unless Cornerstone or Cornerstone Partnership is in breach in any material respect of its obligations under
Section 5.1) if, upon a vote at a duly held Cornerstone Stockholders Meeting or any adjournment thereof, the Cornerstone Stockholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Cornerstone Partner Approvals have not been obtained as contemplated by Section 5.1;

     (g) by either Cornerstone or EOP (unless EOP or EOP Partnership is in breach in any material respect of its obligations under Section 5.1 if, upon a vote at a duly held EOP Shareholders Meeting or any adjournment thereof, the EOP Shareholder Approvals shall not have been obtained as contemplated by Section
5.1 or if the EOP Partner Approvals have not been obtained as contemplated by
Section 5.1;

     (h) by Cornerstone (i) if the Board of Directors of Cornerstone shall have withdrawn, modified, amended or qualified in any manner adverse to EOP its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Cornerstone shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), has paid to EOP Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

     (i) by EOP, if (1) the Board of Directors of Cornerstone shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to EOP its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Cornerstone shall have failed to call the Cornerstone Stockholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Cornerstone or any committee thereof shall have resolved to do any of the foregoing.

     7.2 Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Cornerstone and Cornerstone Partnership thereupon shall pay to EOP Partnership a fee equal to the Break-Up Fee (as defined herein), and (ii) pursuant to Section 7.1(b) or 7.1(f), then Cornerstone and Cornerstone Partnership shall pay to EOP Partnership (provided that Cornerstone was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then EOP and EOP Partnership shall pay to Cornerstone Partnership (provided that EOP was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Cornerstone, Cornerstone Partnership or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary), 7.1(e), 7.1(f), 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Cornerstone or Cornerstone Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Cornerstone or Cornerstone Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a "Cornerstone Acquisition Agreement"), which is subsequently consummated (whether or not any Cornerstone Acquisition Agreement relates to the same Acquisition

Proposal which had been received at the time of the termination of this Agreement), then Cornerstone and Cornerstone Partnership shall pay the Break-Up Fee to EOP Partnership.

     The payment of the Break-Up Fee shall be compensation for the loss suffered by EOP and EOP Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership, or the Break-Up Expenses shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership or EOP Partnership to Cornerstone Partnership (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Cornerstone acknowledges that the agreements contained in this Section
7.2 are integral parts of this Agreement; accordingly, if Cornerstone and Cornerstone Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, EOP commences a suit which results in a judgment against Cornerstone or Cornerstone Partnership for any amounts owed pursuant to this Section 7.2, Cornerstone and Cornerstone Partnership shall pay to EOP its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

     As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $100,000,000 less Break-Up Expenses paid or payable under this
Section 7.2 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EOP Partnership without causing EOP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EOP, and (B) in the event EOP receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EOP has received a ruling from the IRS holding that EOP Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of EOP within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by EOP Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Cornerstone's and Cornerstone Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EOP Partnership is not able to receive the full Base Amount, Cornerstone and Cornerstone Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to EOP Partnership unless and until Cornerstone receives either one of the following: (i) a letter from EOP's independent accountants indicating the maximum amount that can be paid at that time to EOP Partnership without causing EOP to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Cornerstone and Cornerstone Partnership shall pay to EOP Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above.

     The "Break-Up Expenses" payable to EOP Partnership or Cornerstone Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the "Maximum Amount"), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up

Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of EOP and EOP Partnership or Cornerstone and Cornerstone Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following:
(i) a letter from the independent accountants of EOP or Cornerstone, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

     7.3 Effect of Termination. In the event of termination of this Agreement by either Cornerstone or EOP as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EOP, EOP Partnership, Cornerstone or Cornerstone Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.4 Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of EOP and Cornerstone at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to EOP or EOP Partnership, to:

        Equity Office Properties Trust
        Two North Riverside Plaza, 22nd Floor
        Chicago, Illinois 60606
        Attention: Timothy H. Callahan, President
                Stanley M. Stevens, Chief Counsel
        Fax No.: (312) 559-5021

     with a copy to:

        Hogan & Hartson L.L.P.
        555 Thirteenth Street, N.W.
        Washington, D.C. 20004-1109
        Attention: J. Warren Gorrell, Jr., Esq.
                George P. Barsness, Esq.
        Fax No.: (202) 637-5910

     (b) if to Cornerstone or Cornerstone Partnership, to:

        Cornerstone Properties Inc.
        Tower 56
        126 East 56th Street, 6th Floor
        New York, New York 10022
        Attention: John S. Moody, President
        Fax No.: (212) 605-7199

     with a copy to:

        King & Spalding
        191 Peachtree Street
        Atlanta, GA 30303-1763
        Attention: William B. Fryer, Esq.
        Fax No.: (404) 572-5100

     All notices shall be deemed given only when actually received.

     8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Cornerstone Disclosure Letter, the EOP Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

     8.6 Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE,

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of EOP or Cornerstone, and all Persons shall look solely to the property of EOP or Cornerstone for the payment of any claim hereunder or for the performance of this Agreement.

     8.11 Joint and Several Obligations. In each case where both Cornerstone and Cornerstone Partnership, on the one hand, or EOP and EOP Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                            EQUITY OFFICE PROPERTIES TRUST

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            EOP OPERATING LIMITED PARTNERSHIP

                                            By: Equity Office Properties Trust,
                                            its
                                              managing general partner

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            CORNERSTONE PROPERTIES INC.

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                                            CORNERSTONE PROPERTIES LIMITED
                                            PARTNERSHIP

                                            By: Cornerstone Properties Inc.,
                                              its sole general partner

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                        (Page intentionally left blank)

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is entered into as of May 11, 2000 by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership"), for the purpose of amending the Agreement and Plan of Merger, dated as of February 11, 2000, entered into by and among EOP, EOP Partnership, Cornerstone, and Cornerstone Partnership (the "Merger Agreement"). All capitalized terms herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.


     WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement to clarify certain matters as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SELECTION OF UNSATISFIED CONDITIONAL REDEMPTIONS BY LOT;
           CLARIFICATION OF PRORATION PROVISIONS.

     (a) Section 1.1(a)(v) of the Merger Agreement is amended by redesignating such section as Section 1.1(a)(v)(A).

     (b) Section 1.1(a)(v) of the Merger Agreement is amended further by changing the phrase "the procedures set forth in Sections 1.11 and 1.12" to read "the procedures set forth in Sections 1.1(a)(v)(B), 1.11 and 1.12".

     (c) Section 1.1(a)(v) of the Merger Agreement is amended further by adding the following new subparagraph (B):

          (B) In the event that Section 1.12(b)(ii)(B) is applicable and Excess Cash (as defined in Section 1.12(b)(ii)(B)) is allocated to the Conditional Cash Elections (as defined in Section 1.12(b)(i)(B)), each conditional Exercise made pursuant to Section 1.1(a)(v)(A) that, pursuant to Section 1.1(a)(v)(A), would not be not effective (before giving effect to the procedures set forth in this subparagraph (B)) shall, together with all other such conditional Exercises, be subject to being chosen by lot from among other such conditional Exercises to receive a portion of the Excess Cash. Any conditional Exercise that is chosen by lot shall be made effective if sufficient remaining Excess Cash is available (after taking into account all prior conditional Exercises chosen by lot) to pay to the Redeeming Partner who submitted such conditional Exercise cash for each share of Cornerstone Common Stock that must be converted into solely cash in order for such conditional Exercise to be effective. Conditional Exercises described in the first sentence of this subparagraph (B) shall be subject to being chosen by lot until the amount of remaining Excess Cash available is less than the amount of cash that would be required to allow any of the remaining conditional Exercises to become effective pursuant to the requirements of Section 1.1(a)(v)(A).

     (d) Section 1.12(a) of the Merger Agreement is amended by adding the following sentence at the end thereof:

          Except as otherwise expressly provided pursuant to this Section 1.12, each share of Cornerstone Common Stock for which a Cash Election is received shall be converted into the right to receive $18.00 per share in cash, without interest, and each share of Cornerstone Common Stock for which a Share Election is received shall be converted into EOP Common Shares in accordance with the Common Stock Exchange Ratio.

     (e) Section 1.12(b) of the Merger Agreement is amended by deleting the indented language and substituting therefor the following subparagraphs (i) and
(ii):

          (i) in the event that Non-conditional Cash Elections (defined to mean all Cash Elections received other than Conditional Cash Elections as defined in Section 1.12(b)(i)(B), below) are received for a number of shares of Cornerstone Common Stock that is greater than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of
        (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Non-conditional Cash Elections, and (2) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction; and

             (B) each Conditional Cash Election (defined to mean any Cash Election received with respect to Electing Cornerstone OP Units with respect to which a conditional Exercise is made pursuant to Section 1.1(a)(v)(A)) shall be of no force and effect; and

          (ii) in the event that Non-conditional Cash Elections are received for a number of shares of Cornerstone Common Stock that is equal to or less than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive an amount in cash, without interest, equal to $18.00; and

             (B) an amount of cash equal to the product of (x) $18.00 and (y) the excess, if any, of 58,551,525 over the number of shares of Cornerstone Common Stock for which Non-conditional Cash Elections are received (referred to as "Excess Cash") shall be allocated to the Conditional Cash Elections as a group, to be applied as provided for in
        Section 1.1(a)(v)(B).

SECTION 2. NOTICE PERIOD FOR FINAL DIVIDEND.

     Section 1.15(d)(i) of the Merger Agreement is amended by deleting the number "10" in the second sentence of Section 1.15(d)(i) and substituting the number "20" therefor.

SECTION 3. FRACTIONAL EOP OP UNITS.

     (a) Section 1.15(g) of the Merger Agreement is amended by adding "; No Fractional EOP OP Units" after the word "Shares" in the caption.

     (b) Section 1.15(g) of the Merger Agreement is amended by adding the following new paragraph (iii):

          (iii) No fractional EOP Partnership Units shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Partnership Units pursuant to this Agreement, each holder of Cornerstone OP Units who would receive, based on the exchange ratio specified in Section 1.10(a)(i), a number of EOP OP Units that is not a whole number shall receive instead a number of EOP OP Units that is equal to the whole number that is nearest to the fractional number of EOP OP Units that otherwise would be paid to such holder of Cornerstone OP Units based on the exchange ratio specified in
     Section 1.10(a)(i).

     (c) Section 1.15(i) of the Merger Agreement is amended by adding "," and deleting the word "and" after the word "certificates" in the second clause and adding "and fractional EOP Common Shares" after the word "procedure" in such second clause.

SECTION 4. AMENDMENT OF SECTION 5.10 TO PROVIDE FOR A SPECIAL DIVIDEND BY
           CORNERSTONE OF $0.03 PER SHARE OF COMMON STOCK.

     Section 5.10 is amended to add at the end thereof the following new language:


          Notwithstanding any of the foregoing or any provision of Section 1.15(d), in the event that EOP and Cornerstone do not declare their regular dividend distributions for the second quarter of 2000 prior to the Effective Time of the Merger, (i) Cornerstone shall declare and pay to the holders of Cornerstone Common Stock a special dividend in the amount of $0.03 per share, the record date for which shall be not later than the close of business on the last day prior the Effective Time of the Merger (the "Special Dividend"), and Cornerstone shall cause to be withheld from the Special Dividend payable to Persons who are not "United States persons" (as defined in Section 7701(a)(30) of the Code) $0.02 per share or such higher amount as shall be sufficient so that Cornerstone shall be considered to have complied fully with the withholding requirements applicable to it under Treasury Regulations Section 1.1445-8 and Section 1445 of the Code with respect to all distributions paid by it during calendar year 2000 (and to the extent such treatment is necessary, or Cornerstone deems it to be desirable, to permit or facilitate such withholding, Cornerstone shall treat the Special Dividend as a "capital gain dividend" for purposes of Treasury Regulations Section 1.1445-8 and
     Section 1445 of the Code), and (ii) Cornerstone Partnership shall make a distribution to the holders of the Cornerstone OP Units at a time and in an amount sufficient to permit Cornerstone to pay the Special Dividend as contemplated hereby. The Special Dividend shall be paid on or prior to the last business day prior to the Closing Date. EOP shall not make any distribution to the holders of the EOP Common Shares to correspond to the Special Dividend to be paid to the holders of Cornerstone Common Stock.


SECTION 5. INDEX OF DEFINED TERMS.

     The Index of Defined Terms contained in the Merger Agreement is amended by adding the following new entries:

"Conditional Cash Election".........................  1.12(b)(i)(B)"
"Excess Cash........................................  1.12(b)(ii)(B)"
"Non-conditional Cash Election".....................  1.12(b)(i)"
"Special Dividend"..................................  5.10"

SECTION 6. CONSTRUCTION OF MERGER AGREEMENT.

     The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 7. COUNTERPARTS.

     This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this First Amendment to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.


                                            EQUITY OFFICE PROPERTIES TRUST



                                            By:   /s/ STANLEY M. STEVENS

                                              ----------------------------------

                                              Name: Stanley M. Stevens
                                              Title: Executive Vice President



                                            EOP OPERATING LIMITED PARTNERSHIP



                                            By: Equity Office Properties Trust,
                                                its general partner



                                            By:   /s/ STANLEY M. STEVENS

                                              ----------------------------------

                                              Name: Stanley M. Stevens
                                              Title: Executive Vice President



                                            CORNERSTONE PROPERTIES INC.



                                            By:      /s/ JOHN S. MOODY

                                              ----------------------------------

                                              Name: John S. Moody
                                              Title: President & CEO



                                            CORNERSTONE PROPERTIES LIMITED
                                            PARTNERSHIP



                                            By: Cornerstone Properties Inc., its
                                                sole general partner



                                            By:      /s/ JOHN S. MOODY

                                              ----------------------------------

                                              Name: John S. Moody
                                              Title: President & CEO

                                                                         ANNEX B

                          [LETTERHEAD OF J.P. MORGAN]

February 11, 2000

The Board of Trustees
Equity Office Properties Trust
Two N. Riverside Plaza
Chicago, IL 60606

Attention: Mr. Samuel Zell
        Chairman

Ladies and Gentlemen:


     You have requested our opinion as to the fairness, from a financial point of view, to Equity Office Properties Trust ("EOP" or the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger") of Cornerstone Properties Inc. (the "Seller") with and into the Company. Pursuant to the Agreement and Plan of Merger, dated as of February 11, 2000 (the "Agreement"), among the Company, the Seller, and their operating partnership subsidiaries, the Seller will be merged with and into the Company, with the Company as the survivor of such merger, and each share of common stock, no par value, of the Seller will be converted into the right to receive either $18.00 or 0.7009 common shares of beneficial interest, $.01 par value, of the Company, or a combination of such cash and stock consideration according to the election and proration provisions in the Agreement.


     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Seller and of certain other companies engaged in businesses comparable to those of the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Seller and the Company; (v) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and the Seller for the period ended September 30, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Seller; (vii) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements; and (viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company and the Seller, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all information that was publicly available or was furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's shares will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services performed to date. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration proposed to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Trustees of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,
J.P. MORGAN SECURITIES INC.

By:       /s/ JOHN PERKINS
    --------------------------------
    Name: John Perkins
    Title: Vice President

                                                                         ANNEX C

                         [LETTERHEAD OF LAZARD FRERES]

                                                      February 11, 2000

The Board of Directors
Cornerstone Properties Inc.
126 East 56th Street
New York, NY

Dear Members of the Board:

     We understand that Cornerstone Properties Inc. ("Cornerstone") has entered into an Agreement and Plan of Merger with Equity Office Properties Trust ("Equity Office") dated as of February 11, 2000 (the "Merger Agreement"), pursuant to which Cornerstone will merge with and into Equity Office and Cornerstone Properties Limited Partnership ("Cornerstone OP") will merge with and into EOP Operating Limited Partnership ("Equity Office OP") (collectively, the "Merger"). Pursuant to the Merger (as set out in the Merger Agreement), each outstanding share of common stock of Cornerstone ("Common Stock") would be converted into the right to receive either $18.00 in cash or .7009 shares of Equity Office common stock as elected by the holders of Cornerstone Common Stock, and subject to pro ration and adjustment as provided in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the Merger. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to Cornerstone and Equity Office;

          (iii) Reviewed various financial forecasts and other data provided to us by each of Cornerstone and Equity Office and relating to their respective businesses;

          (iv) Held discussions with members of the senior management of Cornerstone and Equity Office with respect to the businesses, prospects and strategic objectives of each company;

          (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of Cornerstone;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of Cornerstone;

          (vii) Reviewed the historical stock prices and trading volumes of the Common Stock and the common stock of Equity Office; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Cornerstone or Equity Office, or concerning the solvency or fair value of Cornerstone, Cornerstone OP, Equity Office, Equity Office OP or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Cornerstone and Equity Office as to the future financial performance of Cornerstone and Equity Office, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof. As you know, we have not been asked to solicit nor have we solicited indications of interest from any other parties.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Cornerstone or Cornerstone OP, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Cornerstone or Cornerstone OP. We note that Cornerstone OP unitholders have an option, exercisable prior to the Merger, to receive Equity Office OP Units to be issued in the partnership merger or to redeem their units for shares of Cornerstone Common Stock and elect to receive cash in the Merger of Cornerstone into Equity Office, with respect to which we do not express a view. However, our analysis has assumed that prior to the Merger each holder of units in Cornerstone OP has elected to exercise its redemption right and receive shares of Common Stock in Cornerstone in exchange therefor in the manner provided in the Merger Agreement.

     Lazard Freres & Co. LLC is acting as investment banker to Cornerstone in connection with the Merger and will receive a fee for our services paid partly upon announcement and the balance upon the closing of the Merger. We have in the past provided investment banking services to Cornerstone for which we have received customary fees.

     Our engagement and the opinion expressed herein are for the benefit of Cornerstone's Board of Directors and our opinion does not constitute a recommendation as to how the holders of Common Stock of Cornerstone (and the holders of limited partnership interests in Cornerstone OP) should vote with respect to the matters contemplated by the Merger Agreement. Except as provided in the engagement letter dated January 28, 2000, between Cornerstone and us, it is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be received in the Merger as set forth above is fair, from a financial point of view, to the holders of Common Stock of Cornerstone.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By    /s/ MATTHEW J. LUSTIG
                                            ------------------------------------
                                                     Matthew J. Lustig
                                                     Managing Director

                                                                         ANNEX D

                AMENDMENTS TO EQUITY OFFICE DECLARATION OF TRUST
               RELATING TO "DOMESTICALLY-CONTROLLED" REIT STATUS

1. AMENDMENT TO SECTION 7.2.1(A)

     Section 7.2.1(a) is amended to add the following new subparagraph (iv):

          (iv) No Person shall acquire Beneficial Ownership of any Shares after the Effective Time if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty three percent (43%) or more of the fair market value of the issued and outstanding Shares; provided, however, that the foregoing shall not apply to any acquisition of Beneficial Ownership of any Preferred Shares outstanding at the Effective Time or any Common Shares upon the conversion of any such Preferred Shares.

2. AMENDMENTS TO SECTION 7.1

     Section 7.1 is amended to add the following new definitions:

          Effective Time. The term "Effective Time" shall mean the later of (i) the time the SDAT accepts for record articles of merger relating to the merger of Cornerstone Properties, Inc. with and into the Trust or (ii) the time established under such articles, not to exceed 30 days after the articles are accepted for record by the SDAT.

          Non-U.S. Person. The term "Non-U.S. Person" shall mean a Person other than a U.S. Person.

          U.S. Person. The term "U.S. Person" shall mean (a) a citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

3. AMENDMENTS TO SECTION 7.2.1(B)

     Section 7.2.1(b) is amended to read as follows:

          (b) Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

             (i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

             (ii) if the transfer to the Charitable Trust described in clause
        (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), as applicable, then the Transfer of that number of Shares that otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

4. AMENDMENT TO SECTION 7.2.4(B)

     The existing Section 7.2.4(b) is amended to read as follows:

          (b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may require, in good faith, in order to determine the Trust's status as a REIT or a "domestically controlled REIT" (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

5. AMENDMENT TO ADD NEW SECTION 7.2.9

     The existing Section 7.2.9 is renumbered as Section 7.2.10 and the following new Section 7.2.9 is added:

          Section 7.2.9 Increase in Percentage Set Forth in Section 7.2.1(a)(iv). The Board of Trustees may from time to time increase the percentage set forth in Section 7.2.1(a)(iv) from forty three percent (43%) to such higher percentage as shall be determined by the Board of Trustees; provided, however, that in no event shall such percentage exceed forty nine percent (49%) less the percentage of the aggregate fair market value of the total issued and outstanding Shares represented by the fair market value of any Preferred Shares then outstanding that were outstanding at the Effective Time (as such fair market values are determined by the Board of Trustees in good faith).

6. AMENDMENTS TO SECTION 7.2.10

     The first sentence of the legend set forth in Section 7.2.10 (as renumbered pursuant to the other amendments made pursuant hereto) is amended to delete the word "and" immediately preceding the following: "(iv) no Person may Transfer Shares . . .", and to insert the following new language at the end of such first sentence:

          ; and (v) no Person may acquire Beneficial Ownership of any Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons would comprise more than forty three percent (43%) of the fair market value of the issued and outstanding Shares; provided, however, that clause (v) shall not apply to any acquisition of any Preferred Shares outstanding at the Effective Time.

                                                                         ANNEX E


      FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                      OF EOP OPERATING LIMITED PARTNERSHIP

                               TABLE OF CONTENTS


ARTICLE I     DEFINED TERMS...............................................     E-1
ARTICLE II    ORGANIZATIONAL MATTERS......................................    E-12
  Section     Organization................................................    E-12
     2.1
  Section     Name........................................................    E-12
     2.2
  Section     Registered Office and Agent; Principal Office...............    E-12
     2.3
  Section     Term........................................................    E-12
     2.4
ARTICLE III   PURPOSE.....................................................    E-12
  Section     Purpose and Business........................................    E-12
     3.1
  Section     Powers......................................................    E-13
     3.2
ARTICLE IV    CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP
              INTERESTS...................................................    E-13
  Section     Capital Contributions of the Partners.......................    E-13
     4.1
  Section     Issuances of Partnership Interests..........................    E-14
     4.2
  Section     No Preemptive Rights........................................    E-15
     4.3
  Section     Other Contribution Provisions...............................    E-15
     4.4
  Section     No Interest on Capital......................................    E-15
     4.5
  Section     Separate Agreements.........................................    E-15
     4.6
ARTICLE V     DISTRIBUTIONS...............................................    E-15
  Section     Requirement and Characterization of Distributions...........    E-15
     5.1
  Section     Amounts Withheld............................................    E-17
     5.2
  Section     Distributions Upon Liquidation..............................    E-18
     5.3
  Section     Revisions to Reflect Issuance of Partnership Interests......    E-18
     5.4
ARTICLE VI    ALLOCATIONS.................................................    E-18
  Section     Allocations For Capital Account Purposes....................    E-18
     6.1
  Section     Revisions to Allocations to Reflect Issuance of Partnership
     6.2      Interests...................................................    E-19
ARTICLE VII   MANAGEMENT AND OPERATIONS OF BUSINESS.......................    E-19
  Section     Management..................................................    E-19
     7.1
  Section     Certificate of Limited Partnership..........................    E-22
     7.2
  Section     Title to Partnership Assets.................................    E-22
     7.3
  Section     Reimbursement of the General Partner........................    E-23
     7.4
  Section     Outside Activities of the General Partner; Relationship of
     7.5      Shares to Partnership Units; Funding Debt...................    E-24
  Section     Transactions with Affiliates................................    E-26
     7.6
  Section     Indemnification.............................................    E-26
     7.7
  Section     Liability of the General Partner............................    E-28
     7.8
  Section     Other Matters Concerning the General Partner................    E-28
     7.9
  Section     Reliance by Third Parties...................................    E-30
     7.10
  Section     Restrictions on General Partner's Authority.................    E-30
     7.11
  Section     Loans by Third Parties......................................    E-31
     7.12
ARTICLE VIII  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................    E-31
  Section     Limitation of Liability.....................................    E-31
     8.1
  Section     Management of Business......................................    E-31
     8.2
  Section     Outside Activities of Limited Partners......................    E-31
     8.3
  Section     Return of Capital...........................................    E-32
     8.4
  Section     Rights of Limited Partners Relating to the Partnership......    E-32
     8.5
  Section     Redemption Right............................................    E-33
     8.6
ARTICLE IX    BOOKS, RECORDS, ACCOUNTING AND REPORTS......................    E-35
  Section     Records and Accounting......................................    E-35
     9.1
  Section     Fiscal Year.................................................    E-35
     9.2
  Section     Reports.....................................................    E-35
     9.3

ARTICLE X     TAX MATTERS.................................................    E-36
  Section     Preparation of Tax Returns..................................    E-36
     10.1
  Section     Tax Elections...............................................    E-36
     10.2
  Section     Tax Matters Partner.........................................    E-36
     10.3
  Section     Organizational Expenses.....................................    E-37
     10.4
  Section     Withholding.................................................    E-37
     10.5
ARTICLE XI    TRANSFERS AND WITHDRAWALS...................................    E-38
  Section     Transfer....................................................    E-38
     11.1
  Section     Transfers of Partnership Interests of General Partner.......    E-38
     11.2
  Section     Limited Partners' Rights to Transfer........................    E-39
     11.3
  Section     Substituted Limited Partners................................    E-40
     11.4
  Section     Assignees...................................................    E-41
     11.5
  Section     General Provisions..........................................    E-41
     11.6
ARTICLE XII   ADMISSION OF PARTNERS.......................................    E-43
  Section     Admission of a Successor General Partner....................    E-43
     12.1
  Section     Admission of Additional Limited Partners....................    E-43
     12.2
  Section     Amendment of Agreement and Certificate of Limited
     12.3     Partnership.................................................    E-44
ARTICLE XIII  DISSOLUTION AND LIQUIDATION.................................    E-44
  Section     Dissolution.................................................    E-44
     13.1
  Section     Winding Up..................................................    E-44
     13.2
  Section     Compliance with Timing Requirements of Regulations..........    E-45
     13.3
  Section     Rights of Limited Partners..................................    E-46
     13.4
  Section     Notice of Dissolution.......................................    E-47
     13.5
  Section     Cancellation of Certificate of Limited Partnership..........    E-47
     13.6
  Section     Reasonable Time for Winding Up..............................    E-47
     13.7
  Section     Waiver of Partition.........................................    E-47
     13.8
  Section     Liability of Liquidator.....................................    E-47
     13.9
ARTICLE XIV   AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS................    E-47
  Section     Amendments..................................................    E-47
     14.1
  Section     Meetings of the Partners....................................    E-48
     14.2
ARTICLE XV    GENERAL PROVISIONS..........................................    E-49
  Section     Addresses and Notice........................................    E-49
     15.1
  Section     Titles and Captions.........................................    E-49
     15.2
  Section     Pronouns and Plurals........................................    E-49
     15.3
  Section     Further Action..............................................    E-50
     15.4
  Section     Binding Effect..............................................    E-50
     15.5
  Section     Creditors...................................................    E-50
     15.6
  Section     Waiver......................................................    E-50
     15.7
  Section     Counterparts................................................    E-50
     15.8
  Section     Applicable Law..............................................    E-50
     15.9
  Section     Invalidity of Provisions....................................    E-50
     15.10
  Section     Power of Attorney...........................................    E-50
     15.11
  Section     Entire Agreement............................................    E-51
     15.12
  Section     No Rights as Shareholders...................................    E-51
     15.13
  Section     Limitation to Preserve REIT Status..........................    E-51
     15.14

                                   EXHIBIT A
                       PARTNERS AND PARTNERSHIP INTERESTS

                                   EXHIBIT B
                          CAPITAL ACCOUNT MAINTENANCE

                                   EXHIBIT C
                            SPECIAL ALLOCATION RULES

                                   EXHIBIT D
                              NOTICE OF REDEMPTION

                                   EXHIBIT E
                    PROTECTED PARTNERS AND PROTECTED AMOUNTS


                                  EXHIBIT E-1


                                (CAP AGREEMENT)



                                  EXHIBIT E-2


                                (1120 AGREEMENT)



                                  EXHIBIT E-3


                           (WRIGHT RUNSTAD AGREEMENT)



                                  EXHIBIT E-4


                             (GALBREATH AGREEMENT)



                                  EXHIBIT E-5


                          (PALO ALTO SQUARE AGREEMENT)



                                  EXHIBIT E-6


                            (CORNERSTONE AGREEMENT)

                                  ATTACHMENT A


                           (SERIES A PREFERRED UNITS)



                                  ATTACHMENT B


                           (SERIES B PREFERRED UNITS)



                                  ATTACHMENT C


                           (SERIES C PREFERRED UNITS)



                                  ATTACHMENT D


                           (SERIES D PREFERRED UNITS)

                                    FORM OF

                          SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       EOP OPERATING LIMITED PARTNERSHIP

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as
of           , 2000, is entered into by and among Equity Office Properties
Trust, a Maryland real estate investment trust, as the General Partner, and the Persons whose names are set forth on Exhibit A hereto as Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

     WHEREAS, Equity Office Properties Trust, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, an Illinois limited Partnership, and certain other persons named therein entered into an Agreement of Limited Partnership of EOP Operating Limited Partnership dated as of July 3, 1997, pursuant to which the Partnership was formed (the "Original Partnership Agreement");

     WHEREAS, the General Partner and the other Partners in the Partnership entered into eleven amendments to the Original Partnership Agreement (the "Prior Amendments") and 20 addenda to the Original Partnership Agreement effecting the admission of Additional Limited Partners to the Partnership, the withdrawal of certain Partners from the Partnership, and, in some cases, certain amendments to provisions of the Original Partnership Agreement made in connection therewith (the "Prior Addenda");


     WHEREAS, the General Partner and the Persons named on Exhibit A hereto as Limited Partners entered into the First Amended and Restated Agreement of Limited Partnership, dated as of May 1, 2000, to incorporate the Original Partnership Agreement, the Prior Amendments, and the Addenda (the "First Amended and Restated Agreement"); and



     WHEREAS, the General Partner and the other Partners in the Partnership now desire to enter into amendments to the First Amended and Restated Agreement of Limited Partnership by entering into this Second Amended and Restated Agreement of Limited Partnership;


     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the First Amended and Restated Agreement of Limited Partnership in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

                                   ARTICLE I

                                 DEFINED TERMS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership Year.

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

     "Adjustment Date" has the meaning set forth in Section 4.2.B.

     "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person,
(ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or
(iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Aggregate Protected Amount" means the aggregate balances of the Protected Amounts, if any, of all Protected Partners, as determined on the date in question.

     "Agreed Value" means (i) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, as the same is reflected in the books and records of the Partnership; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.


     "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.


     "Assignee" means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

     "Available Cash" means, with respect to any period for which such calculation is being made:

          (a) all cash revenues and funds received by the Partnership from whatever source (excluding the proceeds of any Capital Contribution) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership, which reserves are referred to in clause (b)(iv) below;

          (b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

             (i) all interest, principal and other debt payments made during such period by the Partnership,

             (ii) all cash expenditures (including capital expenditures) made by the Partnership during such period,

             (iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clauses (b)(i) or (ii), and

             (iv) the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

     Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

     "Book-Tax Disparities" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

     "Capital Account" means the Capital Account maintained for a Partner pursuant to Exhibit B.

     "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section
4.1 or 4.2.

     "Carrying Value" means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners' Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Cash Amount" means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

     "Certificate" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

     "Class A" has the meaning set forth in Section 5.1.C.

     "Class A Share" has the meaning set forth in Section 5.1.C.

     "Class A Unit" means any Partnership Unit that is not specifically designated by the General Partner as being of another specified class of Partnership Units.

     "Class B" has the meaning set forth in Section 5.1.C.

     "Class B Share" has the meaning set forth in Section 5.1.C.

     "Class B Unit" means a Partnership Unit that is specifically designated by the General Partner as being a Class B Unit.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consent" means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2.

     "Consent of the Outside Limited Partners" means the Consent of Limited Partners (excluding for this purpose any Limited Partnership Interests held by the General Partner, any Person of which the General

Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners who are not excluded for the purposes hereof.

     "Consolidation" means (i) the transactions whereby the Partnership acquired interests in certain office properties owned by the Opportunity Partnerships and certain asset management and property management businesses that provided services to those properties and to other office properties, in exchange for Partnership Units, and (ii) the merger of the ZML Investors, Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust and Zell/Merrill Lynch Real Estate Opportunity Partners IV Trust with and into Equity Office Properties Trust, all as described in a Joint Proxy Statement/Offering Memorandum dated March 25, 1997.

     "Contributed Property" means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

     "Conversion Factor" means 1.0; provided that, if the General Partner Entity
(i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the "Predecessor Entity") and another entity shall become the General Partner Entity (the "Successor Entity"), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

     "Convertible Funding Debt" has the meaning set forth in Section 7.5.F.

     "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

     "Declaration of Trust" means the Articles of Amendment and Restatement of Declaration of Trust of Equity Office Properties Trust filed in the State of Maryland on July 9, 1997, as amended or restated from time to time.

     "Deemed Partnership Interest Value" means, as of any date with respect to any class of Partnership Interests, the Deemed Value of the Partnership Interest of such class multiplied by the applicable Partner's Percentage Interest of such class.

     "Deemed Value of the Partnership Interest" means, as of any date with respect to any class of Partnership Interests, (a) if the common shares of beneficial interest (or other comparable equity interests) of the General Partner Entity are Publicly Traded (i) the total number of shares of beneficial interest (or other comparable equity interest) of the General Partner Entity corresponding to such class of Partnership Interest (as provided for in Section 4.2.B) issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of a share of such beneficial interest (or other comparable equity interest) on such date divided by (ii) the Percentage Interests of the General Partner, held directly or indirectly through another entity, in such class of Partnership Interests on such date, and (b) otherwise, the aggregate Value of such class of Partnership Interests determined as set forth in the fourth and fifth sentences of the definition of Value. For purposes of clause (a) of the preceding sentence, "Value" means the average of the daily market price of such corresponding shares of beneficial interest (or other comparable equity interests) of the General Partner Entity for such number of consecutive trading days or the Business Day immediately preceding the date with respect to which Value must be determined (which number of days or the Business Day shall be determined by the General Partner in its sole discretion), with the market price for each such trading day being the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. Notwithstanding any of the foregoing, with respect to any class or series of Partnership Interests that is entitled to a preference as compared to the class of Partnership Interests corresponding to common shares of beneficial interests (or other comparable equity interests) of the General Partner Entity, "Value" means the stated liquidation preference or value of such class or series of Partnership Interests provided in the instrument establishing such class or series of Partnership Interests (unless otherwise provided in such instrument).

     "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

     "Distribution Period" has the meaning set forth in Section 5.1.C.

     "Effective Date" means the date of the closing of the Consolidation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Partner" means either any (a) Limited Partner or (b) holder of shares of beneficial interest in the General Partner that received such Shares in the mergers of ZML Investors, Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust, and Zell/Merrill Lynch Real Estate Opportunity Partners IV Trust into the General Partner, and which Limited Partner or shareholder is either (i) an employee benefit plan subject to Title I of ERISA or section 4975 of the Code, or (ii) a nominee for or a trust established pursuant to such employee benefit plan, or (iii) which is an entity whose underlying assets include assets of such employee benefit plan by reason of such plan's investment in such entity.

     "ERISA Plan" means an "employee benefit plan" as that term is defined in 29 U.S.C. Section 1002(3), and which is not exempt from regulation under ERISA by virtue of 29 U.S.C. Section 1003(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Value" shall have the meaning described in Section 7.09.E(iv).

     "Funding Debt" means the incurrence of any Debt by or on behalf of the General Partner Entity for the purpose of providing funds to the Partnership.

     "General Partner" means Equity Office Properties Trust, a Maryland real estate investment trust, or its successor, as general partner of the Partnership.

     "General Partner Entity" means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the common shares of beneficial interest (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term "General Partner Entity" shall refer to such entity whose common shares of beneficial interest (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term "General Partner Entity" shall mean the General Partner.

     "General Partnership Interest" means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partnership Interest may be expressed as a number of Partnership Units.

     "General Partner Payment" has the meaning set forth in Section 15.14 hereof.

     "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

     "Immediate Family" means, with respect to any natural Person, such natural Person's spouse, parents, descendants, nephews, nieces, brothers, and sisters.

     "Incapacity" or "Incapacitated" means, (i) as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty
(120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

     "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) a Limited Partner, or (C) a trustee, director or officer of the Partnership, or the General Partner and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     "Limited Partner" means any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

     "Limited Partnership Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be expressed as a number of Partnership Units.

     "Liquidating Event" has the meaning set forth in Section 13.1.

     "Liquidator" has the meaning set forth in Section 13.2.A.

     "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

     "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

     "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under any Share Option Plan, or (ii) any Debt issued by the General Partner Entity that provides any of the rights described in clause (i).

     "Nonrecourse Built-in Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

     "Notice of Redemption" means a Notice of Redemption substantially in the form of Exhibit D.

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     "Opportunity Partnerships" means, Zell/Merrill Lynch Real Estate
Opportunity Partners Limited Partnership, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III, and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership IV.

     "Partner" means the General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

     "Partnership" means the limited partnership formed under the Act upon the terms and conditions set forth in the Original Partnership Agreement and continued pursuant to this Agreement, or any successor to such limited partnership.

     "Partnership Interest" means a Limited Partnership Interest or a General Partnership Interest and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

     "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

     "Partnership Record Date" means the record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section
5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

     "Partnership Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, and includes Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time.

     "Partnership Year" means the fiscal year of the Partnership, which shall be the calendar year.

     "Percentage Interest" means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A, as such exhibit may be amended from time to time, multiplied by the aggregate Percentage Interest allocable to such class of Partnership Interests. If the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 4.2.B.

     "Person" means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.
                                       E-8
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     "Predecessor Entity" has the meaning set forth in the definition of
"Conversion Factor" herein.

     "Protected Amount" means the amount specified on Exhibit E with respect to any Protected Partner, as such Exhibit may be amended from time to time.

     "Protected Partner" means a Partner designated as a Protected Partner on Exhibit E, as such Exhibit may be amended from time to time, which Protected Partner is obligated to make certain contributions, not in excess of such Protected Partner's Protected Amount, to the Partnership with respect to any deficit balance in such Partner's Capital Account upon the occurrence of certain events. A Protected Partner who is obligated to make any such contribution only upon liquidation of the Partnership shall be designated on Exhibit E as a Part I Protected Partner and a Protected Partner who is obligated to make any such contribution to the Partnership either upon liquidation of the Partnership or upon liquidation of such Protected Partner's Partnership Interest shall be designated on Exhibit E as a Part II Protected Partner.

     "Publicly Traded" means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

     "Qualified REIT Subsidiary" means any Subsidiary of the General Partner that is a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

     "Qualified Transferee" means an "Accredited Investor" as defined in Rule 501 promulgated under the Securities Act.

     "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized either as ordinary income or as "unrecaptured Section 1250 gain" (as defined in Section 1(h)(7) of the Code because it represents the recapture of deductions previously taken with respect to such property or asset.

     "Recourse Liabilities" means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

     "Redeeming Partner" has the meaning set forth in Section 8.6.A.

     "Redemption Amount" means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without the General Partner's consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

     "Redemption Right" has the meaning set forth in Section 8.6.A.

     "Regulations" means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "REIT" means a real estate investment trust under Section 856 of the Code.

     "REIT Requirements" has the meaning set forth in Section 5.1.A.

     "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

     "Safe Harbor" has the meaning set forth in Section 11.6.F.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Shares" means the 8.98% Series A Cumulative Redeemable Preferred Shares of Equity Office Properties Trust issued in connection with the merger of Beacon Properties Corporation into Equity Office Properties Trust on December 19, 1997.

     "Series A Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 8.98% Series A Cumulative Redeemable Preferred Units with the designations, preferences and other rights set forth in Attachment A hereto.

     "Series B Preferred Shares" means the 5.25% Series B Convertible, Cumulative Preferred Shares of the Company, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as described in the Articles Supplementary to the Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland on February 19, 1998, establishing the series of preferred shares, designated Series B Preferred Shares.

     "Series B Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 5.25% B Convertible, Cumulative Preferred Units, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualification and terms and conditions of redemption of units set forth in Attachment B hereto.

     "Series C Preferred Shares" means the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company issued and sold in the underwritten public offering made pursuant to the Company's effective shelf registration statement on Form S-3 (Reg. No. 333-58729), its prospectus dated July 22, 1998, and its related prospectus supplement dated December 1, 1998.

     "Series C Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 8 5/8% Series C Cumulative Redeemable Preferred Units, with the designations, preferences and other rights set forth in Attachment C hereto.

     "Series D Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 7% Cumulative Convertible Preferred Units, with the designations, preferences and other rights set forth in Attachment D hereto.

     "704(c) Value" of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as they may adopt; provided, however, subject to Exhibit B, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

     "Share" means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity). If there is more than one class or series of Shares, the term "Shares" shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units, the term "Shares" refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

     "Shares Amount" means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided that, if the General Partner Entity issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the "rights"), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

     "Share Option Plan" means any equity incentive plan of the General Partner, the General Partner Entity, the Partnership and/or any Affiliate of the Partnership.

     "Specified Redemption Date" means the tenth Business Day after receipt by the General Partner of a Notice of Redemption; provided that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of a Notice of Redemption.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

     "Successor Entity" has the meaning set forth in the definition of "Conversion Factor" herein.

     "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

     "Termination Transaction" has the meaning set forth in Section 11.2.B.

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over
(ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

     "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

     "Value" means, with respect to any outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit offered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to
Section 8.6.A) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms' length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership's minority interest in any property or any illiquidity of the Partnership's interest in any property). In connection with determining the Deemed Value of the Partnership Interest for purposes of determining the number of additional Partnership Units issuable upon a Capital Contribution funded by an underwritten public offering or an arm's length private placement of shares of beneficial interest (or other comparable equity interest) of the General Partner, the Value of such shares shall be the public offering or arm's length private placement price per share of such class of beneficial interest (or other comparable equity interest) sold.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

SECTION 2.1  ORGANIZATION


     The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Original Agreement, as amended by the Prior Amendments, the Prior Addenda, and the First Amended and Restated Agreement. The Partners hereby agree to continue the business of the Partnership on the terms set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.


SECTION 2.2  NAME

     The name of the Partnership is EOP Operating Limited Partnership. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of any of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3  REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE

     The address of the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

SECTION 2.4  TERM

     The term of the Partnership commenced on November 1, 1996, and shall continue until December 31, 2095, unless it is dissolved sooner pursuant to the provisions of Article XIII or as otherwise provided by law.

                                  ARTICLE III

                                    PURPOSE

SECTION 3.1  PURPOSE AND BUSINESS

     The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner Entity at all times to be classified as a REIT, unless the General Partner Entity ceases to qualify or is not qualified as a REIT for any reason or reasons not related to the business conducted by the

Partnership, (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, the Partners acknowledge that the status of the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner Entity or its Affiliates.

SECTION 3.2  POWERS

     The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner Entity to continue to qualify as a REIT, (ii) could subject the General Partner Entity to any taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over either the General Partner or the General Partner Entity or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

                                   ARTICLE IV

                      CAPITAL CONTRIBUTIONS AND ISSUANCES
                            OF PARTNERSHIP INTERESTS

SECTION 4.1  CAPITAL CONTRIBUTIONS OF THE PARTNERS

     Prior to the execution of this Agreement, the Partners have made the Capital Contributions as set forth in Exhibit A. The Partners own Partnership Units in the amounts set forth in Exhibit A and have Percentage Interests in the Partnership as set forth in Exhibit A, which number of Partnership Units and Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner's Percentage Interest occurring after the date hereof in accordance with the terms of this Agreement. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in Exhibit A. A number of Partnership Units held by the General Partner equal to one percent (1%) of the aggregate number of Partnership Units owned by the General Partner shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest of the General Partner. All other Partnership Units held by the General Partner shall be deemed to be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership. Except as provided in Sections 7.5, 10.5, and 13.3 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). Except as otherwise set forth in Section 13.3 hereof, no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

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SECTION 4.2  ISSUANCES OF PARTNERSHIP INTERESTS

     A. General. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) Partnership Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.2.A or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class. If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests.

     B. Percentage Interest Adjustments in the Case of Capital Contributions for Partnership Units. Upon the acceptance of additional Capital Contributions in exchange for Partnership Units and so long as the Partnership shall have outstanding more than one class of Partnership Interests, the Percentage Interest related thereto shall be equal to a fraction, the numerator of which is equal to the amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed with respect to such additional Partnership Units and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests for all outstanding classes (computed as of the Business Day immediately preceding the date on which the additional Capital Contributions are made (an "Adjustment Date")) plus (ii) the aggregate amount of additional Capital Contributions contributed to the Partnership on such Adjustment Date in respect of such additional Partnership Units. The Percentage Interest of each other Partner holding Partnership Interests not making a full pro rata Capital Contribution shall be adjusted to a fraction the numerator of which is equal to the sum of (i) the Deemed Partnership Interest Value of such Limited Partner (computed as of the Business Day immediately preceding the Adjustment Date) plus
(ii) the amount of additional Capital Contributions (such amount being equal to the amount of cash, if any, plus the Agreed Value of Contributed Property, if any, so contributed), if any, made by such Partner to the Partnership in respect of such Partnership Interest as of such Adjustment Date and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests of all outstanding classes (computed as of the Business Day immediately preceding such Adjustment Date) plus (ii) the aggregate amount of the additional Capital Contributions contributed to the Partnership on such Adjustment Date in respect of such additional Partnership Interests. For purposes of calculating a Partner's Percentage Interest pursuant to this Section 4.2.B, cash Capital Contributions by the General Partner will be deemed to equal the cash contributed by the General Partner plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner, the offering costs attributable to the cash contributed to the Partnership, and (b) in the case of Partnership Units issued pursuant to Section 7.5.E, an amount equal to the difference between the Value of the Shares sold pursuant to any Share Option Plan and the net proceeds of such sale.

     C. Classes of Partnership Units.  Subject to Section 4.2.A above and
Section 4.2.D below, the Partnership shall have two classes of Partnership Units entitled "Class A Units" and "Class B Units."

Either Class A Units or Class B Units, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration; provided that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a Class A Unit on the day immediately following the Partnership Record Date for the Distribution Period (as defined in Section 5.1.C) in which such Class B Unit was issued, without the requirement for any action by either the Partnership or the Partner holding the Class B Unit.


     D. Preferred Units Outstanding. Pursuant to Section 4.2.A, the Partnership has heretofore established and issued Series A Preferred Units, Series B Preferred Units, and Series C Preferred Units, and the Partnership is establishing and issuing the Series D Preferred Units in connection with the adoption of this Agreement. The terms and conditions of the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, and the Series D Preferred Units are set forth in Attachment A, Attachment B, Attachment C, and Attachment D, respectively, attached hereto and made part hereof.


SECTION 4.3  NO PREEMPTIVE RIGHTS

     Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

SECTION 4.4  OTHER CONTRIBUTION PROVISIONS

     If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership.

SECTION 4.5  NO INTEREST ON CAPITAL

     No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

SECTION 4.6  SEPARATE AGREEMENTS


     In connection with the issuance of Partnership Units to certain Additional Limited Partners, the Partnership has entered into separate agreements that set forth additional rights and obligations of such Additional Limited Partners and additional terms and conditions of such Additional Limited Partner's Partnership Interests. Such agreements are described in Exhibits E-1 through E-6 attached hereto and made part hereof.


                                   ARTICLE V

                                 DISTRIBUTIONS

SECTION 5.1  REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS

     A. General. The General Partner shall distribute at least quarterly an amount equal to one hundred percent (100%) of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Share for which such Partnership Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein, in Attachment A, Attachment B, Attachment C, and Attachment D hereto, with respect to Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and Series D Preferred Units, respectively, or in an agreement at the time a new class or series of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash (a) to Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated, and (b) to the General Partner in an amount sufficient to enable the General Partner Entity to make distributions to its shareholders that will enable the General Partner Entity to (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the "REIT Requirements"), and (2) avoid any federal income or excise tax liability.


     B. Method. (i) Each holder of Partnership Interests that is entitled to any preference in distribution (including, without limitation, the preferences in distribution set forth in Attachment A, Attachment B, Attachment C, and Attachment D hereto with respect to Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and Series D Preferred Units, respectively) shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date); and

          (ii) To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause
     (i), with respect to Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).

     C. Distributions When Class B Units Are Outstanding. If for any quarter or shorter period with respect to which a distribution is to be made (a "Distribution Period") Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units ("Class A") and the Partners who are holders of Class B Units ("Class B") as follows:

          (1) Class A shall receive that portion of the Available Cash (the "Class A Share") determined by multiplying the amount of Available Cash by the following fraction:
                                     A X Y
                            ------------------------
                               (A X Y) + (B X X)

          (2) Class B shall receive that portion of the Available Cash (the "Class B Share") determined by multiplying the amount of Available Cash by the following fraction:
                                     B X X
                            ------------------------
                               (A X Y) + (B X X)

          (3) For purposes of the foregoing formulas, (i) "A" equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) "B" equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period;
     (iii) "Y" equals the number of days in the Distribution Period; and (iv) "X" equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

     The Class A Share shall be distributed among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided that in no event may a Partner receive a distribution of

Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such Class A Unit has been redeemed or exchanged. The Class B Shares shall be distributed among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.

     D. Distributions When Class B Units Have Been Issued on Different
Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Partnership Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Partnership Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, "Series B(1)" and "Series B(2)" would be as follows:

          (1) Series B(1) shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:
                                  B(1) X X(1)
                   ------------------------------------------
                    (A X Y) + (B(1) X X(1)) + (B(2) X X(2))

          (2) Series B(2) shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:
                                  B(2) X X(2)
                   ------------------------------------------
                    (A X Y) + (B(1) X X(1)) + (B(2) X X(2))

          (3) For purposes of the foregoing formulas the definitions set forth in Section 5.1.C.3 remain the same except that (i) "B(1)" equals the number of Partnership Units in Series B(1) outstanding on the Partnership Record Date for such Distribution Period; (ii) "B(2)" equals the number of Partnership Units in Series B(2) outstanding on the Partnership Record Date for such Distribution Period; (iii) "X(1)" equals the number of days in the Distribution Period for which the Partnership Units in Units in Series B(2) outstanding on the Partnership Record Date for such Distribution Period;
     (iii) "X(2)" equals the number of days in the Distribution Period for which the Partnership Units in Series B(1) were issued and outstanding; and (iv) "X(2)" equals the number of days in the Distribution Period for which the Partnership Units in Series B(2) were issued and outstanding.

     E. Minimum Distributions if Shares Not Publicly Traded. In addition (and without regard to the amount of Available Cash), if the Shares of the General Partner Entity are not Publicly Traded, the General Partner shall make cash distributions with respect to the Class A Units at least annually for each taxable year of the Partnership beginning prior to the fifteenth (15th) anniversary of the Effective Date in an aggregate amount with respect to each such taxable year at least equal to 95% of the Partnership's taxable income for such year allocable to the Class A Units, with such distributions to be made not later than 60 days after the end of such year.

SECTION 5.2  AMOUNTS WITHHELD

     All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

SECTION 5.3  DISTRIBUTIONS UPON LIQUIDATION

     Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 13.2.

SECTION 5.4  REVISIONS TO REFLECT ISSUANCE OF PARTNERSHIP INTERESTS

     If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and Exhibit A as it deems necessary to reflect the issuance of such additional Partnership Interests without the requirements for any other consents or approvals.

                                   ARTICLE VI

                                  ALLOCATIONS

SECTION 6.1  ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     A. Net Income.  After giving effect to the special allocations set forth in
Section 1 of Exhibit C of the Partnership Agreement, Net Income shall be allocated:


          (1) first, to the General Partner to the extent that cumulative Net Losses previously allocated the General Partner pursuant to Section 6.1.B(6) exceed cumulative Net Income previously allocated to the General Partner pursuant to this clause (1);



          (2) second, to each Protected Partner until the cumulative Net Income allocated such Protected Partner under this clause (2) equals the cumulative Net Losses allocated such Protected Partner under Section 6.1.B(5) (and, within the class of Protected Partners, pro rata in proportion to their respective percentages of the cumulative Net Losses allocated all Protected Partners pursuant to Section 6.1.B(5) hereof);



          (3) third, to the General Partner until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Losses allocated the General Partner under Section 6.1.B(4);



          (4) fourth, to the holders of any Partnership Interests that are entitled to any preference upon liquidation until the cumulative Net income allocated under this clause (4) equals the cumulative Net Losses allocated to such Partners under Section 6.1.B(3);



          (5) fourth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause
     (5), Net Income equal to the amount of distributions received which are attributable to the preference of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and



          (6) finally, with respect to Partnership Interests that are not entitled to any preference in the allocation of Net Income, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

     B. Net Losses.  After giving effect to the special allocations set forth in
Section 1 of Exhibit C, Net Losses shall be allocated:



          (1) first, to the holders of Partnership Interests, in proportion to their share of the Net Income previously allocated pursuant to Section 6.1.A(6), to the extent that any prior allocations of Net Income to such Partners pursuant to Section 6.1.A(6) exceed, on a cumulative basis, distributions with respect to such Partnership Interests pursuant to clause
     (ii) of Section 5.1.B;



          (2) second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (i) by not including in the Partners' Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 and (ii) in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners' Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof);



          (3) third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners' Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3) at the end of such taxable year (or portion thereof);



          (4) fourth, to the General Partner in an amount equal to the excess of
     (a) the amount of the Partnership Recourse Liabilities over (b) the Aggregate Protected Amount;



          (5) fifth, to and among the Protected Partners, in proportion to their respective Protected Amounts, until such time as the Protected Partners as a group have been allocated cumulative Net Losses pursuant to this clause
     (5) equal to the Aggregate Protected Amount; and



          (6) thereafter, to the General Partner.


     C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account facts and circumstances relating to each Partner's respective interest in the profits of the Partnership. For this purpose, the General Partner will have discretion in any fiscal year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

     D. Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

SECTION 6.2  REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF PARTNERSHIP
             INTERESTS

     If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and Exhibit A as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

                                  ARTICLE VII

                     MANAGEMENT AND OPERATIONS OF BUSINESS

SECTION 7.1  MANAGEMENT

     A. Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to
Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

          (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.E or will permit the General Partner Entity (so long as the General Partner Entity qualifies as REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations the General Partner deems necessary for the conduct of the activities of the Partnership;

          (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

          (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner, its Subsidiaries and the Partnership's Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

          (5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

          (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

          (7) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment;

          (8) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

          (9) the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

          (10) the collection and receipt of revenues and income of the Partnership;

          (11) the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring;

          (12) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

          (13) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

          (14) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (15) the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

          (16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership;

          (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

          (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

          (19) the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; and

          (20) the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner's exercise of its Redemption Right under Section 8.6; and

          (21) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

     B. No Approval by Limited Partners. Except as provided in Section 7.11, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

     C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

     D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Section 13.

     E. No Obligations to Consider Tax Consequences of Limited Partners. In exercising their authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by any of them. The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

SECTION 7.2  CERTIFICATE OF LIMITED PARTNERSHIP

     The General Partner has previously filed the Certificate with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

SECTION 7.3  TITLE TO PARTNERSHIP ASSETS

     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

SECTION 7.4  REIMBURSEMENT OF THE GENERAL PARTNER

     A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as the general partner of the Partnership.

     B. Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership's organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees); provided that the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (ii) any amount derived by the General Partner from any investments permitted in Section 7.5.A. The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to
Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

     C. Partnership Interest Issuance Expenses. The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership or the General Partner or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

     D. Purchases of Shares by the General Partner. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner, any employee equity purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for those Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the General Partner, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for those Shares (provided that a transfer of Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole Partnership Unit) held by the General Partner equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

     E. Reimbursement not a Distribution. If and to the extent any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners' Capital Accounts.

     F. Funding for Certain Capital Transactions. In the event that the General Partner shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties),
(i) the Partnership shall advance to the General Partner the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner through an issuance of Shares described in
Section 4.2 or pursuant to a transaction described in Section 7.5.B, (ii) the General Partner shall immediately, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance and as required by Section 7.5, the assets or equity interests of such Person acquired by the General Partner in such acquisition, and (iii) pursuant to and in accordance with Section 4.2 and
Section 7.5.B, the Partnership shall issue to the General Partner Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially the same as those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition). In addition to, and without limiting the foregoing, in the event that the General Partner engages in a transaction in which (x) the General Partner (or a wholly owned direct or indirect Subsidiary of the General Partner) merges with another entity (referred to as the "Parent Entity") that is organized in the "UPREIT format" (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its
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operations through a partnership, limited liability company or other entity
(referred to as an "Operating Entity")) and the General Partner survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner equal to the product attained by multiplying the number of additional Shares of the General Partner that the General Partner would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

SECTION 7.5 OUTSIDE ACTIVITIES OF THE GENERAL PARTNER; RELATIONSHIP OF SHARES TO PARTNERSHIP UNITS; FUNDING DEBT

     A. General. Without the Consent of the Outside Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. Without the Consent of the Outside Limited Partners, the assets of the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.F), so that Shares and Partnership Units are completely fungible except as otherwise specifically provided herein; provided that the General Partner shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to
Section 7.4.B, be applied for the benefit of the Partnership); and, provided further that, the General Partner shall be permitted to acquire, directly or through a Qualified REIT Subsidiary or limited liability company, up to a one percent (1%) interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership. The General Partner and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

     B. Repurchase of Shares. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such shares to satisfy an obligation under any dividend reinvestment or share purchase program adopted by the General Partner, any employee share purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, then the General Partner shall cause the Partnership to purchase from the General Partner that number of Partnership Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the General Partner times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, on the same terms and for the same aggregate price that the General Partner purchased such Shares.

     C. Forfeiture of Shares. If the Partnership or the General Partner acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner shall cause the Partnership to cancel that number of Partnership Units equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

     D. Issuances of Shares. After the Effective Date, the General Partner shall not grant, award, or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof, pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders), or in connection with any acquisition permitted by Section 7.5.A hereof of up to a one percent (1%) interest in any
                                      E-25
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partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership), other equity securities of the General Partner, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) the General Partner transfers to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award, or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be. Without limiting the foregoing, the General Partner is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests, as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise) and (b) the General Partner transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

     E. Share Option Plan. If at any time or from time to time, the General Partner sells Shares pursuant to any Share Option Plan, the General Partner shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Partnership Units equal to the number of Shares so sold divided by the Conversion Factor.

     F. Funding Debt. The General Partner may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities ("Convertible Funding Debt"), subject to the condition that the General Partner lend to the Partnership the net proceeds of such Funding Debt; provided that Convertible Funding Debt shall be issued pursuant to Section 7.5.D above; and, provided further that, the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner's ability to remain qualified as a REIT. If the General Partner enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt.

SECTION 7.6  TRANSACTIONS WITH AFFILIATES

     A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except pursuant to transactions that are on terms that are fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

     B. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and General Partner on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

     C. Benefit Plans Sponsored by the Partnership. The General Partner in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the

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Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

SECTION 7.7  INDEMNIFICATION

     A. General. The Partnership shall indemnify each Indemnitee to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership or the General Partner or the operation of, or the ownership of property by, the Partnership or the General Partner as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

     B. Advancement of Expenses. Reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

     C. No Limitation of Rights.  The indemnification provided by this Section
7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

     D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
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

     E. Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) excise taxes assessed on an Indemnitee, of for which the Indemnitee is otherwise found liable, with respect to an ERISA Plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7, and (iii) actions taken or omitted by the Indemnitee with respect to an ERISA Plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of such ERISA Plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

     F. No Personal Liability for Limited Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     G. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     H. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this
Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership's liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     I. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

     J. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

SECTION 7.8  LIABILITY OF THE GENERAL PARTNER

     A. General. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

     B. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

     C. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     D. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9  OTHER MATTERS CONCERNING THE GENERAL PARTNER

     A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

     B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

     D. Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     E. Actions to Maintain REOC Status. If and so long as the Partnership Interests of "benefit plan investors" is "significant" (as such terms, or terms succeeding thereto with the same objective, are used in 29 C.F.R. Section 2510.3-101(f) (such regulation or successor regulation being known as the "Plan Assets Regulation")), or if necessary so that the underlying assets of the General Partner will not be "plan assets" (as such term is defined in the Plan Assets Regulations) of any ERISA Partner, then the General Partner shall conduct the affairs of the Partnership in such manner so that the Partnership shall qualify as a "real estate operating company" (REOC"), as that term is used in the Plan Assets Regulations, and so that the assets of the Partnership will not be plan assets of any ERISA Partner.

          (i) If the General Partner, pursuant to this Section 7.09.E, intends to conduct the affairs of the Partnership as a REOC, the General Partner shall deliver to each ERISA Partner an opinion of counsel reasonably acceptable to each ERISA Partner and upon which such ERISA Partner may rely with respect to the Partnership's REOC status as of the "initial valuation date" and, if requested in writing by an ERISA Partner, as of each "annual valuation period" (as those terms, or terms succeeding thereto with the same objective, are defined in the Plan Assets Regulation). Such opinion of counsel shall state, (A) as to the opinion respecting the "initial valuation date," that the Partnership shall qualify as a REOC for the period beginning on such "initial valuation date" and ending on the last day of the first "annual valuation period," and (B) as to each annual opinion respecting each "annual valuation period," that the Partnership shall qualify as a REOC for the 12-month period following the last day of such "annual valuation period." Such opinion of counsel may rely upon, among other things, a certificate of the General Partner as to the exercise of management rights with respect to one or more investments (other than short-term investments pending long-term commitment or distribution to investors) during the appropriate period and as to a description of such investments, and also shall state whether the Partnership has included in a certification to the opinion a statement to the effect that on such "initial valuation date" or during such "annual valuation period" at least 50 percent of Partnership assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, were invested in real estate investments as described in the Plan Assets Regulation.

          (ii) If the opinion described in this subsection is not provided in the affirmative, or if any ERISA Partner shall obtain and deliver to the General Partner an opinion of counsel to such ERISA Partner (which opinion shall be reasonably satisfactory to the General Partner) that there is a reasonable probability that either the Partnership was not or will not be a REOC for a period in which either (i) participation by benefit plan investors in the Partnership is significant or (ii) REOC status is necessary so that the underlying assets of the General Partner will not be plan assets and the General Partner does not obtain an opinion to the contrary reasonably acceptable to each such ERISA Partner within fifteen
     (15) days of its receipt of the opinion delivered by the ERISA Partner (it being understood that the existence or reaffirmation of the opinion delivered by the ERISA Partner to the General Partner shall not constitute the sole basis of any ERISA Partner's determination that the opinion delivered within fifteen days by the General Partner is not reasonably satisfactory), then the General Partner is hereby authorized and empowered to take such actions as it deems necessary and appropriate to mitigate, prevent, or cure such adverse consequences as might result to an ERISA Partner from the underlying assets of the Partnership being assets of an ERISA Partner or the underlying assets of the General Partner being assets of any ERISA Partner.

SECTION 7.10  RELIANCE BY THIRD PARTIES

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and
(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

SECTION 7.11  RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY

     A. Consent Required. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act.

     B. Sale of All Assets of the Partnership. Except as provided in Article XIII, the General Partner may not, directly or indirectly, cause the Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger (including a triangular merger), consolidation or other combination with any
                                      E-30
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other Persons) (i) if such merger, sale or other transaction is in connection with a Termination Transaction permitted under Section 11.2.B hereof, without the Consent of the Partners holding at least a majority of the then outstanding Partnership Units (including any Partnership Units held by the General Partner), or (ii) otherwise, without the Consent of the Outside Limited Partners.

     C. Communications Act Investors. Unless otherwise approved in writing by each affected Communications Act Investor (hereinafter defined), the General Partner may not, directly or indirectly, cause the Partnership to invest in any Property or otherwise take any action that (i) would result in the Communications Act Investor being placed in a position whereby it would have or be deemed to have the right to act for any third party in selecting or dealing with any interexchange carrier (which, for purposes hereof, shall include satellite telecommunication service) in providing long distance service between local access and transport areas which originates in any State within the region in which the affected Communications Act Investor (or the operating company affiliate thereof) provides wireline telephone local exchange service, (but in no event shall the foregoing be deemed to prohibit the Partnership from contracting with a third party to perform such functions on a discretionary basis as part of its property management duties where such activity is a necessary adjunct to an investment and such activities, in the aggregate, are not significant in relation to the Partnership's business activities taken as a whole), or (ii) would cause a significant percentage of the Partnership's gross income from any Property to be attributable to either the provision or resale of long distance service between local access and transport areas which originates in any State within the region in which the affected Communications Act Investor (or the operating company affiliate thereof) provides wireline telephone local exchange service, or the manufacture of telecommunications, customer premises or related equipment. In addition, the Partnership will not engage in any telecommunications activities other than those that may be ancillary to the ownership or operation of its investments or make an investment in a cable television system that would violate the cable-telephone cross-ownership restriction in the Communications Act of 1934, as amended, with regard to the local exchange service area of a Communications Act Investor (or the operating company affiliate thereof). Notwithstanding the foregoing, the Partnership is not precluded from engaging in any telecommunications business or cable business unless such business is found to place the Communications Act Investor in violation of law. The General Partner shall have a period of 120 days following a finding by a court or regulatory body that such a violation exists to use its reasonable best efforts to prevent or eliminate such violation, including, but not limited to, correction of the condition giving rise to the violation, amendment to this Agreement or sale of the relevant property or the interest of the Communications Act Investor therein. A "Communications Act Investor" is a Partner or shareholder of the General Partner that has notified the General Partner that it is subject to the Communications Act of 1934, as amended.

SECTION 7.12  LOANS BY THIRD PARTIES

     The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

                                  ARTICLE VIII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

SECTION 8.1  LIMITATION OF LIABILITY

     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5, or under the Act.

SECTION 8.2  MANAGEMENT OF BUSINESS

     No Limited Partner or Assignee (other than the General Partner, any of its Affiliates, or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their
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Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 8.3  OUTSIDE ACTIVITIES OF LIMITED PARTNERS

     Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.C hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the General Partner) or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

SECTION 8.4  RETURN OF CAPITAL

     Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A(ii) and 6.1.B(i), or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

SECTION 8.5  RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

     A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

          (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by either the General Partner Entity or the Partnership pursuant to the Exchange Act;

          (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

          (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

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          (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

     B. Notice of Conversion Factor. The Partnership shall notify each Limited Partner upon request of the then current Conversion Factor and any changes that have been made thereto.

     C. Notice of Extraordinary Transaction of the General Partner Entity. The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), a sale of all or substantially all of its assets or any other similar extraordinary transaction without notifying the Limited Partners of its intention to make such distribution or effect such merger, sale or other extraordinary transaction at least twenty (20) Business Days prior to the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) business days before consummation of such merger, sale or other extraordinary transaction); provided, however, that the General Partner, in its sole discretion, may shorten the required notice period of not less than twenty (20) business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other transactions covered by this Section 8.5.C.) by up to ten (10) business days (thereby continuing to afford the holders of Units the opportunity to redeem Units under Section 8.6 on or prior to the record date for the shareholder vote on the merger transaction) so long as (i) the General Partner Entity will be the surviving entity in such merger transaction, (ii) immediately following the merger transaction, Persons who held voting securities of the General Partner Entity immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of the General Partner Entity immediately prior to the merger transaction, voting securities of the General Partner Entity representing not less than fifty one percent (51%) of the total combined voting power of all outstanding voting securities of the General Partner Entity after such merger, and (iii) in the event that in connection with such merger transaction the Partnership will merge with another entity, the Partnership will be the surviving entity in such merger. This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Redemption Right; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement; ; provided, however, that the General Partner, in its sole discretion, may shorten the required notice period of not less than twenty (20) business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other transactions covered by this Section 8.5.C.) to a period of not less than ten (10) calendar days (thereby continuing to afford the holders of Units the opportunity to redeem Units under Section 8.6 on or prior to the record date for the shareholder vote on the merger transaction) so long as (i) the General Partner Entity will be the surviving entity in such merger transaction, (ii) immediately following the merger transaction, Persons who held voting securities of the General Partner Entity immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of the General Partner Entity immediately prior to the merger transaction, voting securities of the General Partner Entity representing not less than fifty-one percent (51%) of the total combined voting power of all outstanding voting securities of the General Partner Entity after such merger, and (iii) in the event that in connection with such merger transaction the Partnership will merge with another entity, the Partnership will be the surviving entity in such merger.

     D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determine in

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its sole and absolute discretion to be reasonable, any information that (i) the
General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

SECTION 8.6  REDEMPTION RIGHT

     A. General. (i) Subject to Section 8.6.C, at any time on or after the first anniversary date of the issuance of a Partnership Unit to a Limited Partner pursuant to Article IV hereof (which one-year period shall commence upon the issuance of such Partnership Unit regardless of whether such Partnership Unit is designated upon issuance as a Class A Unit, a Class B Unit or otherwise and shall include the period of time from the date such Partnership Unit is issued to such Limited Partner as other than a Class A Unit until the date such Partnership Unit is converted automatically to a Class A Unit pursuant to
Section 4.2.C hereof), or on or after such date prior to the expiration of such one-year period as the General Partner, in its sole and absolute discretion, designates with respect to any or all Class A Units then outstanding, the holder of a Partnership Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the "Redemption Right") to require the Partnership to redeem such Partnership Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may exercise the Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Units that it owns, as selected by the Limited Partner, provided that a Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Partnership Units unless such Redeeming Partner then holds less than one thousand (1,000) Partnership Units, in which event such Redeeming Partner must exercise the Redemption Right for all of the Partnership Units held by such Redeeming Partner.

          (ii) The Redeeming Partner shall have no right with respect to any Partnership Units so redeemed to receive any distributions paid after the Specified Redemption Date with respect to such Partnership Units.

          (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

          (iv) If the General Partner Entity provides notice to the Limited Partners, pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) business days before the consummation of such merger, sale or other extraordinary transaction). If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the notice of redemption.

     B. General Partner Assumption of Right. (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy

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a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner determines in its sole and absolute discretion (provided that payment of the Redemption Amount in the form of Shares shall be in Shares registered for resale under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded and, provided further that, if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount), on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. If the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's Partnership Units to the General Partner. Nothing contained in this Section 8.6.B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to Section 8.6.A.

          (ii) If the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's Partnership Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

          (iii) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

     C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Declaration of Trust or (ii) would be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right).

     D. No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

     E. Additional Partnership Interests. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests).

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                                   ARTICLE IX

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 9.1  RECORDS AND ACCOUNTING

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

SECTION 9.2  FISCAL YEAR

     The fiscal year of the Partnership shall be the calendar year.

SECTION 9.3  REPORTS

     A. Annual Reports. As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its shareholders, the General Partner Entity shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner Entity.

     B. Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such calendar quarter, of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

                                   ARTICLE X

                                  TAX MATTERS

SECTION 10.1  PREPARATION OF TAX RETURNS

     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

SECTION 10.2  TAX ELECTIONS

     Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election

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(including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

SECTION 10.3  TAX MATTERS PARTNER

     A. General. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

     B. Powers.  The tax matters partner is authorized, but not required:

          (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or
     (ii) who is a "notice partner" (as defined in Section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in Section 6223(b)(2) of the Code);

          (2) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

          (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

          (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

          (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

          (6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

     C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
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SECTION 10.4  ORGANIZATIONAL EXPENSES

     The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in
Section 709 of the Code.

SECTION 10.5  WITHHOLDING

     Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. If a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate under the laws of the State of Illinois) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

                                   ARTICLE XI

                           TRANSFERS AND WITHDRAWALS

SECTION 11.1  TRANSFER

     A. Definition. The term "transfer," when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term "transfer" when used in this Article XI does not include any redemption or repurchase of Partnership Units by the Partnership from a Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6 or otherwise. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

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

     B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

SECTION 11.2  TRANSFERS OF PARTNERSHIP INTERESTS OF GENERAL PARTNER

     A. Except for transfers of Partnership Units to the Partnership as provided in Section 7.5 or Section 8.6, the General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except in connection with a transaction described in Section 11.2.B or as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as the General Partner except in connection with a transaction described in Section 11.2.B.

     B. The General Partner shall not engage in any merger (including a triangular merger), consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Conversion Factor") ("Termination Transaction"), unless the Termination Transaction has been approved by the Consent of the Partners holding at least a majority of the then outstanding Partnership Units (including any Partnership Units held by the General Partner) and in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor multiplied by the greatest amount of cash, securities or other property paid to a holder of Shares corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding Shares, each holder of Partnership Units shall receive, or shall have the right to elect to receive without any right of Consent set forth above in this subsection B, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

SECTION 11.3  LIMITED PARTNERS' RIGHTS TO TRANSFER

     A. General.  Subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E,
11.4 and 11.6, a Limited Partner (other than the General Partner) may transfer with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner's rights as a Limited Partner, provided that prior written notice of such proposed transfer is delivered to the General Partner. Notwithstanding the foregoing, any Limited Partner may, at any time, without the consent of the General Partner, (i) transfer all or any portion of its Partnership Interest to the General Partner,
(ii) transfer all or any portion of its Partnership Interest to an Affiliate, another original Limited Partner or to an Immediate Family member, subject to the provisions of Section 11.6, (iii) transfer all or any portion of its Partnership Interest to a trust for the benefit of a charitable beneficiary or to a charitable foundation, subject to the provisions of Section 11.6, and (iv) subject to the provisions of Section 11.6, pledge (a "Pledge") all or any portion of its Partnership Interest to a lending institution, which is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit. Each Limited Partner or Assignee (resulting from a transfer made pursuant to clauses (i)-(iv) of the proviso of the preceding sentence) shall have the right to transfer all or any portion of its Partnership Interest, subject to the provisions of Section 11.6 and the satisfaction of each of the following conditions (in addition to the right of each such Limited Partner or Assignee to continue to

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make any such transfer permitted by clauses (i)-(iv) of such proviso without satisfying either of the following conditions):

          (a) GENERAL PARTNER RIGHT OF FIRST REFUSAL. The transferring Partner shall give written notice of the proposed transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee, and
     (ii) the amount and type of consideration proposed to be received for the transferred Partnership Units. The General Partner shall have ten (10) days upon which to give the transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) days after giving notice of such election. If it does not so elect, the transferring Partner may transfer such Partnership Units to a third party, on economic terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

          (b) QUALIFIED TRANSFEREE. Any transfer of a Partnership Interest shall be made only to Qualified Transferees.

     It is a condition to any transfer otherwise permitted hereunder (excluding Pledges of a Partnership Interest, but including any transfer of the pledged Partnership Interest, whether to the secured party or otherwise, pursuant to the secured party's exercise of its remedies under such Pledge or the related loan or extension of credit) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Interest and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion. Notwithstanding the foregoing, any transferee of any transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Declaration of Trust. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substitute Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

     B. Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

     C. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Partnership Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to the Partnership or the Partnership Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

     D. No Transfers Affecting Tax Status of Partnership. No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of the General Partner or the General Partner Entity or pursuant to a transaction expressly permitted under
Section 7.11.B or Section 11.2), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner Entity to continue to qualify as a REIT or would subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code (provided that this clause (iii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation).

     E. No Transfers to Holders of Nonrecourse Liabilities. No Pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability unless (i) the General Partner is provided notice thereof and (ii) the lender enters into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

SECTION 11.4  SUBSTITUTED LIMITED PARTNERS

     A. Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner. The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Units and thereafter becomes the owner of such Units pursuant to the exercise by such financial institution of its rights under a Pledge of such Units granted in connection with such loan or extension of credit.

     B. Rights of Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 15.11) and such other documents or instruments as may be required to effect the admission.

     C. Amendment of Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, Capital Account, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account and Percentage Interest and interest of the predecessor of such Substituted Limited Partner.

SECTION 11.5  ASSIGNEES

     If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Partnership Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units

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held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

SECTION 11.6  GENERAL PROVISIONS

     A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's Partnership Units in accordance with this Article XI or pursuant to redemption of all of its Partnership Units under Section 8.6.

     B. Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this
Article XI or pursuant to redemption of all of its Partnership Units under
Section 8.6 shall cease to be a Limited Partner.

     C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon three business days prior notice, unless the General Partner otherwise agrees.

     D. Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

     E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this
Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (vi) if such transfer would cause the Partnership Interests of "benefit plan investors" to become "significant," as those terms are used in Section 7.9.E., or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101;
(viii) if

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such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an "established securities market" or a "secondary market" (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided that this clause (ix) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation); (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or
ERISA, each as amended; (xi) such transfer could adversely affect the ability of the General Partner Entity to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the transferring Partner (which opinion and counsel shall be reasonably satisfactory to the Partnership) or legal counsel for the Partnership, such transfer would adversely affect the ability of the General Partner Entity to qualify as a REIT or subject the General Partner Entity to any taxes under Section 857 or Section 4981 of the Code.

     F. Avoidance of "Publicly Traded Partnership" Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code) (the "Safe Harbors"). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation.

                                  ARTICLE XII

                             ADMISSION OF PARTNERS

SECTION 12.1  ADMISSION OF A SUCCESSOR GENERAL PARTNER

     A successor to all of the General Partner's General Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such successor shall carry on the business of the Partnership without dissolution. In such case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

SECTION 12.2  ADMISSION OF ADDITIONAL LIMITED PARTNERS

     A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including without limitation, under Section 4.1.C, or who exercises an option to receive Partnership Units shall be admitted to the Partnership as an Additional Limited Partner only with the

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

consent of the General Partner and only upon furnishing to the General Partner
(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

     B. Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

SECTION 12.3  AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section
15.11 hereof.

                                  ARTICLE XIII

                          DISSOLUTION AND LIQUIDATION

SECTION 13.1  DISSOLUTION

     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("Liquidating Events"):

          (i) the expiration of its term as provided in Section 2.4 hereof;

          (ii) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless within ninety (90) days after the withdrawal a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

          (iii) through December 31, 2046, an election to dissolve the Partnership made by the General Partner with the consent of Limited Partners who hold ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held by the General Partner);

          (iv) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion after December 31, 2046;

          (v) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

          (vi) the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

          (vii) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

     As used herein, a "majority in interest" shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

SECTION 13.2  WINDING UP

     A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

          (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

          (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

          (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the Limited Partners;

          (4) Fourth, to the holders of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests, including without limitation, Series A Preferred Units, Series B Preferred Units, and Series C Preferred Units (and, within each such class or series, to each holder thereof pro rata based on the proportion of the total number of outstanding units of such class or series represented by such holder's units of such series or class); and

          (5) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

     B. Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
Section 13.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.


SECTION 13.3 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS; RESTORATION OF DEFICIT CAPITAL ACCOUNTS



     A. Timing of Distributions. If the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.



     B. Restoration of Deficit Capital Accounts Upon Liquidation of the Partnership. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever, except as otherwise set forth in this Section 13.3.B, or as otherwise expressly agreed in writing by the affected Partner and the Partnership after the date hereof. Notwithstanding the foregoing, (i) if the General Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); (ii) if a Protected Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), such Protected Partner shall be obligated to make a contribution to the Partnership with respect to any such deficit balance in such Protected Partner's Capital Account upon a liquidation of the Partnership in an amount equal to the lesser of such deficit balance or such Protected Partner's Protected Amount; and (iii) the first sentence of this Section 13.3.B shall not apply with respect to any other Partner to the extent, but only to such extent, that such Partner previously has agreed in writing, with the consent of the General Partner, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Partnership (including, without limitations, those Partners who have undertaken "deficit restoration obligations" as defined in Exhibit E). No Limited Partner shall have any right to become a Protected Partner, to increase its Protected Amount, or otherwise agree to restore any portion of any deficit that may exist in its Capital Account, except, and only to the extent, provided in Exhibits E-1 through E-6 (or the agreements described therein), without the express written consent of the General Partners, in its sole and absolute discretion. Any contribution required of a Partner under this Section 13.3.B. shall be made on or before the later of (i) the end of the Partnership Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. The proceeds of any contribution to the Partnership made by a Protected Partner with respect to a deficit in such Protected Partner's Capital Account balance shall be treated as a Capital Contribution by such Protected Partner and the proceeds thereof shall be treated as assets of the Partnership to be applied as set forth in Section 13.2.A.



     C. Restoration of Deficit Capital Accounts Upon a Liquidation of a Partner's Interest by Transfer. If a Protected Partner's interest in the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than in connection with a liquidation of the Partnership) which term shall include a redemption by the Partnership of such Protected Partner's interest upon exercise of the Redemption Right, and such Protected Partner is designated on Exhibit E as Part II Protected Partner, such Protected Partner shall be required to contribute cash to the Partnership equal to the lesser of (i) the amount required to increase its Capital Account balance as of such date to zero, or (ii) such Protected Partner's Protected Amount. For this purpose, (i) the Protected Partner's deficit Capital Account balance shall be determined by taking into account all contributions, distributions, and allocations for the portion of the Partnership Year ending on the date of the liquidation or redemption, and (ii) solely for purposes of determining such Protected Partner's Capital Account balance, the General Partner shall redetermine the Carrying Value of the Partnership's assets on such date based upon the principles set forth in Sections 1.D.(3) and (4) of Exhibit B hereto, and shall take into account the Protected Partner's allocable share of any Unrealized Gain or Unrealized Loss resulting from such redetermination in determining the balance of its Capital Account. The amount of any payment required hereunder shall be due and payable within the time period specified in the second to last sentence of Section 13.3.B.



     D. Effect of the Death of a Protected Partner. After the death of a Protected Partner who is an individual, the executor of the estate of such Protected Partner may elect to reduce (or eliminate) the Protected Amount of such Protected Partner. Such elections may be made by such executor by delivering to the General Partner within two hundred and seventy (270) days of the death of such Limited Partner, a written notice setting forth the maximum deficit balance in its Capital Account that such executor agrees to restore under this Section 13.3, if any. If such executor does not make a timely election pursuant to this Section 13.3 (whether or not the balance in the applicable Capital Account is negative at such time), then the Protected Partner's estate (and the beneficiaries thereof who receive distributions of Partnership Interests therefrom) shall be deemed a Protected Partner with a Protected Amount in the same amount as the deceased Protected Partner. Any Protected Partner which itself is a partnership may likewise elect, after the date of its partner's death to reduce (or eliminate) its Protected Amount by delivering a similar notice to the General Partner within the time period specified above, and in the absence of any such notice the Protected Amount of such Protected Partner shall not be reduced to reflect the death of any of its partners.


SECTION 13.4  RIGHTS OF LIMITED PARTNERS

     Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

SECTION 13.5  NOTICE OF DISSOLUTION

     If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to
Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the

Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

SECTION 13.6  CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

     Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 13.7  REASONABLE TIME FOR WINDING UP

     A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

SECTION 13.8  WAIVER OF PARTITION

     Each Partner hereby waives any right to partition of the Partnership property.

SECTION 13.9  LIABILITY OF LIQUIDATOR

     The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7.

                                  ARTICLE XIV

                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

SECTION 14.1  AMENDMENTS

     A. General. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. Following such proposal (except an amendment pursuant to Section 14.1.B), the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1.B, 14.1.C or 14.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partnership Interests held by the General Partner).

     B. Amendments Not Requiring Limited Partner Approval.  Notwithstanding
Section 14.1.A or 14.1.C, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

          (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

          (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (which may be effected through the replacement of Exhibit A with an amended Exhibit A);

          (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Article IV;

          (4) to reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

          (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

     The General Partner shall notify the Limited Partners when any action under this Section 14.1.B is taken in the next regular communication to the Limited Partners; provided, however, that no notice need be given of any amendment of this Agreement to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (whether or not effected through the replacement of Exhibit A with an amended Exhibit A). For purposes of the immediately preceding sentence, notwithstanding any other means by which the General Partner may provide any such notice to the Limited Partners, such notice requirement shall be deemed to have been satisfied upon the filing with the Securities and Exchange Commission by the Partnership of any amendment to this Agreement permitted under this Section 14.1.B as an exhibit to
(i) a registration statement filed by the Partnership under the Securities Act or (ii) any report or other document filed by the Partnership under the Exchange Act.

     C. Amendments Requiring Limited Partner Approval (Excluding the General Partner). Notwithstanding Section 14.1.A, without the Consent of the Outside Limited Partners, the General Partner shall not amend Section 4.2.A, Section 5.1.E, Section 7.1.A (second sentence only), Section 7.5, Section 7.6, Section 7.8, Section 7.11.B, Section 11.2, Section 13.1 (other than Section 13.1(iii) which can be amended only with a Consent of 90% of the Partnership Units (including Partnership Units held by the General Partner)), the last sentence of
Section 11.4.A (provided that no such amendment shall in any event adversely affect the rights of any lender who made a loan or who extended credit and received in connection therewith a Pledge of Units prior to the date such amendment is adopted unless, and only to the extent such lender consents thereto), this Section 14.1.C or Section 14.2.

     D. Other Amendments Requiring Certain Limited Partner
Approval. Notwithstanding anything in this Section 14.1 to the contrary, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner, or any Assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of Units, adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partner's interest, (ii) modify the limited liability of a Limited Partner, (iii) amend Section 7.11.A,
(iv) amend Article V or Article VI (except as permitted pursuant to Sections 4.2, 5.1.E, 5.4, 6.2 and 14.1(B)(3)), (v) amend Section 8.6 or any defined terms set forth in Article I that relate to the Redemption Right (except as permitted in Section 8.6.E), or (vi) amend Sections 11.3 or 11.5, or any additional restrictions from Section 11.6.E or amend Sections 14.1.B(4) or 14.1.D. This
Section 14.1.D does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

SECTION 14.2  MEETINGS OF THE PARTNERS

     A. General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven
(7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Limited Partners (including Limited Partnership Interests held by the General Partner) shall control.

     B. Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

     C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice thereof.

     D. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

                                   ARTICLE XV

                               GENERAL PROVISIONS

SECTION 15.1  ADDRESSES AND NOTICE

     Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address as the Partners shall notify the General Partner in writing.

SECTION 15.2  TITLES AND CAPTIONS

     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" "Sections" and "Exhibits" are to Articles, Sections and Exhibits of this Agreement.

SECTION 15.3  PRONOUNS AND PLURALS

     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

SECTION 15.4  FURTHER ACTION

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 15.5  BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 15.6  CREDITORS

     Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 15.7  WAIVER

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 15.8  COUNTERPARTS

     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

SECTION 15.9  APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 15.10  INVALIDITY OF PROVISIONS

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 15.11  POWER OF ATTORNEY

     A. General. Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

          (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

          (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

     Nothing contained in this Section 15.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

     B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 15.12  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

SECTION 15.13  NO RIGHTS AS SHAREHOLDERS

     Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees of the General Partner or any other matter.

SECTION 15.14  LIMITATION TO PRESERVE REIT STATUS

     To the extent that any amount paid or credited to the General Partner or any of its officers, trustees, employees or agents pursuant to Section 7.4 or
Section 7.7 would constitute gross income to the General Partner for purposes of
Section 856(c)(2) or 856(c)(3) of the Code (a "General Partner Payment") then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any fiscal year shall not exceed the lesser of:

          (i) an amount equal to the excess, if any, of (a) 4.20% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) though (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

          (ii) an amount equal to the excess, if any of (a) 25% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments); provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner's ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          EQUITY OFFICE PROPERTIES TRUST

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          LIMITED PARTNERS:

                                          By: Equity Office Properties Trust,
                                              as Attorney-in-Fact for the
                                              Limited Partners

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          For purposes of Section 8.6 hereof:
                                          EQUITY OFFICE PROPERTIES TRUST

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT A

                       PARTNERS AND PARTNERSHIP INTERESTS

                                                                    CLASS A AND CLASS B UNITS
                                                              -------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL     PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST (4)
                ---------------------------                   -----------   --------   ------------
GENERAL PARTNER:
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2200
Chicago, Illinois 60606

LIMITED PARTNERS:
TOTAL CLASS A AND CLASS B UNITS.............................                             100.00000%
                                                                                         =========

                                                                    SERIES A PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES A PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

                                                                    SERIES B PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES B PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

                                                                    SERIES C PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES C PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

NOTES:

(1) 194 Class A Units were cancelled to provide cash for fractional share amounts in connection with the merger of Beacon Properties Corporation into Equity Office Properties Trust on December 19, 1997.

(2) Beacon Partner

(3) Class B Units.

(4) For purposes of this calculation, the Class A Units and Class B Units are treated as one class. Of the aggregate Partnership Interests currently outstanding, the percentage of each class and series are as follows:

Class A and B Units (collectively)..........................          %
Series A Preferred Units....................................          %
Series B Preferred Units....................................          %
Series C Preferred Units....................................          %
                                                                100.00%

(5) Acquired in connection with acquisition of Palo Alto.

                                   EXHIBIT B

                          CAPITAL ACCOUNT MAINTENANCE

1.  Capital Accounts of the Partners

     A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with
Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof.

     B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv)(m)(4).

          (2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

          (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

          (5) In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

          (6) Any items specially allocated under Section 2 of Exhibit C to the Agreement hereof shall not be taken into account.

     C. A transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

     D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

          (2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

          (3) In accordance with Regulations Section 1.704-l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

          (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

     E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.  No Interest

     No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

3.  No Withdrawal

     No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII and XIII of the Agreement.

                                   EXHIBIT C

                            SPECIAL ALLOCATION RULES

1.  Special Allocation Rules.

     Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

     A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to
Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

     B. Partner Minimum Gain Chargeback.  Notwithstanding any other provision of
Section 6.1 of this Agreement or any other provisions of this Exhibit C (except
Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section
6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

     C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6),
and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     D. Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

     E. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

     F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

     G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent Exhibit E-1 with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2.  Allocations for Tax Purposes

     A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and
Section 1 of this Exhibit C.

     B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

          (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

          (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

          (2) (a) In the case of an Adjusted Property, such items shall

             (i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

             (ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

          (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of "book" gain or loss is allocated pursuant to
     Section 6.1 of the Agreement and Section 1 of this Exhibit C.

          (3) all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

     C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to the following, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners; provided that, to the extent that the General Partner has agreed to use a particular method with respect to a Contributed Property, the General Partner shall be bound by such agreement (including, without limitation, the agreements set forth in Exhibit E hereto) pursuant to the terms thereof. With respect to the Contributed Property transferred to the Partnership in connection with the Consolidation and the BRE/ Worldwide L.L.C. purchase, the Partnership shall elect to use the "traditional method" set forth in Treasury Regulation Section 1.704-3(b).

                                   EXHIBIT D

                              NOTICE OF REDEMPTION

     The undersigned hereby irrevocably (i) redeems ________ Partnership Units in EOP Operating Limited Partnership in accordance with the terms of the Agreement of Limited Partnership of EOP Operating Limited Partnership, as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:                                    Name of Limited Partner:
                                          --------------------------------------

                                          --------------------------------------
                                          (Signature of Limited Partner)

                                          --------------------------------------
                                          (Street Address)

                                          --------------------------------------
                                          (City)      (State)     (Zip Code)

                                          Signature Guaranteed by:

                                          --------------------------------------

IF SHARES ARE TO BE ISSUED, ISSUE TO:

Name:
     ---------------------------------------------------------------------------
Social Security or tax identifying number:
                                          --------------------------------------

                                   EXHIBIT E

                    PROTECTED PARTNERS AND PROTECTED AMOUNTS

PART I PROTECTED PARTNERS                   PROTECTED AMOUNT

PART II PROTECTED PARTNERS

     (1) Protected Amount is the Deficit Obligation or Indemnity Obligation, as applicable, as provided in the First Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-1.

     (2) Protected Amount is the Deficit Obligation or Indemnity Obligation, as applicable, as provided in the Second Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-2.

     (3) Protected Amount is the DRO Amount or any applicable Partner Contribution Amount, as defined in the Third Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-3.

     (4) Protected Amount is the Deficit Obligation as defined in the Prior Addendum, dated April 21, 1998, to the Original Partnership Agreement, as set forth in Exhibit E-4.

     (5) Protected Amount is as defined in the Tenth Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-5.

                                  EXHIBIT E-1

                                (CAP AGREEMENT)

BACKGROUND

     On September 2, 1997, pursuant to a closing under that certain Agreement for Contribution of Real Estate and Related Property dated as of August 1, 1997, by and among the Partnership, the General Partner, Columbus America Properties, L.L.C. ("CAP"), and certain members of CAP (the "Contribution Agreement"), CAP received 1,690,000 Class A Units, subject to adjustment as provided in the Contribution Agreement, (referred to as the "CAP Units"), in exchange for the office properties known as Texaco Center, LL&E Tower and 601 Tchoupitoulas Garage (collectively, the "CAP Properties"). In connection with the issuance of the CAP Units, the First Prior Amendment to the Original Partnership Agreement was executed, which set forth specific agreements regarding certain additional rights and obligations of CAP and which was later amended by the Sixth Prior Amendment to the Original Partnership Agreement. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-1 and not otherwise defined have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Notwithstanding any other provision in the Agreement to the contrary and in addition to (and not in lieu thereof) any and all other rights of CAP under the Agreement:

          (i) The holders of the CAP Units shall have the right at any time and from time to time, to exchange all or any number of such CAP Units at the request of such holder for Shares in the form required in Section 8.6.B(i) of the Agreement, but subject in all respects to the terms of a certain Registration Rights Agreement dated as of September 2, 1997, by and among the General Partner, CAP and the other signatories thereto; and

          (ii) CAP shall have the right, exercisable upon written notice to Partnership at any time and from time to time before the earlier to occur of (a) September 3, 2000, or (b) the date that CAP shall have either transferred or converted all of its CAP Units into Shares, to require the Partnership or the General Partner to acquire all, or any portion or portions, of the CAP Units at $29.00 per CAP Unit. The price for such CAP Units shall be paid by the Partnership or the General Partner in immediately available funds not less than five (5) days after receipt of such notice from CAP. The CAP Units shall be conveyed to the Partnership or the General Partner, as applicable, free and clear of all liens and encumbrances, other than those liens and encumbrances, if any, in favor of General Partner or Partnership. At the closing of the acquisition of the CAP Units by the Partnership or the General Partner, the parties shall execute instruments of assignment and conveyance in the form attached to the First Prior Amendment at "Exhibit B" and an amendment to the Agreement evidencing the assignment of the CAP Units to the Partnership, or the General Partner, as applicable, and the withdrawal of CAP as a Limited Partner of the Partnership.

     2. Notwithstanding any other provision of the First Prior Amendment (as amended by the Sixth Prior Amendment) or the Agreement to the contrary, upon liquidation of the Partnership, CAP shall be required to contribute to the Partnership the deficit balance in its Capital Account computed in accordance with Section 1.752-2(b)(1) and (2) of the Regulations, provided, however, that such contribution obligation shall not exceed $84,350,000 (the "Deficit Obligation"). CAP specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse CAP for such contribution. Irrespective of the balance in the Capital Account of CAP, CAP agrees to indemnify the Partnership and the General Partner to the extent that the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations. This indemnity obligation is intended to protect and hold the Partnership and the General Partner harmless for such recourse obligations without regard to obligations imposed on the General Partner under applicable state law or other contract provisions. This indemnity obligation shall be limited to $84,350,000 (the "Indemnity Obligation"). CAP hereby specifically waives any right of contribution from or subrogation against the General Partner or any other Partner and neither the Partnership nor any other Partner shall be required to contribute to or otherwise reimburse CAP with respect to such indemnity. Upon payment of such indemnity, CAP's Capital Account shall be credited with such payment only to the extent of any deficit in such Capital Account. Amounts paid to the Partnership pursuant to the Deficit Obligation or the Indemnity Obligation shall be used to satisfy the recourse obligations of the Partnership.

     CAP's Deficit Obligation and Indemnity Obligation shall not in the aggregate exceed $84,350,000 (subject to reduction as provided herein). In addition, the Deficit Obligation and the Indemnity Obligation shall be forever reduced to $6,350,000 immediately upon the first placing, after acquisition of the CAP Properties by the Partnership, of a non-recourse third party mortgage on the CAP Properties securing a third party non-recourse loan to the Partnership in an amount not less than $78,000,000.

     Upon the sale, redemption, conversion or other disposition of the CAP Units, the Deficit Obligation and the Indemnity Obligation of CAP under this provision shall terminate proportionately with the number of CAP Units sold, redeemed, converted or otherwise disposed of; provided, however, that a transferee of CAP may, in its sole discretion, assume the Deficit Obligation and/or the Indemnity Obligation of CAP and, in such event, the Deficit Obligation and the Indemnity Obligation shall be the obligations solely of such transferee (but CAP's obligation shall in all events be proportionately terminated as of the date of any such disposition of its interest in the Partnership). Nothing in this paragraph 2 shall in any way affect the sale, exchange, or conversion rights of CAP under the Agreement or under the First and Sixth Prior Amendments.

                                      E-1-2

                                  EXHIBIT E-2

                                (1120 AGREEMENT)

BACKGROUND

     On October 16, 1997, pursuant to a closing under that certain Contribution Agreement dated September 4, 1997, as amended, by and between the Partnership and 1120 20th Street Associates ("1120") (the "Contribution Agreement"), 1120 received 1,645,885 Class A Units, subject to adjustment as provided in the Contribution Agreement, (referred to as the "1120 Units") in exchange for the office property known as One Lafayette Centre, 1120 20th Street, N.W., Washington, D.C. (the "1120 Property"). In connection with the issuance of the 1120 Units, the Second Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of 1120, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-2 and not otherwise defined herein have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     Notwithstanding any other provision of the Agreement to the contrary, upon liquidation of the Partnership, 1120 shall be required to contribute to the Partnership the deficit balance in its Capital Account computed in accordance with Sections 1.752-2(b)(1) and (2) of the Regulations; provided, however, that such contribution obligation shall not exceed $14,000,000 (the "Deficit Obligation"). 1120 specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse 1120 for such contribution. Irrespective of the balance in the Capital Account of 1120, 1120 agrees to indemnify the Partnership and the General Partner to the extent that the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations. This indemnity obligation is intended to protect and hold the Partnership and the General Partner harmless for such recourse obligations without regard to obligations imposed on the General Partner under applicable state law or other contract provisions. This indemnity obligation shall be limited to $14,000,000 (the "Indemnity Obligation"). 1120 specifically waives any right of contribution from or subrogation against the General Partner or any other Partner and neither the Partnership nor any other Partner shall be required to contribute to or otherwise reimburse 1120 with respect to such indemnity. Upon payment of such indemnity, 1120's Capital Amount shall be credited with such payment only to the extent of any deficit in such Capital Account. Amounts paid to the Partnership pursuant to the Deficit Obligation or the Indemnity Obligation shall be used to satisfy the recourse obligations of the Partnership.

     Upon the sale, redemption, conversion or other disposition of the 1120 Units, the Deficit Obligation and the Indemnity Obligation of 1120 under this provision shall terminate; provided, however, a transferee of 1120 may, in its sole discretion, assume the Deficit Obligation and/or the Indemnity Obligation of 1120 and, in such event, the Deficit Obligation and the Indemnity Obligation shall be the obligation solely of such transferee (but 1120's obligation shall in all events be terminated as of the date of any disposition of its interest in the Partnership). Nothing herein shall in any way effect the sale, exchange or conversion rights of 1120 under the Agreement or under the Second Prior Amendment.

                                  EXHIBIT E-3

                           (WRIGHT RUNSTAD AGREEMENT)

BACKGROUND

     On December 16, 1997, (i) pursuant to a closing under that certain Contribution Agreement dated December 16, 1997, by and between the Partnership, WRAM (as defined below), WRH (as defined below) and certain other parties (the "Contribution Agreement") (a) Wright Runstad Asset Management L.P., a Washington limited partnership ("WRAM"), received 446,890 Class B Units in exchange for certain partnership interests ("Titleholder Interests") in Wright Runstad Properties L.P., a Delaware limited partnership (the "Titleholder") and (b) Wright Runstad Holdings L.P., a Washington limited partnership ("WRH"), received 2,168,810 Class B Units in exchange for certain Titleholder Interests; and (ii) pursuant to a closing under that certain Investment Agreement dated December 16, 1997, by and among the Partnership, Wright Runstad Associates Limited Partnership, a Washington limited partnership, ("WRALP"), H. Jon Runstad ("Runstad"), Douglas E. Norberg ("Norberg"), John F. Nordby ("Nordby"), and certain other parties (the "Investment Agreement"), Runstad, Norberg, and Nordby received, in the aggregate, 137,427 Class B Units in exchange for certain limited partnership interests in WRALP ("WRALP Interests"). WRAM and WRH are collectively referred to herein as the "Contributors." Runstad, Norberg, Nordby are collectively referred to herein as the "Principals." The Class B Units issued as described above are referred to herein as the WRP Units. Certain property owned by the Titleholder as described in the Contribution Agreement is referred to herein as the "WRP Property." In connection with the issuance of the WRP Units, the Third Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Contributors and the Principals, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-3 and not otherwise defined shall have the meanings assigned to them in the Agreement.

SPECIFIC AGREEMENTS

     1. Right to Assign. Notwithstanding any other provision of this Agreement or of the Third Prior Amendment, each Contributor shall have the right to assign all or any portion of its WRP Units, together with any and all other rights of such Contributor pursuant to the Third Prior Amendment and the Agreement, to one or more of the constituent partners or shareholders, members, partners, or beneficiaries of constituent partners of such Contributor on December 16, 1997, without the need for the consent of the General Partner or any Limited Partner and without being subject to the right of first refusal set forth in Section 11.3.A(a) of the Agreement, but in each case subject to the restrictions and conditions set forth in Sections 11.3.C, 11.3.D, 11.3.E, 11.6.E and 11.6.F of the Agreement. Upon the delivery of written notice of such an assignment to the General Partner, each assignee of WRP Units pursuant to the immediately preceding sentence shall be admitted to the Partnership as a Substituted Limited Partner owning the WRP Units so assigned and having all of the rights of a Limited Partner under the Agreement and the Third Prior Amendment, subject only to such assignee executing and delivering to the Partnership an acceptance of all of the terms and conditions of the Agreement and such other documents or instruments as the General Partner may reasonably require to effect such admission, in accordance with Section 11.4.B of the Agreement. Each permitted assignee of any of the WRP Units issued to a Contributor pursuant to the Contribution Agreement that is admitted as a Substituted Limited Partner in accordance with this Section 1 or Article XI of the Agreement, for so long as such Person owns any such WRP Units, is referred to herein as a "Contributor Limited Partner." Upon satisfaction of the condition described in the second sentence of this Section 1, the General Partner shall amend Exhibit A to the Agreement in the manner described in Section 11.4.C of the Agreement. For purposes of Section 8.6 of the Agreement, each Contributor Limited Partner which is a permitted assignee of a Contributor shall be entitled to exercise its right to require the Partnership to redeem all or any portion of the WRP Units assigned to it by such Contributor at any time.

     2. Adjustments to Carrying Values.

          (a) Upon the admission of the Contributors and the Principals to the Partnership and upon the distribution by the Partnership of the Cash Amount to either Contributor or to any Principal or any Contributor Limited Partner pursuant to the exercise of the Redemption Right with respect to the WRP Units held by such Contributor, Principal or Contributor Limited Partner, the Carrying Values of the Assets of the Partnership shall be adjusted in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement; provided, however, that in order to minimize the administrative burden associated with the adjustments required by this
     Section 2(a) in connection with the distribution of the Cash Amount to a Contributor, a Principal or a Contributor Limited Partner, the Partnership shall make the adjustments to the Carrying Values of the Partnership's Assets (and the resulting adjustments to the Capital Accounts of the Partners) only upon the happening of the most material event during the calendar year that is described in Section 1.D(2) of Exhibit B to the Agreement (the "Annual Adjustment"); and provided, further, that upon the distribution of the Cash Amount to a Contributor, a Principal or a Contributor Limited Partner or, at the option of the General Partner, upon the occurrence of any other event described in Section 1.D(2) of Exhibit B to the Agreement, that occurs during any year other than as of the date of the Annual Adjustment, the Partnership shall, at the time of such distribution, make adjustments to the Carrying Values of the Partnership's Assets in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement for purposes of adjusting the Capital Account of such Contributor, such Principal or such Contributor Limited Partner who has exercised his Redemption Right or such other affected Partner, but no such adjustments shall be necessary at such time with respect to the Capital Account balances of Partners who remain Partners through the date of the Annual Adjustment or are otherwise not directly affected by any such other event.

          (b) Any determination of the fair market value of Partnership assets pursuant to Section 1.D of Exhibit B to the Agreement (for purposes of calculating Unrealized Gain or Unrealized Loss), with respect to adjusting the Carrying Values of Partnership assets in connection with the exercise of Redemption Rights by a Contributor, any Principal or any Contributor Limited Partner shall be made by assuming that the aggregate fair market value of all Partnership assets is equal to the aggregate Cash Amount that would be distributed by the Partnership if all Partnership Units held by all Partners (including the General Partner) were redeemed in exchange for the Cash Amount with respect to each such Partnership Unit at such time, provided, however, such valuation methodology shall not be utilized for purposes of determining the fair market value of the Partnership's assets with respect to any such exercise of Redemption Rights in contemplation of an assignment by or reorganization of the Partnership for the benefit of creditors and any liquidation of the Partnership related thereto or following the filing by (or in contemplation of a filing) by the Partnership of a case under Title 11 of the U.S. Code.

     3. Allocations. Notwithstanding the provisions of Section 2.C of Exhibit C to the Agreement, for purposes of allocating items of income, gain, loss and deduction with respect to the WRP Property in the manner required by Section 704(c) of the Code, the Partnership shall employ, and shall cause any entity controlled by the Partnership which holds title to any of the WRP Property to employ, the "traditional method" as set forth in Regulation Section 1.704-3(b).

     4. Obligation to Restore Deficit Capital Account.

          (a) For purposes of this Section 4, the following terms shall have the meanings set forth below:

             (i) "DRO Amount" means (A) with respect to WRAM, $10,873,678, (B) with respect to WRH, $63,014,285 and (C) with respect to each Scheduled Assignee, the amount set forth opposite such Scheduled Assignee's name on Schedule 1 hereto.

             (ii) "Partner Contribution Agreement" means one or more agreements in favor of that certain partnership or those certain partnerships that are partners in WRH, which were executed concurrently with the Third Prior Amendment and have been assigned by such partnerships to

                                      E-3-2

        WRH, pursuant to which a Second-Tier Partner has agreed to make certain capital contributions to WRH on the terms and subject to the conditions set forth in such Partner Contribution Agreement.

             (iii) "Partner Contribution Amount" means, with respect to each Second-Tier Partner, the amount set forth opposite such Second-Tier Partner's name on Schedule 1 hereto, which amount is the amount of capital contributions agreed to be made by such Second-Tier Partner pursuant to the Partner Contribution Agreement to which he is a party.

             (iv) "Scheduled Assignee" means each permitted assignee of any of the WRP Units of either WRAM or WRH listed on Schedule 1 hereto and the successors and assigns of such Scheduled Assignee.

             (v) "Second-Tier Partners" means those persons listed on Schedule 1 to the Third Prior Amendment who are partners in certain general partnerships that are partners in WRH and who have executed and delivered one or more Partner Contribution Agreements.

          (b) Notwithstanding any other provisions of the Agreement, upon liquidation of the Partnership or upon the liquidation of the Partnership Interest of a Contributor or a Scheduled Assignee, each Contributor or Scheduled Assignee whose interest is being liquidated shall contribute to the Partnership, in accordance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, the deficit balance, if any, in its Capital Account, calculated after the allocation for such year of all items of Net Income, Net Losses, Gross Income and Unrealized Gain or Unrealized Loss allocated in accordance with Section 1.D of Exhibit B to the Agreement; provided, however, that in no event shall such contribution obligation for any Contributor or Scheduled Assignee exceed such Contributor's or Scheduled Assignee's DRO Amount. In addition, WRH assigned and conveyed to the Partnership, effective upon distribution of the WRP Units by WRH, all of WRH's rights under each Partner Contribution Agreement provided by a Second-Tier Partner; provided that in no event shall the contribution obligation pursuant to such Partner Contribution Agreement exceed such Second-Tier Partner's Partner Contribution Amount. The obligation pursuant to this Section 4(b) shall be for the benefit of the Partnership, the General Partner, the creditors of the Partnership or any other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or the General Partner in its capacity as the general partner of the Partnership and shall be enforceable by such parties. Each Contributor and Scheduled Assignee unconditionally and irrevocably waives any subrogation, reimbursement or similar rights to which it might otherwise be entitled as the result of its performance with respect to the obligation created pursuant to Section 4(b), whether such rights arise with respect to the Partnership, another Partner, or a third party; provided, however, that the General Partner shall in all events be entitled to enforce the contribution obligation of a Contributor or Scheduled Assignee undertaken pursuant to Section 4(b).

          (c) Notwithstanding the foregoing, in the event that the General Partner, pursuant to Section 8.6.B of the Agreement, elects to assume directly and satisfy a Redemption Right exercised by a Contributor or a Scheduled Assignee (a "Tendering Limited Partner"), the General Partner shall assume the obligation of the Tendering Limited Partner pursuant to
     Section 4(b) above with respect to the WRP Units transferred to the General Partner by such Tendering Limited Partner; provided, however, that if the adjustment to the Carrying Values of Partnership Assets and the related adjustments to the Capital Accounts of the Partners pursuant to Section 2 hereof and Section 1.D of Exhibit B to the Agreement that would have been undertaken pursuant to Section 2 hereof had the Partnership satisfied the Redemption Right exercised by such Tendering Limited Partner would have resulted in the Capital Account of the Tendering Limited Partner having a zero or positive balance, then, with respect to such WRP Units acquired from the Tendering Limited Partner, the General Partner shall have no obligation pursuant to Section 4(b) hereof with respect to a liquidation of the Partnership or a liquidation of the Partnership Interest reflected by such WRP Units that occurs more than twelve months following the acquisition of such WRP Units by the General Partner.

                                      E-3-3

          (d) In the event that the liquidation of the Partnership Interest of a Tendering Limited Partner, other than in connection with the liquidation of the Partnership, would trigger an obligation pursuant to Section 4(b) hereof to contribute an amount to the Partnership, then the Net Income of the Partnership for the portion of such year ending on the Specified Redemption Date with respect to such Tendering Limited Partner shall be specially allocated to such Tendering Limited Partner in the amount necessary to eliminate the deficit balance in its Capital Account remaining after all other adjustments for such year (including any adjustments made pursuant to Section 1.D of Exhibit B to the Agreement).

     5. Maintenance of Recourse Debt. The Partnership shall maintain unsecured liabilities as to which the creditor has recourse to the General Partner, including any such unsecured recourse liabilities (as to which the creditor has recourse to the General Partner in its capacity as General Partner) of any other entity that is allocable to the Partnership, in an aggregate amount not less than the amount necessary such that: (a) prior to the distribution by WRAM and WRH of WRP Units issued to them pursuant to the Contribution Agreement, the amount of Partnership recourse liabilities allocated to each of WRAM and WRH shall be not less than its DRO Amount; and (b) following the distribution by WRAM and WRH of WRP Units issued to them pursuant to the Contribution Agreement, the amount of Partnership recourse liabilities allocated directly or indirectly to all Scheduled Assignees and Second-Tier Partners shall be not less than the sum of their respective DRO Amounts and Partner Contribution Amounts. In making such determination, the Partnership shall take into account any and all allocations of Partnership recourse liabilities to other Partners by reason of any guarantees, indemnities, restoration obligations or other, similar arrangements with respect to any such Partners, and the liability by reason of any such Partner's status as a general partner of the Partnership.

     6. Amendments. Notwithstanding any provision in the Agreement to the contrary, the provisions hereof and of the Third Prior Amendment may be waived or amended or otherwise modified with the prior written consent of holders of more than fifty percent (50%) of the WRP Units at the time outstanding and without the consent of any other Limited Partner.

                                      E-3-4

                                   SCHEDULE 1

                  SCHEDULED ASSIGNEES AND SECOND-TIER PARTNERS

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Runstad, H. Jon.............................................       (4,254,441)
Grousemount Associates......................................       (1,770,549)
Norberg, Douglas E..........................................       (1,551,346)
Nordby, Jon F...............................................         (593,282)
WRAM Inc....................................................       (2,704,060)
Allsop Inc..................................................       (2,608,769)
Atkin, Jeffrey..............................................          (65,221)
Bacon, David L..............................................          (50,842)
Blumenthal, Herman..........................................         (130,441)
Brinsley, John L............................................          (50,843)
Carr, Nancy.................................................          (64,912)
Cleveland T.E...............................................          (65,222)
Crowl, John S...............................................         (130,445)
Danz, Fredric A.............................................         (608,394)
Dingfield, Brabara J........................................       (1,329,940)
Fischer, Robert W...........................................          (50,845)
Flynn, Frank................................................         (260,876)
Flynn, Michael T............................................       (2,420,379)
Foster, Thomas B............................................         (801,449)
Ganahl, Timothy H...........................................         (130,446)
Green, Mark S...............................................         (130,443)
Griffin, J. Michael.........................................         (130,444)
Grousemount Associates......................................       (7,372,126)
Hanson, Peter C.............................................          (65,220)
Heeseman, Tex...............................................          (50,845)
Helsell Partnership.........................................         (108,388)
Helsell, Robert M...........................................         (280,007)
Isham, Martha E.............................................         (183,943)
Kosmos, George C. Jr........................................         (282,280)
Leendersten, Howard V.......................................         (738,833)
Margulis, Valerie L.........................................         (426,318)
Morbeck, John P.............................................         (130,445)
Newell, Christopher A.......................................         (295,017)
Nolan, James L..............................................          (50,845)
Norberg, Douglas E..........................................       (3,518,589)
Nordby, Jon F...............................................       (2,720,052)
Pappas, Theodore R..........................................         (130,445)
Parker, Victor E............................................         (738,834)
Penny, John D. Jr...........................................         (130,442)
Phelps, Margaret P..........................................         (256,141)
Pigott, James C. Family PS..................................         (608,393)
Rozner, Evelyne and Griffin, Matthew J......................       (2,084,177)
Runstad, H. Jon.............................................      (10,800,978)
Scheumann, Theiline P.......................................       (2,401,958)
Schuchart Partnership.......................................       (9,286,144)
Schuchart, George S.........................................         (453,335)
Skinner, Jean Enerson.......................................         (130,443)

                                      E-3-5

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Stansbury, M.E..............................................          (65,220)
Stearns, Kathlyn............................................         (295,017)
Stroum, Cynthia.............................................         (565,070)
Stuart, E. Hadley Jr........................................       (1,825,169)
Stuart, Marian B............................................       (1,216,770)
Taber, Andrew J.............................................         (225,585)
Taylor, William C...........................................         (496,317)
Trainer, Stevens U..........................................       (1,033,889)
Wayte, Alan.................................................          (50,845)
Whalen, Jerome D............................................         (190,605)
Windhover Associates........................................         (125,384)
Wright Runstad & Company....................................         (729,314)
Wyckoff, Ann P..............................................       (1,192,385)
Wyckoff, Paul...............................................          (54,446)
Wyckoff-Dickey, Sheila......................................          (43,181)
Wyman, David C..............................................         (738,833)
Wyman, Polly R..............................................         (434,094)
Ackerman G.N................................................           (3,723)
Ahearne T...................................................           (2,241)
Aherne P.L..................................................           (5,247)
Anderson D..................................................           (2,685)
Alston C....................................................             (618)
Berg B.J....................................................           (4,744)
Blanchard J.T...............................................          (54,556)
Bohannon M..................................................           (2,051)
Brandeberry M.E.............................................          (17,141)
Bristol J.B.................................................             (750)
Butler D.V..................................................           (4,920)
Chapman F.L.................................................          (41,845)
Clark B.....................................................           (2,716)
Coffey B....................................................           (1,069)
Coulson E.R.................................................           (4,464)
Cullen J.J..................................................           (4,830)
Dean R......................................................             (758)
Diercks R.J.................................................          (63,006)
DIiJulio P.S................................................           (3,598)
Dixon T.E...................................................           (1,736)
Ehrlichman P.S..............................................          (21,820)
Ellis W.H...................................................           (3,525)
Erxleben W.C................................................           (1,755)
Filer T.J...................................................           (2,006)
Fluhrer G.E.................................................          (49,462)
Foreman L.L.................................................           (2,914)
Foster T.B..................................................         (139,362)
Gaffiney J.M................................................          (62,317)
Galloway J..................................................           (1,129)
Gleaves C...................................................           (3,066)
Graybeal L.E................................................           (2,638)
Hall, C.M...................................................          (93,138)
Hendrickson J...............................................           (3,209)

                                      E-3-6

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Hill G.R....................................................           (4,135)
Howorth D.B.................................................           (2,613)
Israel A.D..................................................          (13,854)
Jackson D.E.................................................           (3,120)
Keefe R.E...................................................          (92,690)
Keehnel S.K.................................................           (5,979)
Kennedy P.F.................................................          (22,914)
Koslow A....................................................             (759)
Lee L.N.....................................................           (2,365)
Loacker L.J.................................................           (5,671)
Mack G......................................................           (5,530)
Macleod J.W.................................................           (2,749)
Magnano M.J.................................................          (43,651)
Marcy D.E...................................................           (2,531)
Martin L.C..................................................           (3,080)
Matson D.D..................................................         (116,291)
Mcconaughy B.A..............................................           (4,758)
Mc Cullough J.C.............................................             (267)
Mellem R....................................................           (2,569)
Morrow A.J..................................................           (3,440)
Murray M.K..................................................          (14,101)
Myklebust R.A...............................................           (1,123)
Nielsen M.J.................................................             (180)
Noll J.B....................................................          (25,934)
Nomellini C.P...............................................          (57,947)
Palmer D.S..................................................          (50,680)
Pepper L.H..................................................          (42,303)
Prince D.R..................................................           (4,289)
Redman A.M..................................................          (41,769)
Rheaume W.J.................................................           (2,778)
Rieke P.V...................................................           (2,881)
Roberts K.E.................................................           (6,033)
Runstad J.M.................................................          (31,986)
Russell B.L.................................................           (5,855)
Sandler M.D.................................................           (6,704)
Schweet L.S.................................................           (1,200)
Seidel R....................................................           (1,262)
Serkin B.P..................................................           (1,794)
Silvey M....................................................           (3,025)
Spitzer H...................................................           (5,318)
Stansbury M.E...............................................           (9,304)
Stone V.R...................................................          (44,495)
Sweeney D.B.................................................           (3,833)
Thieme D....................................................           (2,631)
Tonkin W.G..................................................           (4,370)
Utevsky D...................................................           (5,089)
Vaska M.....................................................           (2,240)
Voorhees L.R................................................           (5,427)
Washburn J.T................................................           (2,868)
Whalen J.D..................................................          (80,770)

                                      E-3-7

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Whiteley K..................................................           (8,925)
Whitford J.P................................................          (15,963)
Wilson D.R..................................................           (6,527)
Winberry P.B................................................           (2,609)
Winter D.S..................................................           (3,114)
Wolfe C.R...................................................           (1,417)
Wright C.W..................................................           (3,295)
                                                                  -----------
Total.......................................................      (73,887,963)
                                                                  ===========

                                      E-3-8

                                  EXHIBIT E-4

                             (GALBREATH AGREEMENT)

BACKGROUND

     On April 21, 1998, Galbreath-Denver Limited Partnership, an Ohio limited partnership ("Galbreath") and 1560 Broadway Partnership, a Colorado general partnership ("Broadway") (collectively the "Additional Limited Partners") each was issued 1,684 Class B Units (referred to as the "Galbreath and Broadway Units"). In connection with the issuance of the Galbreath and Broadway Units, a Prior Addendum dated as of April 21, 1998, to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Additional Limited Partners, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-4 and not otherwise defined shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     Notwithstanding any other provision of the Agreement to the contrary, upon liquidation of the Partnership, each of the Additional Partners shall be required to contribute to the Partnership the deficit balance in such party's Capital Account computed in accordance with Sections 1.752-2(b)(1) and (2) of the Regulations; provided, however, that such contribution obligation shall not exceed the amount by which the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations and shall not exceed $4,154,000 with respect to Galbreath and the lesser of the deficit balance in Broadway's Capital Account in "owner" at the date of "closing" reduced by any income allocated to Broadway after the date of Closing or $10,500,000 with respect to Broadway (collectively, the "Deficit Obligation"). Each of the Additional Limited Partners specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse the Additional Limited Partners for such contributions. Upon payment of such Deficit Obligation, each Additional Limited Partner's Capital Account shall be credited with such payment. Amounts paid to the Partnership pursuant to the Deficit Obligation shall be used to satisfy the recourse obligations of the Partnership.

     Upon the sale, redemption, conversion or other disposition of the Galbreath and Broadway Units received by any Additional Limited Partner, the Deficit Obligation of such Additional Limited Partner shall be reduced in an amount equal to the percentage of the Galbreath and Broadway Units owned by such Additional Limited Partner which were sold, redeemed, converted or otherwise disposed of by such Additional Limited Partner, and upon the sale, redemption, conversion or other disposition of all the Galbreath and Broadway Units received by any Additional Limited Partner, the Deficit Obligation shall be terminated with respect to such Additional Limited Partner. Nothing in this Exhibit E-4 shall in any way effect the sale, exchange or conversion rights of the Additional Limited Partners under the Agreement or this Exhibit E-4.

     In the case of Galbreath only, certain partners of Galbreath shall execute and deliver to the Partnership, and the Partnership shall accept, a Guarantee in the form agreed to by such Galbreath partners and the Partnership.

                                  EXHIBIT E-5

                          (PALO ALTO SQUARE AGREEMENT)

BACKGROUND

     Pursuant to a closing under that certain Contribution Agreement dated September 28, 1999, by and between Palo Alto Square Limited Partnership, an Illinois limited partnership, ("Contributor") and the General Partner (the "Contribution Agreement"), Contributor was issued 1,012,623 Class B Units (referred to as the "Contributor Units") in exchange for certain real property interests described in the Contribution Agreement (the "Property"). Contributor has assigned the Contributor Units to the Equity Holders (as defined below). In connection with the issuance of Contributor Units, the Tenth Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Contributor and its constituent partners as set forth on Schedule 1 to such Tenth Prior Amendment (the "Equity Holders"), was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-5 and not otherwise defined shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Right to Assign. Notwithstanding any other provision of this Exhibit E-5 or of the Agreement, the Equity Holders shall have the right to assign all or any portion of their Contributor Units, together with any and all other rights of the Equity Holders pursuant to this Exhibit E-5 or the Agreement, to one or more of the constituent partners or shareholders, members, partners or beneficiaries of constituent partners of the Equity Holders as of October 1, 1999, whether direct or indirect, without the need for the consent of the General Partner or Limited Partners and without being subject to the right of first refusal set forth in Section 11.3.A(a) of the Agreement, but in each case subject to the restrictions and conditions set forth in Sections 11.3.C, 11.3.D, 11.3.E, 11.6.E and 11.6.F of the Agreement. Upon the delivery of written notice of such an assignment to the General Partner, each assignee of Contributor Units pursuant to the immediately preceding sentence shall be admitted to the Partnership as a Substituted Limited Partner owning the Contributor Units so assigned and having all of the rights of a Limited Partner under the Agreement and this Exhibit E-5, subject only to such assignee executing and delivering to the Partnership an acceptance of all of the terms and conditions of the Agreement and such other documents or instruments as the General Partner may reasonably require to effect such admission, in accordance with Section 11.4.B of the Agreement. Each permitted assignee of any of the Contributor Units, issued to the Contributor pursuant to the Contribution Agreement and subsequently transferred to the Equity Holders, that is admitted as a Substituted Limited Partner in accordance with this Section 1 or Article XI of the Agreement, for so long as such Person owns any such Contributor Units, is referred to in this Exhibit E-5 as an "Indirect Equity Holder." Upon satisfaction of the condition described in the second sentence of this Section 1, the General Partner shall amend Exhibit A to the Agreement in the manner described in Section 11.4.C of the Agreement. For purposes of Section 8.6 of the Agreement, each Equity Holder and Indirect Equity Holder shall be entitled to exercise its right to require the Partnership to redeem all or any portion of the Contributor Units assigned to it by an Equity Holder at any time on or after October 1, 1999.

     2. Adjustments to Carrying Values. (a) The Carrying Values of the Assets of the Partnership shall be adjusted in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement; provided, however, that in order to minimize the administrative burden associated with the adjustments required by this Section 2(a) in connection with the distribution of the Cash Amount to an Equity Holder or an Indirect Equity Holder, the Partnership shall make the adjustments to the Carrying Values of the Partnership's assets (and the resulting adjustments to the Capital Accounts of the Partners) only upon the happening of the most material event during the calendar year that is described in Section 1.D(2) of Exhibit B to the Agreement (the "Annual Adjustment") and; provided further that upon the distribution of the Cash Amount to an Equity Holder or an Indirect Equity Holder or, at the option of the General Partner, upon the occurrence of any other event described in Section 1.D(2) of Exhibit B to the Agreement, that occurs during any year other than as of the date of the Annual Adjustment, the Partnership shall, at the time of such distribution, make adjustments to the Carrying Values of the Partnership's assets in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement for purposes of adjusting the Capital Account of an Equity Holder, or such Indirect Equity Holder who has exercised his Redemption Right or such other affected Partner, but no such adjustments shall be necessary at such time with respect to the Capital Account balances of Partners who remain Partners through the date of the Annual Adjustment or are otherwise not directly affected by any such other event.

          (b) Any determination of the fair market value of Partnership assets pursuant to Section 1.D of Exhibit B to the Agreement (for purposes of calculating Unrealized Gain or, Unrealized Loss), with respect to adjusting the Carrying Values of Partnership assets in connection with the exercise of Redemption Rights by an Equity Holder or any Indirect Equity Holder shall be made by assuming that the aggregate fair market value of all Partnership assets is equal to the aggregate Cash Amount that would be distributed by the Partnership if all Partnership Units held by all Partners (including the General Partner) were redeemed in exchange for the Cash Amount with respect to each such Partnership Unit at such time, provided, however, such valuation methodology shall not be utilized for purposes of determining the fair market value of the Partnership's assets with respect to any such exercise of Redemption Rights in contemplation of an assignment by or reorganization of the Partnership for the benefit of creditors and any liquidation of the Partnership related thereto or following the filing by (or in contemplation of a filing) by the Partnership of a case under Title 11 of the U.S. Code.

     3. Allocations. Notwithstanding the provisions of Section 2.C of Exhibit C to the Agreement, for purposes of allocating, items of income, gain, loss and deduction with respect to the Property in the manner required by Section 704(c) of the Code, the Partnership shall employ, and shall cause any entity controlled by the Partnership which holds title to any of the Property to employ the "traditional method" as set forth in Regulation Section 1.704-3(b).

     4. Obligation to Restore Deficit Capital Accounts. (a) For purposes of this Section 4, the following terms shall have the meanings set forth below:

             (i) "Protected Amount" means, with respect to any Protected Partner, an amount equal to (i) the taxable gain, if any, that would be realized by such Protected Partner if such Partner were to dispose of its Partnership Interests for no consideration other than the release or deemed release of liabilities of the Partnership assumed by or otherwise allocable to such Partner under Code Section 752, as such hypothetical gain is determined from time to time, less (ii) such Partner's share of "qualified nonrecourse financing" as defined in Code Section 465(b)(6) and the Regulations thereunder, as such share is determined from time to time in accordance with Regulations Section 1.752-3(a). The Protected Amount allocable to any Protected Partner may be modified from time to time by an amendment to the Agreement or by execution of a written instrument by and between such Protected Partner and the General Partner, acting on behalf of the Partnership and without the prior written consent of any other Partner (whether or not Protected Partners).

             (ii) "Protected Partner(s)" means that or those Limited Partner(s) designated as Protected Partner(s) on Exhibit A attached to the Tenth Prior Amendment, as such designation may be modified from time to time by the General Partner, whether by express amendment to the Agreement or by execution of a written instrument by and between any Protected Partner(s) and the General Partner, acting on behalf of the Partnership and without the prior consent of other Limited Partners (whether or not Protected Partners). For purposes hereof, any successor, assignee, or transferee of Partnership Interests from a Protected Partner, which successor,

                                      E-5-2
        assignee or transferee determines its basis in such Units by reference to the basis of the predecessor, assignor or transferor Protected Partner, shall be considered a Protected Partner.

          (b) Notwithstanding any provision of the Partnership Agreement to the contrary (including, without limitation, the second sentence of Section
     13.3 of the Partnership Agreement), upon liquidation of the Partnership or upon the liquidation of the Partnership Interest of a Protected Partner, such Protected Partner whose interest is being liquidated shall contribute to the Partnership in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), the deficit balance, if any, in its Capital Account, calculated after the allocation for such year of all items of Net Income, Net Losses, Gross Income and Unrealized Gain or Unrealized Loss allocated in accordance with Section 6.1 of the Agreement, Section 1.D of Exhibit B to the Agreement, provided, however, that in no event shall such contribution obligation for any Protected Partner exceed such Protected Partner's Protected Amount. The obligation created pursuant to this Section 4(b) shall be for the benefit of the Partnership, the General Partner, the creditors of the Partnership or any other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or the General Partner in its capacity as general partner of the Partnership and shall be enforceable by such parties. Each Protected Partner unconditionally and irrevocably waives any subrogation, reimbursement or similar rights to which it might otherwise be entitled as the result of its performance with respect to the obligation pursuant to this Section 4(b), whether such rights arise with respect to the Partnership, another Partner of the Partnership or a third party; provided, however, that the General Partner shall in all events be entitled to enforce the contribution obligation of a Protected Partner undertaken pursuant to Section 4(b). Notwithstanding anything herein to the contrary, the obligation of a Protected Partner to contribute amounts pursuant to this paragraph shall continue in full force and effect in accordance with the terms hereof until one year following the transfer or other disposition by such Protected Partner of its Partnership Interests unless the Partnership and such Protected Partner agree otherwise. Unless expressly agreed by the Partnership and the affected holders of Contributor Units to the contrary in this or any other agreement, no holder of Contributor Units who is not a Protected Partner shall have any obligation to contribute amounts to the Partnership.

     5. Amendments. Notwithstanding any provision in the Agreement to the contrary, the provisions of the Tenth Prior Amendment may be waived or amended or otherwise modified with the prior written consent of holders (being either the Equity Holders and/or the Indirect Equity Holders) of more than seventy-five percent (75%) of the Contributor Units at the time outstanding and without the consent of any other Limited Partner.

                                      E-5-3

                                  EXHIBIT E-6

                            (CORNERSTONE AGREEMENT)

BACKGROUND

     In connection with the closing of the merger of Cornerstone Properties Limited Partnership ("Cornerstone Partnership") with and into the Partnership on
          , 2000, (the "Cornerstone Merger") pursuant to the Agreement and Plan of Merger, dated as of February 11, 2000, as amended, among the General Partner, the Partnership, Cornerstone Properties Inc. and Cornerstone Partnership (the "Merger Agreement"), certain former limited partners of Cornerstone Partnership who became Limited Partners as a result of the Cornerstone Merger (referred to as "Former Cornerstone Limited Partners") have elected to become Protected Partners and, as a group, the Former Cornerstone Limited Partners have been given the right to increase their Protected Amount after the closing of the Cornerstone Merger, subject to a specified aggregate dollar limitation. In addition, the Partnership and Cornerstone Partnership entered into certain other agreements with respect to tax matters that affect the Former Cornerstone Limited Partners. The specific agreements between the Partnership and Cornerstone Partnership with respect to these various matters are described below.

     All capitalized terms used and not otherwise defined in this Exhibit E-6 shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Election by Certain Former Cornerstone Limited Partners to Undertake Deficit Restoration Obligation. Each Former Cornerstone Limited Partner who, prior to the closing of the Cornerstone Merger, had entered into an agreement with Cornerstone Partnership to bear the economic risk of loss as to a portion of Cornerstone Partnership's recourse indebtedness by undertaking the obligation to restore a portion of its negative capital account balance upon liquidation of such Former Cornerstone Limited Partner's interest in Cornerstone Partnership was given the opportunity to become a Protected Partner with a Protected Amount in an amount equal to the maximum amount such Former Cornerstone Limited Partner was obligated to restore to Cornerstone Partnership immediately prior to the closing of the Cornerstone Merger; provided, however, that except as set forth in Paragraphs 2 and 3, below, no Former Cornerstone Limited Partner has the right to increase its Protected Amount following the Cornerstone Merger. The Former Cornerstone Limited Partners who have elected to become Protected Partners under such provision of the Merger Agreement, along with their specified Protected Amounts as of the closing of the Cornerstone Merger, are set forth on Schedule 1 to this Exhibit E-6.

     2. Election by Former Cornerstone Limited Partners to Increase Protected Amount. Notwithstanding the proviso in Paragraph 1, above, Former Cornerstone Limited Partners may, at any time following the Cornerstone Merger, elect to become Protected Partners and/or increase their Protected Amounts (as determined immediately prior to the Cornerstone Merger), as a group, by an aggregate amount of up to [$50 million, reduced by the amount of any increases to the amounts that such former limited partners of Cornerstone Partnership were obligated to restore to Cornerstone Partnership that occurred during the period commencing on February 11, 2000, and ending at the closing of the Cornerstone Merger/verify any increases and insert fixed sum at the time of the Merger].

     3. Effect of Other Agreements With Former Cornerstone Limited
Partners. Pursuant to the Merger Agreement, the Partnership assumed certain obligations of Cornerstone Partnership made pursuant to agreements that were listed as "tax protection agreements" on Schedule 2.18(j) to the Cornerstone Disclosure Letter, as defined in the Merger Agreement, a copy of which is attached as Schedule 2 to this Exhibit E-6 (the "Cornerstone Tax Protection Agreements"). To the extent that the Cornerstone Tax Protection Agreements included a right to enter into deficit restoration obligations with respect to Cornerstone Partnership, such Former Cornerstone Limited Partners who are beneficiaries of such Cornerstone Tax Protection Agreements are Protected Partners and have Protected Amounts as provided in the Cornerstone Tax Protection Agreements. Notwithstanding the limitations in Paragraphs 1 and 2 above, the Protected Partners who are beneficiaries of the Cornerstone Tax Protection Agreements shall have the right to increase their Protected Amounts if and to the extent provided in the applicable Cornerstone Tax Protection Agreement and the amount of any such increase shall not be taken into account in applying the limitation in Paragraph 2. The Former Cornerstone Limited Partners who are or have the right to become Protected Partners pursuant to the Cornerstone Tax Protection Agreements, along with their specified Protected Amounts (or the maximum Protected Amount that they are entitled to elect, as noted therein) are set forth on Schedule 3 to this Exhibit E-6.

     4. Request to Increase Amount of Deficit Restoration Obligation. The Partnership shall consider in good faith a request from a Former Cornerstone Limited Partner to become a Protected Partner and/or to increase its Protected Amount, as applicable, from time to time after the Cornerstone Merger if such Former Cornerstone Limited Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such increased Protected Amount, such Limited Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Former Cornerstone Limited Partner and its professional tax advisor to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Former Cornerstone Limited Partner's adjusted tax basis in its Partnership Interest and at-risk amount. In deciding whether or not to grant such a request, the Partnership shall be entitled to take into account all factors related to the Partnership, including, without limitation, the existing and anticipated debt structure of the Partnership, the tax situations of all other Partners, including the General Partner (individually and as a group), and the effect that granting such a request might have on their tax situation, and the anticipated long-term business needs of the Partnership. The Partnership's only obligation with respect to any such request from a Former Cornerstone Limited Partner pursuant to this Paragraph 4 shall be to act in good faith. In the event the Partnership fails to act in good faith with respect to any such request, the exclusive remedy of the Former Cornerstone Limited Partner who made such request shall be an action for specific performance, with no entitlement to monetary damages.


     5. Manner of Electing to Become a Protected Partner or To Increase Protected Amount. A Former Cornerstone Limited Partner who pursuant to the rights set forth under the other Paragraphs of this Exhibit E-6, wishes to become a Protected Partner or, if already a Protected Partner, to increase its Protected Amount, shall provide a written notice to the General Partner specifying the desired Protected Amount. If such election is made pursuant to Paragraph 2, such election shall become effective upon the receipt thereof by the General Partner unless (i) the General Partner determines that the limitation set forth in Paragraph 2 would be exceeded by reason of such election, or (ii) the General Partner reasonably determines, based on the advice of its tax advisors and after consulting with the Former Cornerstone Limited Partner and its tax advisors, that the amount specified in such Former Cornerstone Limited Partner's election substantially exceeds the amount necessary to cause such Former Cornerstone Limited Partner to be allocated sufficient Partnership liabilities under Section 752 of the Code (taking into account the effect of anticipated reductions in Partnership debt on such Former Cornerstone Limited Partner's allocable share of Partnership liabilities) to cover such Former Cornerstone Limited Partner's "negative tax capital account" and reasonably projected changes therein. If such election is pursuant to a Cornerstone Tax Protection Agreement, such election shall become effective upon the receipt thereof by the General Partner unless the General Partner reasonably determines, based on the advice of its tax advisors and after consulting with the Former Cornerstone Limited Partner and its tax advisor, that such Former Cornerstone Limited Partner does not have the right to undertake such election without the consent of the General Partner. If such election is not pursuant to Paragraph 2 or a Cornerstone Tax Protection Agreement (or such election does not become effective pursuant to the provisions of one of the two preceding sentences), such election shall be deemed to be a request pursuant to Paragraph 4 of this Exhibit E-6 and shall become effective only upon approval by the General Partner in accordance with the provisions of the Paragraph 4. Upon becoming effective, such election shall be irrevocable, cannot be


                                      E-6-2
reduced, and shall be binding upon successive transferees of the Former Cornerstone Limited Partner except as provided in Section 13.3 of the Agreement.

     6. No Obligation of the Partnership to Maintain Recourse
Debt. Notwithstanding any obligations of the Partnership referred to in this Exhibit E-6, the Partnership shall not be obligated to maintain any level of indebtedness that qualifies as a Recourse Liability or Partner Nonrecourse Debt in excess of the amounts otherwise specifically required to be maintained under the Cornerstone Tax Protection Agreements assumed by the Partnership pursuant to the Merger Agreement.

     7. Amendments of Exhibit E; Designation as Part II Protected Partners. All Protected Partners and their respective Protected Amounts as provided in this Exhibit E-6 shall be reflected on Exhibit E, which shall be amended from time to time as necessary to reflect any additional Protected Partners and/or increases in Protected Amounts made pursuant to paragraphs 2, 3, or 4, above. Former Cornerstone Partnership Limited Partners who are or become Protected Partners pursuant to the provisions of this Exhibit E-6 shall be designated on Exhibit E as Part II Protected Partners; provided, however, that any Former Cornerstone Limited Partner who is only obligated to restore a deficit in its capital account upon liquidation of the Partnership pursuant to a Cornerstone Tax Protection Agreement shall be designated on Exhibit E as a Part I Protected Partner.

     8. Section 704(c) Method. Notwithstanding Paragraph 2.C. of Exhibit C, the Partnership shall use the "traditional method" under Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to each property in which Cornerstone Partnership owns a direct or indirect interest at the time of the Cornerstone Merger (the "Cornerstone Properties") to take into account the Book-Tax Disparities as of the effective time of the Cornerstone Merger with respect to the Cornerstone Properties, with no "curative allocations" to offset the effect of the "ceiling rule," except to the extent that the Partnership expressly would be required to use a different method under a Cornerstone Tax Protection Agreement assumed by the Partnership pursuant to the Merger Agreement. The 704(c) Values of the Cornerstone Properties shall be as determined by agreement between Cornerstone Partnership and the Partnership prior to the effective time of the Cornerstone Merger, or in the absence of such agreement, as determined by the General Partner using such reasonable method of valuation as it shall adopt.

     9. Allocations of "Tier 3" Nonrecourse Liabilities Pursuant to Regulations
Section 1.752-3(a)(3). Unless, and only to the extent, expressly provided otherwise in the Cornerstone Tax Protection Agreements assumed by the Partnership pursuant to the Merger Agreement, and notwithstanding Section 6.1.C. of the Agreement, the Partnership shall determine in its reasonable discretion the method to be used for allocating "excess nonrecourse liabilities" of the Partnership pursuant to Regulations Section 1.752-3(a)(3) following the Cornerstone Merger, provided that (i) the Partnership shall not use with respect to the Former Cornerstone Limited Partners a method that is less favorable than the method used by the Partnership with respect to the other Limited Partners of the Partnership who are not parties to an express agreement specifying a particular method to be used for such purposes, and (ii) in the case of a Former Cornerstone Limited Partner who, prior to the Cornerstone Merger, had been specially allocated a portion of a Cornerstone Partnership nonrecourse liability secured by a property with respect to which such Cornerstone Partner has a built-in gain under Section 704(c) of the Code to take into account such Former Cornerstone Limited Partner's share of such built-in gain that was not taken into account in making the allocation of such liability by Cornerstone Partnership under Regulations Section 1.752-3(a)(2), the Partnership shall continue such method of allocating such liability following the Cornerstone Merger.

                                      E-6-3

                                  ATTACHMENT A

                           (SERIES A PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Partnership Agreement, set forth below are the terms and conditions of the Series A Preferred Units established and issued by the Partnership to the General Partner on December 19, 1997, in connection with the merger of Beacon Properties L.P. ("Beacon Partnership") with and into the Partnership (the "Beacon Partnership Merger"), in exchange for the then outstanding Series A Preferred Units of Beacon Partnership (all of which had been acquired by the General Partner as a result of the merger of Beacon Properties Corporation with and into the General Partner). All capitalized terms used in this Attachment and not otherwise defined shall have the meanings assigned in the Partnership Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series A Preferred Units, was established on December 19, 1997, on which date 8,000,0000 Series A Preferred Units were issued to the General Partner in the Beacon Partnership Merger.

     B. Rank. The Series A Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series A Preferred Units; (b) on a parity with the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series A Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series A Preferred Units.

     C. Distributions.

     (i) Pursuant to Section 5.1 of the Partnership Agreement, holders of Series A Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per unit). Such distributions shall be cumulative from the last date on which any distributions were paid with respect to the Series A Preferred Units of Beacon Partnership for which the Series A Preferred Units were exchanged in connection with the Beacon Partnership Merger and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Series A Preferred Unit Distribution Payment Date"). Any distribution payable on the Series A Preferred Units for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distributions on Series A Preferred Units shall be authorized or paid or set apart for payment at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (iii) Notwithstanding the foregoing, distributions with respect to the Series A Preferred Units will accrue whether or not the terms and provisions set forth in Section C.(ii) of this Attachment A at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable.

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series A Preferred Units, all distributions authorized upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series A Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership

Unit of Series A Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accrued distributions per Partnership Unit on the Series A Preferred Units and such other Partnership Interests (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

     (v) Except as provided in Section C.(iv) of this Attachment A, unless full cumulative distributions on the Series A Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series A Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series A Preferred Units as to distributions and upon liquidation).

     (vi) Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series A Preferred Units as described above. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable.


     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series A Preferred Units in accordance with Article VI of the Agreement.


     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $25.00 per Series A Preferred Unit, plus an amount equal to any accrued and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series A Preferred Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series A Preferred Units in the distribution of assets, then such assets shall be allocated among the Series A Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

     (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section E.

     F. Redemption. In connection with a redemption by the General Partner of any or all of the Series A Preferred Shares of the General Partner, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to redemption price of the Series A Preferred Shares to be redeemed and one Series A Preferred Unit shall be canceled with respect to each Series A Preferred Share so redeemed. From and after the date in which the Series A Preferred Shares are redeemed, any Series A Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease.

                                  ATTACHMENT B

                           (SERIES B PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series B Preferred Units established and issued by the Partnership on February 19, 1998, in connection with the issuance of Series B Preferred Shares by the General Partner. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series B Preferred Units was established on February 19, 1998, on which date 6,000,000 Series B Preferred Units were issued to the General Partner.

     B. Rank. The Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series B Preferred Units; (b) on a parity with the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units, and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series B Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series B Preferred Units.

     C. Distributions.

     (i) Pursuant to Section 5.1 of the Agreement, holders of Series B Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential cash distributions at the rate of 5.25% of the $50.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.625 per unit). Distributions (which term as used herein shall include liquidated damages, if any, payable pursuant to Section C.(vi) of this Attachment B) on the Series B Preferred Units shall be payable quarterly and be cumulative from the fifteenth day of each February, May, August and November or, if not a business day, the next succeeding business day (each, a "Series B Preferred Unit Distribution Payment Date"). Any distribution (including the initial distribution) payable on the Series B Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distribution on the Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.


     Notwithstanding the foregoing, distributions with respect to the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Units shall not bear interest, and holders of the Series B Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.


     (iii) Except as provided in Section C.(iv) of this Attachment B, if any Series B Preferred Units are outstanding, no distributions (other than in Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all past distribution periods and the then current distribution period, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership).

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per unit of Series B Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per unit on the Series B Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

     (v) Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series B Preferred Units as described above. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they first become payable.

     (vi) If the General Partner fails to maintain the effectiveness of the registration statement as required by the Registration Rights Agreement dated February 19, 1998 between the General Partner and Lehman Brothers Inc. (the "Registration Rights Agreement"), liquidated damages shall accumulate on the $50.00 liquidation preference of the Series B Preferred Units at a rate of 0.25% per annum (equivalent to a fixed annual amount of $0.125 per unit) with respect to the first quarter immediately following such failure and at a rate of 0.50% per annum (equivalent to a fixed annual amount of $0.25 per unit) with respect to the second quarter and all subsequent quarters following such failure ("Liquidated Damages").

     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Units in accordance with Article VI of the Agreement.

     E. Liquidation Preference.

     (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series B Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $50.00 per Series B Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series B Preferred Units as to liquidation rights.

     (ii) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series B Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series B Preferred Units in the distribution of assets, then the holders of such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

     (iv) None of a consolidation or merger of the Partnership with or into another entity, merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

     F. Redemption. In connection with redemption by the General Partner of any of its Series B Preferred Shares in accordance with the provisions of the Articles Supplementary to the Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland on February 19, 1998, establishing the Series B Preferred Shares (the "Articles Supplementary"), the Partnership shall provide cash to the General Partner for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary) and one Series B Preferred Unit shall be canceled with respect to each Series B Preferred Share so redeemed by the General Partner. From and after the Series B Preferred Share Redemption Date (as defined in the Articles Supplementary), any Series B Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

     G. Conversion.

     In connection with conversion into Shares of any Series B Preferred Shares in accordance with the provisions of the Articles Supplementary, the Partnership shall (i) issue to the General Partner a number of Class A Units equal to the number of Shares issued by the General Partner upon such conversion; and (ii) provide cash to the General Partner, if necessary, in an amount equal to the amount of cash paid by the General Partner upon conversion of any Series B Preferred Shares which would otherwise result in the issuance of fractional Shares. One Series B Preferred Unit, or any fraction thereof, shall be canceled with respect to each Series B Preferred Share, or any fraction thereof, so converted, and from and after such conversion, any Series B Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

                                  ATTACHMENT C

                           (SERIES C PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series C Preferred Units established and issued by the Partnership on December 14, 1998, in connection with issuance of Series C Preferred Shares by the General Partner. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series C Preferred Units was established on December 14, 1998, on which date 4,600,000 Series C Preferred Units were issued to the General Partner.


     B. Rank. The Series C Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series C Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series D Preferred Units, and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series C Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series C Preferred Units.


     C. Distributions.

     (i) Pursuant to Section 5.1 of the Agreement, holders of Series C Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 8 5/8% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.15625 per unit). Such distributions shall accumulate on a daily basis and be cumulative from the date of original issuance (December 8, 1998) and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Series C Preferred Unit Distribution Payment Date"), commencing March 15, 1999. Any distribution payable on the Series C Preferred Units for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distributions on Series C Preferred Units shall be authorized or paid or set apart for payment at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (iii) Notwithstanding the foregoing, distributions with respect to the Series C Preferred Units will accumulate whether or not the terms and provisions set forth in Section C.(ii) of this Attachment C at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units, all distributions authorized upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership Unit of Series C Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit on the Series C Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Preferred Units which may be in arrears.

     (v) Except as provided in Section C.(iv) of this Attachment C, unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation).

     (vi) Holders of the Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series C Preferred Units as described above. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series C Preferred Units which remains payable.

     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series C Preferred Units in accordance with Article VI of the Agreement.

     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series C Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $25.00 per Series C Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series C Preferred Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series C Preferred Units in the distribution of assets, then such assets shall be allocated among the Series C Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

     (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section E.

     F. Redemption. In connection with a redemption by the General Partner of any or all of the Series C Preferred Shares, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to redemption price of the Series C Preferred Shares to be redeemed and one

Series C Preferred Unit shall be canceled with respect to each Series C Preferred Share so redeemed. From and after the date in which the Series C Preferred Shares are redeemed, the Series C Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Units shall cease.

                                  ATTACHMENT D

                           (SERIES D PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Partnership Agreement, set forth below are the terms and conditions of the Series D Preferred Units hereby established that will be issued by the Partnership to Cornerstone
Properties Inc. on           , 2000, in connection with the merger of
Cornerstone Properties Limited Partnership ("Cornerstone Partnership") with and into the Partnership (the "Cornerstone Partnership Merger"), in exchange for the then outstanding Series A Cumulative Convertible Preferred Units of Cornerstone Partnership (all of which will be acquired by the General Partner in the merger of Cornerstone Properties Inc. with and into General Partner (the "REIT Merger") immediately following the Cornerstone Partnership Merger). All capitalized terms used in this Attachment and not otherwise defined shall have the meanings assigned in the Partnership Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series D 7.0% cumulative Convertible Preferred Units (the "Series D Preferred Units") is hereby established. The number of Series D Partnership Units shall be 3,030,303.


     B. Rank. The Series D Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series D Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series D Preferred Units (each referred to as "Parity Preferred Units"); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series D Preferred Units.


     C. Distributions.


     Pursuant to Section 5.1 of the Partnership Agreement, holders of Series D Preferred Units will be entitled to receive, out of Available Cash, cash distributions at the rate of 7% per annum on the $16.50 liquidation preference.
Such distributions shall be cumulative from June   , 2000, and will be payable
annually on August 4 of each year (the "Series D Preferred Unit Distribution Payment Date"). Distributions will be payable, in arrears, to holders of record of Series D Preferred Units as they appear on the books of the Partnership on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the General Partner. The amount of distributions payable for the initial distribution period or any period shorter or longer than a full distribution period shall be calculated on the basis of a 360-day year of twelve 30-day months. No distributions may be declared or paid or set apart for payment on any Parity Partnership Preferred Units with regard to the payment of distributions unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Units like distributions for all distribution payment periods of the Series D Preferred Units ending on or before the distribution payment date of such Parity Partnership Preferred Units, ratably in proportion to the respective amounts of distributions (x) accumulated and unpaid or payable on such Series D Preferred Units on the one hand, and (y) accumulated and unpaid through the distribution payment period or periods of the Series D Preferred Units next preceding such distribution payment date, on the other hand.


     Except as set forth in the preceding sentence, unless full cumulative distributions on the Series D Preferred Units have been paid, no distributions may be paid or declared and set aside for payment or other distribution made upon the Class A Units, Class B Units or on any other Partnership Units ranking junior to or on a parity with the Series D Preferred Units as to distributions, nor any Class A Units, Class B Units, or any other Partnership Units ranking junior to or on a parity with the Series D Preferred Units as to distributions, may be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any Units or other Partnership Interests); provided, however, that any moneys therefore deposited in any sinking fund with respect to any Partnership Unit in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Partnership Unit in accordance with the terms of such sinking fund, regardless of whether, at the time of such application full cumulative distributions upon Series D Preferred Units outstanding to the last distribution payment date shall have been paid or declared and set apart for payment) by the Partnership; provided that any such junior Partnership Units may be converted into or exchanged for Partnership Units ranking junior to the Series D Preferred Units as to distributions, and, provided, further, that any such Partnership Units or Parity Partnership Preferred Units or Partnership Units may be issued by the Partnership to the General Partner in connection with a purchase of any corresponding share of beneficial interest issued by the General Partner to preserve the General Partner Entity's status as a real estate trust.

     D. Allocations.

     Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among the holders of Series D Preferred Units in accordance with Article VI of the Partnership Agreement.

     E. Liquidation Preference.

     The Series D Preferred Units shall rank, as to liquidation, dissolution or winding up of the Partnership, prior to Class A Units and Class B Units and any other class of Partnership Units of the Partnership ranking junior to Series D Preferred Units as to rights upon liquidation, dissolution or winding up of the Partnership, so that in the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, the holders of the Series D Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of Class A Units, Class B Units or any other such junior Partnership Units, an amount equal to $16.50 per unit (the "Liquidation Preference" of a Series D Preferred Units) plus an amount equal to all distributions(whether or not earned or declared) accrued and accumulated and unpaid on the Series D Preferred Units to the date of final distribution. The holders of the Series D Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units of the Partnership ranking senior to the Series D Preferred Units as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such distributions, the holders of Series D Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Parity Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the Proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such units if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

     F. Conversion.


     Each Series D Preferred Unit shall be convertible at any time, at the election of the holders thereof, into a Class A Unit. In the event that the REIT Merger is consummated and the Series A Cumulative Convertible Preferred Stock of Cornerstone Properties Inc. is extinguished in connection therewith, the Series D Preferred Units shall automatically be converted into a number of Class A Units equal to the product of (i) the number of Series D Preferred Units outstanding at such time, multiplied by (ii) 0.7009.


     G. Value.

     For purposes of the definition of Deemed value of Partnership Interest, the Value on any date of the Series D Preferred Units shall be the greater of (i) the Value of a Common Share of the General Partner on such date or (ii) the Liquidation Preference of such Series D Preferred Unit.

     H. Voting Rights.

     The holders of Series D Preferred Units shall have no voting rights whatsoever, except for (i) any voting rights to which they may be entitled under the laws of the State of Delaware and (ii) as follows:


          So long as any Series D Partnership Preferred Units remain outstanding, the consent of the holders of at least two-thirds of the Series D Preferred Units outstanding at the time and all other classes or series of Partnership Preferred Units upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:


             (i) the issuance or increase of any class or series of Partnership Units ranking senior to the Series D Preferred Units; or

             (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of this Agreement, (including this Attachment or any provision hereof) that would materially and adversely affect any power, preference, or special right of the Series D Preferred Units or of the holders thereof;

    provided, however, that any increase in the number of any class or series of Partnership Units or the creation and issuance of other classes or series of Partnership Units, in each case ranking on a parity with or junior to the Series D Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.